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                                                     EXHIBIT 10(ii)








                     MASTER LEASE AGREEMENT

                 Dated as of December 29, 1998

                            Between
              WACHOVIA CAPITAL INVESTMENTS, INC.,
                         as the Lessor,

                              and

                  AMERICAN FREIGHTWAYS, INC.,
                         as the Lessee

                       TABLE OF CONTENTS

                                                             PAGE


Section 1.     Certain Defined Terms and Accounting
               Matters                                          1

Section 2.     Lease of Facilities                              2

Section 3.     Payments                                         4
               (a)  Interim Rent                                4
               (b)  Basic Rent                                  5
               (c)  Final Rent Payment or Completion
                    Costs Payment                               6
               (d)  Supplemental Rent                           6
               (e)  Computations                                7
               (f)  No Offsets                                  7
               (g)  Taxes                                       8
               (h)  Payments to the Lessor                     11
               (i)  Default Rate                               11

Section 4.     Commitment                                      11
               (a)  Advances                                   11
               (b)  Fundings of Advances                       12
               (c)  Changes of Commitment                      12
               (d)  Fees                                       12
               (e)  Funding Office                             13

Section 5.     Agency Agreement                                13

Section 6.     Title to Remain in the Lessor                   13

Section 7.     Maintenance of the Facilities; Operations       13

Section 8.     Modifications                                   15

Section 9.     Further Assurances                              16

Section 10.    Compliance with Governmental Requirements
               and Insurance Requirements: Related
               Contracts                                       16

Section 11.    Condition and Use of Facilities; Quiet Enjoyment17

Section 12.    Liens                                           19

Section 13.    Permitted Contests                              19

Section 14.    Insurance, etc Regarding the Facilities         20

Section 15.    Termination; Cancellation; Purchase
               Option                                          22

Section 16.    Transfer of Title on Removal of Facilities;
               Expenses of Transfer                            27

Section 17.    Events of Default and Remedies                  29

Section 18.    Reserved                                        35

Section 19.    Inspection; Right to Enter Premises of
               the Lessee                                      35

Section 20.    Right to Perform the Lessee's Covenants         35

Section 21.    Participation by Co-Lessees or Sublessees;
               Participations by Lessor                        36

Section 22.    Notices                                         37

Section 23.    Amendments and Waivers                          38

Section 24.    Severability                                    38

Section 25.    Federal Income Tax Considerations               38

Section 26.    Other Provisions                                38
               (a)  Change in Location of Collateral
                    or the Lessee                              40
               (b)  Sale, Disposition or Encumbrance of
                    Collateral                                 40
               (c)  Proceeds of Collateral                     40
               (d)  Further Assurances                         41
               (e)  Collateral Attached to Other Property      41
               (f)  Secured Amount                             41
               (g)  Mortgage Remedies                          41

Section 27.    Yield Protection and Illegality                 41
               (a)  Basis for Determining Rent Inadequate
                    or Unfair                                  41
               (b)  Illegality                                 42
               (c)  Increased Cost and Reduced Return          43
               (d)  Payments and Computations                  45
               (e)  Compensation                               45
               (f)  Base Rate Substituted for Adjusted
                    LIBO Rate                                  46

Section 28.    Conditions Precedent                            46
               (a)  Closing; Conditions Precedent to
                    Effectiveness of this Lease                46
               (b)  Conditions to Commencement of Lease
                    for each Facility                          47

               (c)  Conditions to Initial and Subsequent
                    Advances                                   49

Section 29.    The Lessee's Representations and
               Warranties                                      50
               (a)  Corporate Existence and Power              50
               (b)  Corporate and Governmental Authorization   50
               (c)  Binding Effect                             51
               (d)  Financial Information                      51
               (e)  No Litigation                              51
               (f)  ERISA                                      51
               (g)  Compliance with Laws; Payment of Taxes     52
               (h)  Investment Company Act                     52
               (i)  Public Utility Holding Company Act         52
               (j)  Ownership of Property                      52
               (k)  No Default                                 52
               (l)  Full Disclosure                            53
               (m)  Environmental Matters                      53
               (n)  Use of Proceeds; Margin Stock              55
               (o)  Insolvency                                 56
               (p)  Subsidiaries                               56
               (q)  Year 2000 Compliance                       56
               (r)  Facility Plan                              57

Section 30.    Covenants                                       57
               (a)  Company Debt                               57
               (b)  Subsidiary Debt                            57
               (c)  Fixed Charge Ratio                         58
               (d)  Current Ratio                              58
               (e)  Dividend Limitation                        58
               (f)  Merger and Sales of Assets                 59
               (g)  Capital Expenditures                       59
               (h)  Financial Statements                       59
               (i)  Maintenance and Inspection of Property,
                    Books and Records                          62
               (j)  Use of Proceeds                            62
               (k)  Compliance with Laws, Etc.                 63
               (l)  Maintenance of Property                    63
               (m)  Environmental Notices                      63
               (n)  Environmental Matters                      63
               (o)  Environmental Release                      63
               (p)  Further Assurances                         63
               (q)  Encroachments                              64
               (r)  Liens, Etc. on the Facilities              64
               (s)  Hart-Scott-Rodino Act Compliance           64
               (t)  Year 2000 Compliance                       64

Section 31.    Miscellaneous                                   64
               (a)  Entire Agreement                           64
               (b)  Interpretation                             64

               (c)  Governing Law; Submission to
                    Jurisdiction                               65
               (d)  No Third Party Beneficiaries               65
               (e)  Counterparts                               65
               (f)  Waiver of Jury Trial                       65
               (g)  Invalidity                                 65
               (h)  Usury                                      65
               (i)  Time of the Essence                        67
               (j)  Indemnification                            67
               (k)  Confidentiality                            71
               (l)  No Waiver; Remedies                        72
               (m)  Right of Set-Off                           72
               (n)  References                                 72
               (o)  Successors; Survivals                      72
               (p)  Captions                                   72
               (q)  Characterization                           73

Schedule 1(a)       Defined Terms                              76

Schedule 1(b)       Pricing Schedule                          104

Schedule 14         Insurance Requirements                    106

Schedule 29(m)      Environmental Matters                     110

Schedule 29(q)      Subsidiaries                              111

Schedule 30(b)      Subsidiary Debt                           112

EXHIBIT A           ACQUISITION, AGENCY, INDEMNITY AND
                    SUPPORT AGREEMENT                         113

EXHIBIT B           LEASE SUPPLEMENT                          133

EXHIBIT C-1         FORM OF LEGAL OPINION OF COUNSEL
                    TO THE LESSEE AND THE GUARANTOR           141

EXHIBIT C-2         FORM OF LEGAL OPINION OF LOCAL COUNSEL
                    TO THE LESSEE                             145

EXHIBIT D           OFFICER'S CERTIFICATE - FINANCIAL         148

EXHIBIT E           GUARANTY                                  151

EXHIBIT F           ADVANCE NOTICE                            157

                     MASTER LEASE AGREEMENT

     This Master Lease Agreement dated as of December 29, 1998, (as the same may be amended, modified or supplemented from time to time, this "Lease") is between WACHOVIA CAPITAL INVESTMENTS, INC., a Georgia corporation (together with its successors and permitted assigns, the "Lessor"), and AMERICAN FREIGHTWAYS, INC., an Arkansas corporation (together with its successors and permitted assigns, the "Lessee").

                            RECITALS
                            --------
     WHEREAS, the Lessor has agreed to acquire fee simple title to or a ground lease of certain Real Property to be described in Lease Supplements (each parcel of Real Property at a particular location described in a Lease Supplement being an "Applicable Site"), together with existing improvements thereon, and all appurtenances thereto and pursuant to the Agency Agreement has agreed to renovate and improve existing Improvements and/or to construct certain Improvements on each Applicable Site in accordance with the Facility Plan pertaining to such Applicable Site in order to create a Facility on each such Applicable Site; and

     WHEREAS, subject to the terms and conditions of this Lease, the Lessee desires to lease from the Lessor each Facility on each Applicable Site, consisting of such Applicable Site and such enhancements and Improvements thereon, beginning on the Lease Commencement Date for such Facility, for the purpose of occupying and using such Facility in accordance with the terms and conditions set forth in this Lease; and

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Lessor and the Lessee agree as follows:

     Section 1.     Certain Defined Terms and Accounting Matters.

          (a) In this lease, the terms "Lease," "Lessee," and "Lessor," shall have the meanings indicated above.

          (b) As used in this Lease, all other capitalized terms shall have the meanings assigned such terms in Schedule 1(a) attached hereto and by reference made a part hereof.

          (c) Accounting Terms and Determinations. Unless otherwise specified herein, all terms of an accounting character used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with

GAAP, applied on a basis consistent (except for changes concurred in by the Guarantor's independent public accountants or otherwise required by a change in GAAP) with the most recent audited consolidated financial statements of the Guarantor and its Consolidated Subsidiaries delivered to the Lessor unless with respect to any such change concurred in by the Guarantor's independent public accountants or required by GAAP, in determining compliance with any of the provisions of this Lease or any of the other Operative Documents: (a) the Guarantor shall have objected to determining such compliance on such basis at the time of delivery of such financial statements, or (b) the Lessor shall so object in writing within 30 days after the delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 30(h) of the Lease, shall mean the financial statements referred to in Section 29(d)).

          Section 2.     Lease of Facilities.

               (a) During the term of and subject to the terms and conditions of this Lease, the Lessor hereby leases to the Lessee, and the Lessee hereby leases from the Lessor, each Facility for the Lease Term for such Facility to be used (i) to cause Completion to occur for each Facility and otherwise used as provided in the Agency Agreement until the Facility Completion Date for such Facility and (ii) for and only for a Permitted Use with respect to the portion of the Lease Term surviving the Facility Completion Date for such Facility.

               (b) Unless earlier terminated in accordance with the other provisions hereof, including without limitation, Sections 15 and
17, this Lease shall terminate as to each Facility on the Scheduled
Lease Termination Date for such Facility.   The Lessee, on any day
that is not less than 3 months and no more than 6 months prior to the then current Scheduled Lease Termination Date may request in writing to the Lessor the extension of the Scheduled Lease
Termination Date for any Facility for up to an additional 5 years expiring on or before the 5th year anniversary of the original
Scheduled Lease Termination Date for such Facility. If the Lessor shall consent in its sole discretion (and such consent may be conditioned on such additional terms and conditions as the Lessor, acting in its sole discretion, may require (which terms may include, without limitation, a modification of the rate used for calculation of Basic Rent), provided that no such documentation or additional terms shall impose any additional liability on the Lessor) to such extension in writing, the then current Scheduled
Lease Termination Date for any Facility shall be extended to the date requested by the Lessor which date shall be on or prior to (as requested by the

Lessee) the 5 year anniversary of the original
Scheduled Lease Termination Date for such Facility. The failure of the Lessor to consent to such extension on or before 90 days prior to the then Scheduled Lease Termination Date for any Facility shall be deemed to constitute the refusal of the Lessor to consent to any such extension. Any such extension shall be effective upon the execution of documentation evidencing the same (which the Lessor agrees to execute promptly upon request of the Lessee if the Lessor's consent to such extension is to be given pursuant hereto), and containing such additional terms and conditions as the Lessor has required.

     (c) In the event it is determined at any time that the term of this Lease will not be extended beyond the original Scheduled Lease Termination Date for any Facility, or if a Non-Completion Event occurs with respect to any Facility, the Lessee shall give to the Lessor written notice as provided below specifying its election as to which of the options under Section 15(a)(ii) of this Lease the Lessee intends to exercise upon the applicable Scheduled Lease Termination Date for such Facility:

          (i) if the Scheduled Lease Termination Date for any Facility is not to be extended because of a refusal to extend the Scheduled Lease Termination Date pursuant to the foregoing, then the Lessee shall give the Lessor notice of such election within 30 days of the earlier to occur of (A) the date the Lessee receives written notice of refusal or (B) the date of such deemed refusal pursuant to the foregoing;

          (ii) if the Scheduled Lease Termination Date is not to be extended because the Lessee chooses not to request such extension, the Lessee shall give the Lessor notice of such election on any date that is not less than 3 months and no more than 6 months prior to the then current Scheduled Lease Termination Date; and

          (iii) if the Lessor declares a Non-Completion Event, the Lessee shall give the Lessor notice of such election within 5 Business Days of the date the Lessee receives written notice of the Lessor's declaration of a Non-Completion Event.

     (d) In the event the Lessee fails to give timely written notice of such election for any Facility to the Lessor on or before the dates herein provided, the Lessee shall be deemed to have elected to purchase such Facility on the Scheduled Lease Termination Date for the Purchase Price for such Facility. Such election will be consummated upon the Scheduled Lease Termination Date for such Facility unless the Lessee thereafter elects to exercise its option under Section 15(c) of this Lease or a Cancellation Event occurs.

     (e) If a Cancellation Event occurs, the Lessee shall give to the Lessor written notice within 2 Business Days which of the options under Section 15(b)(ii) of this Lease the Lessee intends to exercise, which option must be exercised for all, and not less than all, of the Facilities, upon the Lease Termination Date. In the event the Lessee fails to give timely written notice to the Lessor on or before the date herein provided, the Lessee shall be deemed to have elected to purchase all Facilities on the Lease Termination Date for the Purchase Price for all Facilities.

          Section 3.     Payments.

               (a)  Interim Rent.   For each Facility, during the period
commencing on the Facility Commencement Date and ending on the Facility Completion Date for such Facility, Interim Rent with respect to such Facility shall accrue in an amount equal to the sum of (i) the outstanding Facility Cost during each Interim Rental
Period times a rate per annum equal to the sum of the Adjusted LIBO
Rate prevailing on the first day of such Interim Rental Period plus the Applicable Margin and (ii) during the Construction Period, a fee (the component of Interim Rent computed pursuant to this clause
(ii) being the "Commitment Fee") on the amount of the unused
Commitment at a rate equal to the Commitment Fee Rate determined by reference to the Pricing Schedule, times the amount of the unused Commitment; provided, that (x) if the Lessee notifies the Lessor at least 3 Business Days prior to the commencement of any Interim
Rental Period that it desires for Interim Rent during such Interim Rental Period to accrue based on the Base Rate, then for such Interim Rental Period, Interim Rent shall instead be determined on the basis of the Base Rate plus the Applicable Margin, and (y) if there is less than one month remaining after the end of any Interim Rental Period until the Facility Completion Date for such Facility, Interim Rent for the final Interim Rental Period shall instead be determined on the basis of the Base Rate plus the Applicable
Margin.  As provided in Section 27(e), in the event any Facility
Cost on which Rent accrued based on the Adjusted LIBO Rate is prepaid other than on the last day of the Interim Rental Period with respect thereto (including by reason of the occurrence of a Lease Termination Date for any reason), the Lessee shall compensate the Lessor for any funding losses incurred by it as a result of such prepayment. On the Facility Completion Date for each Facility, all Soft Costs incurred and Interim Rent accrued during the period from the Facility Commencement Date through the Facility Completion
Date for such Facility shall be capitalized and added to Facility
Cost for such Facility; provided, that in no event shall the aggregate Facility Cost for all Facilities (including all Capitalized Expenses) exceed the Commitment, and to the extent any such capitalization of Soft Costs or Interim Rent would cause the aggregate Facility Cost for all Facilities to exceed the Commitment, the amount of the excess shall be payable to the Lessor on the Facility Completion Date on which such excess occurs.

               (b)  Basic Rent.

                    (i)  Floating Rate Payment Without Election;
     Election and Election Period. For each Facility, if the Lessee has not made an Election within the Election Period pursuant to the provisions and requirements of this Section 3(b)(i), after the Facility Completion Date for each Facility, the Lessee's Basic Rent during the Lease Term for such Facility shall be payable for each Rental Period in arrears on the Rent Payment Date for such Rental Period in an amount equal to an amount accruing on the Unrecovered Facility Cost as to such Facility at the Floating Rate for such Rental Period (the "Floating Rate Payment"). As provided in Section 27(e), in the event any amount of Facility Cost based on the Adjusted LIBO Rate is prepaid other than on the last day of the Rental Period with respect thereto (including by reason of the occurrence of a Lease Termination Date for any reason), the Lessee shall compensate the Lessor for any funding losses incurred by it as a result of such prepayment. Annex "C" to each Lease Supplement sets forth the Estimated Residual as to the Facility to which such Lease Supplement relates, as of the end of each Rental Period, based upon an Approved Appraisal pursuant to the Agency Agreement, and the Non-Recourse Amount for such Facility. With respect to any Facility as to which the aggregate Facility Cost is at least $2,000,000 (or such lesser amount to which the Lessor may agree), the Lessee shall have the option to convert the Basic Rent for such Facility within the Election Period from a Floating Rate Payment basis to a Fixed Rate Payment basis (any exercise of such option pursuant to the provisions and requirements of this Section 3(b)(i) for any Facility being an "Election" for such Facility). The "Election Period" with respect to each Facility shall commence on the Facility Commencement Date for such Facility and terminate on the Facility Completion Date therefor. Each Election shall be made by written notice received not less than 7 days prior to the effective date of such Election (and not less than 7 days prior to the end of the relevant Election Period).

                    (ii) Fixed Rate Payment With Election. For each Facility, if the Lessee has made an Election within the Election Period pursuant to the provisions and requirements of Section 3(b)(i), after the Facility Completion Date for each Facility, the Lessee's Basic Rent during the Lease Term for such Facility shall be payable for each Rental Period in arrears on the Rent Payment Date for such Rental Period in an amount equal to the sum of (A) the Scheduled Payment as to such Facility for such Rental Period plus (B) an amount accruing on the Unrecovered Facility Cost as to such Facility at the Fixed Rate for such Rental Period (the "Fixed Rate Payment").

               (c) Final Rent Payment or Completion Costs Payment. In addition to Interim Rent Basic Rent and Supplemental Rent, on the
Lease Termination Date for each Facility (whether on the Scheduled Lease Termination Date or due to the occurrence of a Cancellation
Event or a Termination Event or otherwise), the Lessee shall pay to Lessor the Final Rent Payment or, if a Non-Completion Event has occurred, the Completion Costs Payment, for such Facility, as provided in Section 15.

               (d) Supplemental Rent. In addition to Interim Rent, Basic Rent and the Final Rent Payment (if applicable), the Lessee will also pay to the Lessor, from time to time, on a monthly basis or more frequently upon demand by the Lessor, as additional rent
("Supplemental Rent"), the following (but without duplication of any amounts included in the calculation of Rent):

               (i) all out-of-pocket costs and expenses reasonably incurred by the Lessor in connection with the preparation, negotiation, execution, delivery, performance and administration of this Lease and the other Operative Documents, including, but not limited to, the following: (A) fees and expenses of the Lessor, including, without limitation, reasonable attorneys' fees and expenses and the fees and expenses for the Approved Appraisal, the Related Contracts, the Survey, the Environmental Assessment, the Soil Test Reports, and the title policy referred to in Section 28(b)(ix) for each Facility; (B) all other amounts, including, without limitation, fees, indemnities, expenses, compensation in respect of increased costs of any kind or description payable under this Lease or any other Operative Document; (C) all yield maintenance, capital adequacy and other costs contemplated under Section 27 of this Lease and any Make Whole Adjustment; and (D) all out-of-pocket costs and expenses reasonably incurred by the Lessor after the date of this Lease (including, without limitation, reasonable attorneys' fees and expenses and other expenses and disbursements reasonably incurred) associated with (1) negotiating and entering into, or the giving or withholding of, any future amendments, supplements, waivers or consents with respect to this Lease,
     (2) any Loss Event, Casualty Occurrence or termination of this Lease and (3) any Default or Event of Default and the enforcement and preservation of the rights or remedies of the Lessor under this Lease and the other Operative Documents; and

               (ii) all other amounts that the Lessee agrees herein to pay other than Interim Rent, Basic Rent, the Final

     Rent Payment, the
     Completion Costs Payment and amounts described in clause (i) above.

               (e) Computations. All computations of Interim Rent, Basic Rent and fees shall be made by the Lessor on the basis of a year of 360 days (or, in the case of computations based on the Prime Rate, 365/366 days), in each case for the actual number of days
(including the first day but excluding the last day) occurring in the Interim Rental Period or Rental Period or other period for which such Interim Rent, Basic Rent or fee payments are payable.
Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of Interim Rent, Basic Rent or fees; provided, however, that if such extension would cause payment of Interim Rent, Basic Rent or fees to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

               (f) No Offsets. This Lease is an absolute net lease, and Rent and all other sums payable by the Lessee hereunder shall be paid without notice except as otherwise expressly provided herein, and the Lessee shall not be entitled to any abatement, reduction, setoff, counterclaim, defense or deduction with respect to any Rent or other sums payable hereunder. The obligations of the Lessee to pay Rent and all other sums payable hereunder shall not be affected by reason of: (i) any damage to, or destruction of, any Facility or any part thereof by any cause whatsoever (including, without limitation, fire, casualty or act of God or enemy or any other force majeure event); (ii) any condemnation, including, without limitation, a temporary condemnation of such Facility or any portion thereof; (iii) any prohibition, limitation, restriction or prevention of the Lessee's use, occupancy or enjoyment of such Facility or any part thereof by any Person (other than by the Lessor in violation of this Lease); (iv) any matter affecting title to such Facility or any portion thereof; (v) any loss of possession by the Lessee of such Facility or any portion thereof, by reason of title paramount or otherwise (other than by the Lessor in violation of this Lease); (vi) any default by the Lessor hereunder or under any other Operative Document; (vii) the invalidity or unenforceability of any provision hereof or the impossibility or illegality of performance by the Lessor or the Lessee or both;
(viii) any action of any Governmental Authority; or (ix) any other
Loss Event, Casualty Occurrence or other cause or occurrence whatsoever, whether similar or dissimilar to the foregoing. The
Lessee shall remain obliged under this Lease in accordance with its terms and shall not take any action to terminate, rescind or avoid this Lease, except as expressly provided in this Lease, notwithstanding any bankruptcy, insolvency, reorganization, liquidation, dissolution or other proceeding affecting the Lessee or any action with respect to this Lease which may be taken by any trustee, receiver or liquidator or by any court. Except as expressly provided in this Lease, the Lessee waives all rights to terminate or surrender this Lease, or to any abatement or deferment of Rent or other sums payable hereunder. Except as expressly provided in this Lease, the Lessee hereby waives any and all rights now or hereafter conferred by law or otherwise to modify or to avoid strict compliance with its obligations under this Lease. All payments made to the Lessor hereunder as required hereby shall be final and irrevocable, and the Lessee shall not seek to recover any such payment or any part thereof for any reason whatsoever, absent manifest error.

               (g)  Taxes.  Subject to the Lessee's contest rights under
Section 13, and subject to the limitations contained in Section
21(b), all payments of Rent, yield and all other amounts to be paid by the Lessee hereunder to the Lessor shall be made without deduction for, and free from, any taxes, imposts, levies, duties, deductions or withholdings of any nature now or at any time hereafter imposed by any Governmental Authority or by any taxing authority thereof or therein imposed or levied upon, assessed against or measured by any Rent or other sums payable hereunder excluding taxes imposed on or measured by the net income of the Lessor or any Participant, and franchise taxes imposed on the Lessor or any Participant, by the jurisdiction under the laws of which the Lessor or such Participant is organized or any political subdivision thereof, and taxes imposed on or measured by its income, and franchise taxes imposed on it, by the jurisdiction of the Lessor's or such Participant's Applicable Funding Office or any political subdivision thereof and other than any tax arising by reason of a connection between the Lessor or such Participant or the jurisdiction of the lessor or any Participant or the Lessor's or such Participant's Applicable Funding Office and the jurisdiction imposing such tax other than the making and performance by the Lessor of this Lease (all such non-excluded taxes, imposts, levies, duties, deductions or withholdings of any nature being "Withholding Taxes"). In the event that the Lessee is required by applicable law to make any such withholding or deduction of Withholding Taxes with respect to any Rent or other amount, the Lessee shall pay such deduction or withholding to the applicable taxing authority, shall promptly furnish to the Lessor or any Participant in respect of which such deduction or withholding is made all receipts and other documents evidencing such payment and shall pay to the Lessor or such Participant additional amounts as may be necessary in order that the amount received by the Lessor or such Participant after the required deduction or withholding shall equal the amount the Lessor or such Participant would have received had no such deduction or withholding been made. In addition, the Lessee agrees that it will promptly pay all other Impositions imposed upon or levied or assessed against such Facility or any portion thereof, or against the Lessor or any Participant in connection with the transactions contemplated by this Lease and the other Operative Documents, or any sums levied in connection with the execution, delivery or recording of the Operative Documents, and will furnish to the Lessor or any Participant upon request copies of official receipts or other proof evidencing such payment; provided, however, that the Lessee shall not be obligated to pay (i) any Impositions that are excluded from the definition of Withholding Taxes; (ii) any Impositions attributable to the gross negligence or willful misconduct of the Lessor or any Participant; or (iii) resulting solely from a breach by the Lessor of its obligations under this Lease or the other Operative Documents. The Lessee further agrees that, subject to its contest rights under Section 13, it will, at its expense, do all things required to be done by the Lessor or any Participant in connection with the levy, assessment, billing or payment of any Impositions that it is required to pay pursuant to the preceding sentence, and is hereby authorized by the Lessor and each Participant to act for and on behalf of the Lessor and the Participants in any and all such respects and to prepare and file, on behalf of the Lessor and the Participants, all tax returns and reports required to be filed by the Lessor (other than federal income tax returns and documents related thereto, subject to
Section 25) concerning such Facility. The Lessee's payment obligations under this Section 3(g) shall survive the termination of this Lease.

          Each Participant which is not chartered and organized under the laws of the United States of America or a state thereof (each a "Non-U.S. Domestic Participant") shall (by the execution of the participation agreement with the Lessor) agree, as soon as practicable after receipt by it of a request by the Lessee to do so, to file all appropriate forms and take other appropriate action to obtain a certificate or other appropriate document from the appropriate Governmental Authority in the jurisdiction imposing the relevant Withholding Taxes, establishing that it is entitled to receive payments of Rent, yield and all other amounts under this Lease without deduction and free from withholding of any Withholding Taxes imposed by such jurisdiction; provided, that, if it is unable, by virtue of any applicable law, rule or regulation, to establish such exemption or to file such forms and, in any event, during such period of time as such request for exemption is pending, the Non-U.S. Domestic Participant shall nonetheless remain obligated under the terms of the immediately preceding paragraph. Without limiting the foregoing, each Non-U.S. Domestic Participant agrees to deliver to the Lessee, promptly upon any request therefor from time to time, such forms, documents and other information as may be required by applicable law from time to time to establish that payment to such Non-U.S. Domestic Participant hereunder or any Operative Documents are exempt from Withholding Taxes. Without limiting the generality of the foregoing, each Non-U.S. Domestic Participant agrees, on the date of its execution of the participation agreement with the

Lessor, to deliver to the Lessee, two accurate and duly completed and executed Internal Revenue Service Form 4224 or 1001 (as applicable), together with Internal Revenue Service Forms W-8 or W-9, as appropriate, establishing that such Non-U.S. Domestic Participant is entitled to a complete exemption from all Withholding Taxes imposed by the federal government of the United States by way of withholding, including without limitation, all backup withholding ("U.S. Withholding
Taxes"). Thereafter, from time to time (a) upon any change by a Non-U.S. Domestic Participant of its Applicable Funding Office, (b) before or promptly after any event occurs (including, without limitation, the passing of time) requiring a change in or update of the most recent Form 4224 or 1001 previously delivered by such Non-
U.S. Domestic Participant, or (c) upon the reasonable request of the Lessee, from time to time, deliver to the Lessee, two accurate and duly completed and executed Forms 4224 or 1001 (as applicable) (together with Forms W-8 or W-9, as aforesaid) in replacement of the forms previously delivered by such Non-U.S. Domestic
Participant, establishing that such Non-U.S. Domestic Participant is entitled to an exemption in whole or in part from all U.S. Withholding Taxes except to the extent that a change in law has rendered all such forms inapplicable to such Non-U.S. Domestic Participant.

          If any such Non-U.S. Domestic Participant shall fail to timely deliver any such forms, documents or other information required to be delivered by it pursuant to the foregoing provisions for 30 days after request therefor, the Lessee, may make deductions or withholdings of Withholding Taxes and shall not be obligated to pay any additional amounts in respect thereof to such Non-U.S. Domestic Participant which would not have been payable had such forms, documents or other information been delivered.

          If the Internal Revenue Service or any other taxation authority in the United States or in any other jurisdiction successfully asserts a claim that such Non-U.S. Domestic Participant, the Lessor or the Lessee, did not properly withhold tax from amounts paid to or for the account of any Non-U.S. Domestic Participant or its participant (because the appropriate form was not properly executed, or because such Non-U.S. Domestic Participant failed to notify the Lessee of a change in circumstances which rendered the exemption from (or reduction in) U.S. Withholding Taxes ineffective), such Non-U.S. Domestic Participant shall indemnify the Lessee fully for all amounts paid, directly or indirectly, by the Lessee, as tax or otherwise, including, without limitation, penalties and interest.

          In the event the Lessor or any Participant receives a refund from the authority to which such Withholding Taxes were paid of any Withholding Taxes paid by the Lessee pursuant to this
Section 4(g), it will pay to the Lessee the amount of such refund promptly upon receipt thereof; provided, however, if at any time thereafter it is required to return such refund, the Lessee shall promptly repay to it the amount of such refund.

          Nothing in this Section shall require the Lessor or any Participant to disclose any information about its tax affairs or interfere with, limit or abridge the right of the Lessor or any Participant to arrange its tax affairs in any manner in which it desires.

          Without prejudice to the survival of any other agreement of the Lessor and the Lessee hereunder, the agreements and obligations of the Lessor, the Participants and the Lessee contained in this Section 4 shall be applicable with respect to any Participant or other transferee, and any calculations required by such provisions (i) shall be made based upon the circumstances of such Participant or other transferee (subject to Section 21(d), and (ii) constitute a continuing agreement and shall survive for a period of 3 years after the termination of this Lease as to all Facilities and the payment in full of all Rent and other payments hereunder and under the other Operative Documents as to all Facilities.

               (h) Payments to the Lessor. All payments by the Lessee pursuant to this Lease shall be made by the Lessee to the Lessor.
All such payments required to be made to the Lessor shall be made not later than 12:00 noon, Atlanta, Georgia time, on the date due, in immediately available funds, to such account with the Lessor as it shall specify from time to time by notice to the Lessee.
Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, except as otherwise expressly provided herein, such payment shall be made on the next succeeding Business
Day and such extension shall be included in computing Rent and fees, if any, in connection with such payment.

               (i) Default Rate. The Lessee shall pay on demand to the Lessor interest at the Default Rate on all amounts payable by the Lessee to the Lessor hereunder or any of the other Operative
Documents, from the due date thereof until paid in full.

          Section 4.     Commitment.

               (a) Advances. The Lessor agrees, on the terms and conditions of this Lease, to make Advances to the Lessee for each Facility during the period from and including the Facility Commencement Date for such Facility up to and including the Facility Completion Date for such Facility, in an aggregate principal amount at any one time outstanding for all Facilities (including all Capitalized
Expenses) up to but not exceeding the amount of the Commitment;
provided, however, that the aggregate principal amount of all Advances by the Lessor under this Section 4(a) at any one time outstanding shall not exceed the lesser of

(y) 100% of the Facility Cost as incurred or invoiced or (z) the Commitment. All Advances shall be utilized only for items of Facility Cost, which utilization shall be evidenced to the Lessor's satisfaction simultaneously with and as a condition to each Advance.

               (b)  Fundings of Advances.

               (i) The Lessee, as Acquisition/Construction Agent for the Lessor, from time to time as the Lessee may determine in accordance with this Lease and the Agency Agreement, shall give the Lessor notice of a requested funding of Advances by the Lessor (an
     "Advance Notice"), which shall be substantially in the form of Exhibit F, which may be given by telecopy or telephone (and if by telephone, with a copy to follow by telecopy), to be received by the Lessor not later than 12:00 noon, Atlanta, Georgia time, on the 3rd Business Day before the requested date of such Advances, which Advance Notice shall be irrevocable and effective only upon receipt by the Lessor and shall specify the aggregate amount and the date of the Advances to be funded and specify in reasonable detail the purpose and Facility for which such Advance is requested. Once given, an Advance Notice may be revoked only upon payment of any amounts due to the Lessor under Section 27(e). The amounts so requested shall be made available to the Acquisition/Construction Agent by depositing the same, in immediately available funds, in an account of the Acquisition/Construction Agent designated by it and maintained with the Lessor at its principal office, not later than 4:30 p.m. on the date of requested Advance. There shall be no more than one Advance for all Facilities per calendar month.

               (ii) All Advances under Section 4(b)(i) shall be in amounts of at least $500,000 or in integral multiples of $100,000 in excess thereof, or the remaining balance of the Commitment, if less.

               (c) Changes of Commitment. The Lessee shall have the right to terminate or to reduce the amount of, or, prior to utilization thereof, terminate, the Commitment at any time or from time to time upon not less than 3 Business Days' prior written notice to the Lessor of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction (which shall not be less than $1,000,000 or any multiple of $1,000,000 in excess thereof) and shall be irrevocable and effective only upon receipt by the Lessor. The Commitment once terminated or reduced may not be reinstated. In no event shall the Commitment be reduced below the outstanding principal amount of Advances.

               (d) Fees. The Lessee shall pay or cause to be paid to the Lessor, from the proceeds of Advances on the Closing Date, the fees specified in the engagement letter dated October 13,1998 between the Lessor and the Lessee.

               (e) Funding Office. The Advances made by the Lessor shall be made and maintained at the Lessor's Applicable Funding Office therefor.

          Section 5. Agency Agreement. The Lessee is entering into the Agency Agreement with the Lessor pursuant to which the Lessee will act as the Acquisition/Construction Agent for the Lessor in causing the completion of certain enhancements and improvements to, and the purchase, manufacture, construction, improvement, renovation, assembly and installation of each Facility and the performance of all of the Lessor's obligations to acquire each Facility, including negotiation and performance of all Related Contracts, obtaining all Applicable Permits and complying with all Governmental Requirements (including all Environmental
Requirements) relating to such Facility. Upon funding, title to all components of a Facility purchased with such funding shall be and remain in the Lessor and shall be subject to the terms and conditions of this Lease. The Facility and all components thereof shall be purchased, manufactured, constructed, improved, renovated, assembled or installed, as applicable, in accordance with Related Contracts entered into by the Lessee pursuant to the Agency
Agreement.

          Section 6.     Title to Remain in the Lessor.   The Lessor
shall own 100% of the legal and beneficial interest in each Facility. All accessories, equipment, parts and devices necessary to achieve Completion for any Facility, and all fixtures now or hereafter included in or attached to the Applicable Site thereof, the building and all modifications, alterations, renovations or improvements to such Facility made by the Lessee shall be and become part of such Facility for all purposes of this Lease and shall be Property of the Lessor and subject to the terms of this Lease; excluding; however: any office equipment or other equipment which may be located on such Applicable Site but which (x) is not necessary to achieve Completion of such Facility and (y) does not constitute fixtures; provided that the Lessor's interest in any part of any Facility that is replaced by the Lessee pursuant to and as permitted by the terms of this Lease shall be deemed released from this Lease and thereupon become the Property of the Lessee automatically, without further action by the Lessor, and the Lessor shall perform all acts and execute all documents that the Lessee reasonably requests to give effect to the foregoing at the expense of the Lessee, including the execution and delivery of bills of sale and other documents of transfer. This Lease shall not give or grant to the Lessee any right, title or interest in or to any Facility, except the rights expressly conferred by this Lease.

          Section 7.     Maintenance of the Facilities; Operations.

               (a) The Lessee shall, and it shall require and cause any and all employees, contractors, subcontractors, agents, representatives, affiliates, consultants and occupants at the Lessee's own cost and expense to: (i) cause each Facility to be maintained in all material respects in good operating order, repair and condition, in accordance with prudent industry practice and any applicable manufacturer's or supplier's manuals or warranties, subject to normal wear and tear, and take all action, and make all changes and repairs, structural and non-structural, foreseen and unforeseen, ordinary and extraordinary, which are required pursuant to any Governmental Requirement or Insurance Requirement at any time in effect to assure full compliance therewith in all material respects; and (ii) do all things necessary to prevent the incurrence of any Environmental Damages or Environmental
Liabilities relating to any Applicable Site or any business conducted in or relating to any Applicable Site, and cause each Facility to continue to have at all times, in all material respects, and in compliance with all applicable Governmental
Requirements and Insurance Requirements, the capacity and functional ability to perform, on a continuing basis (subject to normal interruption in the ordinary course of business for maintenance, inspection, service, repair and testing) and in commercial operation, the functions for which it was designed as specified in the Facility Plan and to be utilized commercially for the Permitted Use.

               (b) The Lessee shall, and it shall require and cause any and all employees, contractors, subcontractors, agents, representatives, affiliates, consultants and occupants at the Lessee's own cost and expense to, promptly replace, or cause to be replaced, any part of any Facility which may from time to time be incorporated or installed in or attached to such Facility and which may from time to time become worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair, obsolete or permanently rendered unfit for use for any reason whatsoever. All accessions and replacement parts shall be free and clear of all Liens other than Permitted Liens, and, except for temporary replacement parts utilized pending installation of permanent replacement parts, shall be of a type customarily used in the industry at such time for such purpose, shall be in as good operating condition as, and shall have a utility and useful life at least equal to, the parts replaced
(assuming such replaced parts were in the condition and repair required to be maintained by the terms hereof) and shall have a value at least equal to the parts replaced (assuming such replaced parts were in the condition and repair required to be maintained by the terms hereof).

               (c) Notwithstanding the provisions of Section 8 and the foregoing provisions of this Section 7, the Lessee shall not (except as may be required by any Governmental Requirement) remove, replace or alter any portion of any Facility or affix or place any accessory, equipment, part or device on any portion of the

Equipment if such removal, replacement, alteration or addition would impair the originally intended function or use of the Facility so as to materially reduce the value of such Facility taken as a whole, or materially decrease the estimated useful life of such Facility.

               (d) The Lessor shall not be required in any way to maintain, repair or rebuild any Facility or any portion thereof and the Lessee waives any right it may now or hereafter have to make any repairs at the expense of the Lessor pursuant to any Governmental
Requirement at any time in effect or otherwise.

               (e) The Lessee shall, and it shall require and cause any and all employees, contractors, subcontractors, agents, representatives, affiliates, consultants and occupants at the Lessee's own cost and expense to: (i) comply with all applicable
Environmental Requirements with regard to each Facility and all parts thereof; and (ii) use, employ, process, emit, generate, store, handle, transport, dispose of and/or arrange for the disposal of, any and all Hazardous Materials in, on or, directly or indirectly, related to or in connection with each Facility or any part thereof in a manner consistent with prudent practice and in material compliance with any applicable Environmental Requirement.
The Lessor and the Lessee hereby acknowledge and agree that the Lessee's obligations hereunder with respect to Environmental
Requirements are intended to bind the Lessee with respect to matters and conditions involving each Facility or any part thereof.

          Section 8.     Modifications.

               (a) The Lessee shall make no modifications, alterations, renovations or improvements to any Facility without the prior written consent of the Lessor, provided however, that subject to the terms of Section 8(b), the Lessee shall have the right to make modifications, alterations, renovations or improvements to any Facility so long as such modifications, alterations, renovations or improvements do not (except as may be required by any Governmental Requirement) (i) materially reduce the value of the Facility as a whole; (ii) materially and adversely affect the capacity and performance of the Facility on a continuing basis in commercial operation of the function for which the Facility was designed as specified in the Facility Plan; (iii) materially deviate from the Facility Plan; or (iv) materially and adversely affect the estimated useful life of the Facility.

               (b) If the Lessee determines that any part of any Facility is no longer necessary for the performance of such Facility on a continuing basis in commercial operation of the function for which such Facility was designed as specified in the Facility Plan, then the Lessee (except when such action or removal may be required by any applicable Governmental Requirement, in which event, the Lessee shall promptly give the Lessor notice of such action or removal) shall give the Lessor at least 30 days' notice prior to taking any action as the result of such determination and shall not remove any such portion unless and until the Lessor has determined that
(i) such portion is no longer necessary for the performance of the Facility on a continuing basis in commercial operation of the function for which such Facility was designed in all material respects as specified in the Facility Plan, (ii) removal of such portion does not materially reduce the value of the Facility as a whole, and (iii) removal of such portion does not materially decrease the estimated useful life of the Facility. This Section
8(b) shall not apply to worn out or obsolete equipment or damaged equipment (to the extent such damage does not constitute a Casualty Occurrence or Loss Event) removed and replaced by the Lessee in accordance with Section 7(b).

          Section 9. Further Assurances. The Lessee, at its expense, shall execute, acknowledge and deliver from time to time such further counterparts of this Lease or such affidavits, certificates, certificates of title, bills of sale, financing and continuation statements, consents and other instruments as may be required by applicable law or reasonably requested by the Lessor in order to evidence the Lessor's title to each Facility and the Lessor's interests in this Lease, and shall, at the Lessee's expense, cause such documents to be recorded, filed or registered in such places as the Lessor may reasonably request and to be re-recorded, refiled or re-registered in such places as may be required by applicable law or at such times as may be required by applicable law in order to maintain and continue in effect the recordation, filing or registration thereof. The Lessor shall not grant or create any Lien on any Facility to any Person except Permitted Liens, Liens in favor of the Lessor and Liens pursuant to this Lease and the other Operative Documents.

          Section 10. Compliance with Governmental Requirements and Insurance Requirements: Related Contracts. The Lessee, at its expense, will comply with all Governmental Requirements applicable to the Facility or any portion thereof or the ownership, installation, operation, mortgaging, possession, use, non-use or condition of the Facility or any portion thereof, all Insurance Requirements, and all instruments, contracts or agreements affecting title to ownership of the Facility or any portion thereof. In addition, the Lessee, so long as no Event of Default has occurred and is continuing, is hereby authorized by the Lessor to, and shall, fully and promptly keep, observe, perform and satisfy on behalf of the Lessor any and all obligations, conditions, covenants and restrictions of or on the Lessor or the Lessee under any and all Related Contracts so that there will be no default thereunder and so that the other parties thereunder shall be, and remain at all times, obliged to perform their obligations thereunder, and the Lessee, to the extent within its control, shall not permit to exist any condition, event or fact that could allow or serve as a basis or justification for any such Person to avoid such performance. The Lessor agrees to execute such documents and take all other actions as shall be reasonably necessary, and otherwise to cooperate with the Lessee in connection with the matters described above, provided that all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred by the Lessor in connection therewith shall be borne by the Lessee, and the Lessor shall not be required to execute any document that would, in the opinion of the Lessor, materially and adversely affect the value or use of any Facility or any portion thereof for the Permitted Use or otherwise materially and adversely affect the transactions contemplated by the Operative Documents or the interests of the Lessor in any Facility or under the Operative Documents or otherwise.

          Section 11.    Condition and Use of Facilities; Quiet
Enjoyment.

               (a) Each Facility is leased and the Lessee accepts and takes possession of each Facility as is, where is, and with all faults and in the condition thereof and subject to rights of any parties in possession thereof, the state of the title thereto, the rights of ownership therein, and subject to all Governmental Requirements now in effect or hereafter adopted, in each case as in existence when the same first becomes subject to this Lease, without representations and warranties of any kind as to title by the Lessor or any Person acting on behalf of it. The Lessee acknowledges and agrees that none of the Facilities has been selected by the Lessor, that the Lessor has not supplied any specifications with respect to any Facility and that the Lessor (i) is not a Vendor of, or merchant or supplier with respect to, any of the Property comprising any Facility or any Property of such kind,
(ii) has not made any recommendation, given any advice or taken any other action with respect to the choice of any manufacturer, supplier or transporter of, or any vendor of or other contractor, including, without limitation, with respect to ANY OF THE Property comprising the Facility, (iii) has not at any time had physical possession of any such Property, (iv) has not made or is not making any warranty, express or implied, relating to any Facility, including without limitation, with respect to title, merchantability, fitness for a particular purpose or otherwise, the design, condition, quality of material or workmanship, conformity to specifications, freedom from patent or trademark infringement, absence of any latent or other defects, whether or not discoverable, whether arising pursuant to the UCC or any other present or future law or otherwise, or compliance with Applicable
Permits or other Governmental Requirements, or (v) shall not be liable for incidental or consequential damages (including liability in tort, strict or otherwise). In the event of any defect or deficiency of any nature in any Facility or any Property or other item constituting a part thereof, whether patent or latent, the Lessor shall not have any responsibility or liability with respect thereto. The provisions of this Section 11 have been negotiated and are intended to be a complete exclusion and negation of any and all warranties, express or implied, by the Lessor with respect to such Facility or any Property or other item constituting a part thereof, whether arising pursuant to the UCC or any other law now or hereafter in effect.

               (b) The Lessor hereby assigns to the Lessee, until the occurrence of an Event of Default, any other Cancellation Event or a Termination Event hereunder, the benefits in respect of any Vendor's warranties or undertakings, express or implied, relating to the Facilities (including any labor, Facilities or parts supplied therewith), and, to the extent assignment of the same is prohibited or precludes enforcement of any such warranty or undertaking, the Lessor hereby subrogates the Lessee to its rights in respect thereof. The Lessor hereby authorizes the Lessee, at the Lessee's expense, to assert any and all claims and to prosecute any and all suits, actions and proceedings, in its own name or in the name of the Lessor, in respect of any such warranty or undertaking and, except during the continuance of any Event of Default or after the occurrence of any other Cancellation Event or any Termination Event hereunder, to retain the proceeds received, and after the termination of this Lease or after the occurrence and during the continuation of an Event of Default, or after the occurrence of any other Cancellation Event or any Termination
Event, to pay the same in the form received (with any necessary endorsement) to the Lessor. The Lessor agrees to execute such documents and take all other actions as shall be reasonably necessary, and otherwise to cooperate with the Lessee in connection with the matters described above, provided that all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred by the Lessor in connection therewith shall be borne by the Lessee, and the Lessor shall not be required to execute any document that would, in the opinion of the Lessor, materially and adversely affect the value or use of any Facility or any portion thereof for the Permitted Use or otherwise materially and adversely affect the transactions contemplated by the Operative Documents or the interests of the Lessor in any Facility or under the Operative Documents or otherwise.

               (c) The Lessee may use any Facility for the Permitted Use. During the term of this Lease, the Lessor covenants that unless an Event of Default has occurred and is continuing, or any other
Cancellation Event or any Termination Event has occurred, except as may arise under a Permitted Lien or as may otherwise be contemplated under the Operative Documents, the Lessor will not, and will not permit any party claiming by, through or under the Lessor to, interfere with the peaceful and quiet possession and enjoyment of such Facility by the Lessee; provided, however, that the Lessor and its successors, assigns, representatives and agents may, upon reasonable notice to the Lessee, enter upon and examine the Facilities or any part thereof at reasonable times, subject to the provisions of Section 19; and provided further, however, that the Lessor is not hereby warranting the state or quality of the title to any part of the Facilities. Any failure by the Lessor to comply with the foregoing provisions of this Section 11(c) shall not give the Lessee any right to cancel or terminate this Lease, or to abate, reduce or make reduction from or offset against any Rent or other sum payable under this Lease or any other Operative
Document, or to fail to perform or observe any other covenant, agreement or obligation hereunder or thereunder. The Lessee will not do, or fail to do, or permit or suffer to exist any act or thing, which action or thing or failure might impair the value, use or usefulness of any Facility for the Permitted Use in accordance with the design of the Facility, ordinary wear and tear excepted.

          Section 12.    Liens.

               (a) Except for Permitted Liens, the Lessor's interest in the Facilities is not subject to any construction, materialman's or mechanics' lien for any improvements to any Facility or the Applicable Site thereof undertaken by the Lessee or by agents of the Lessee, whether or not such improvements are made with the consent of the Lessor.

               (b) The Lessee will not directly or indirectly create, or permit to be created or to remain, and at the Lessee's expense will discharge within 10 days of notice of the filing or assertion thereof, by bond, deposit or otherwise, any Lien upon the Lease or any of the Facilities except (i) any Lien being contested as permitted by and in accordance with Section 13, or (ii) Permitted
Liens. The Lessor agrees that the Lessee shall have during the term of this Lease the exclusive right (so long as no Default has occurred and is continuing) to grant, create or suffer to exist
Permitted Liens in the ordinary course of business and in accordance with prudent industry practices. The Lessor agrees to execute such documents and take all other actions as shall be reasonably necessary, and otherwise to cooperate with the Lessee in connection with the matters described above, provided that all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred by the Lessor in connection therewith shall be borne by the Lessee, and the Lessor shall not be required to execute any document that would, in the opinion of the Lessor, materially and adversely affect the value or use of any Facility or any portion thereof for the Permitted Use or otherwise materially and adversely affect the transactions contemplated by the Operative Documents or the interests of the Lessor in any Facility or under the Operative
Documents or otherwise.

               (c) The Lessor will not directly or indirectly sell, transfer or otherwise dispose of, or create, or permit to be created or to remain, and will discharge, any Lien of any nature whatsoever on, in or with respect to, its interest in the Facilities arising by or through it or its actions, except Permitted Liens.

          Section 13. Permitted Contests. Notwithstanding any other provision of this Lease to the contrary, after prior written notice to the Lessor and provided there is no material risk of sale, forfeiture or loss of any Facility or any material part thereof, the Lessee may at its expense contest any Imposition which it is required to pay hereunder, by appropriate proceedings conducted in good faith and with due diligence; provided, however, that the actions of the Lessee, as authorized by this Section 13, shall be subject to the express written consent of the Lessor if such actions would subject the Lessor or any Facility or any portion thereof to any liability or loss not indemnified in full by the Lessee hereunder or any sanction, criminal or otherwise, for failure to pay any such Imposition. The Lessee will pay, and save the Lessor and the Participants harmless against, all losses, Judgments and reasonable costs, including reasonable attorneys' fees and expenses, in connection with any such contest and will, promptly after the final determination of such contest, pay and discharge the amounts which shall be imposed or determined to be payable therein, together with all penalties, costs and expenses incurred in connection therewith. The Lessee shall prevent any foreclosure, judicial sale, taking, loss or forfeiture of any Facility or any portion thereof, or any interference with or deductions from any Rent or any other sum required to be paid by the Lessee hereunder by reason of such nonpayment or nondischarge of an Imposition. The Lessor shall cooperate with the Lessee in any contest and shall allow the Lessee to conduct such contest (in the name of the Lessor, if necessary) at the Lessee's sole cost and expense. The Lessee shall notify the Lessor of each such proceeding within ten (10) days after the commencement thereof, which notice shall describe such proceeding in reasonable detail.

          Section 14.    Insurance, etc Regarding the Facilities.

               (a) The Lessee will, at its own expense, purchase and maintain, or cause to be purchased and maintained, throughout the term of this Lease insurance with respect to its business and the Facilities in accordance with the requirements of Schedule 14.

               (b) The Lessee shall bear all risk of loss (including any Loss Event or Casualty Occurrence) with respect to each Facility, whether by casualty, theft, taking, confiscation or otherwise, with respect to each Facility or any portion thereof, at all times during the term of this Lease until possession of the Facilities has been accepted by the Lessor pursuant to Section 17.

               (c) So long as no Event of Default shall have occurred and be continuing, and no other Cancellation Event or Termination Event shall have occurred and be continuing and any payments, whether constituting insurance proceeds, amounts paid by any Governmental Authority or otherwise, received by the Lessee or the Lessor upon the occurrence of any loss with respect to each Facility or portion thereof (other than a Casualty Occurrence), whether as a result of casualty, theft, taking or other confiscation, shall be applied in payment for necessary repairs and replacement to the Facility in accordance with Section 7 or, to the extent the costs of such repairs and replacement shall have been paid by the Lessee, to reimburse the Lessee. The Lessee shall be entitled to retain any excess funds remaining after necessary repairs and replacements have been completed and all costs therefor paid in full. Upon the occurrence and during the continuance of any Event of Default, or the occurrence of any other Cancellation Event or Termination
Event, the Lessor shall be entitled to receive and retain any such payments for application to the obligations of the Lessee hereunder.

               (d) Upon a Casualty Occurrence with respect to any Facility, the Lessee shall give prompt notice thereof to the Lessor and shall within 30 days of the date of such Casualty Occurrence either (i) offer to purchase the whole of the Facility for the Purchase Price for such Facility as provided in Section 15(c) or (ii) provide the Lessor with a replacement plan acceptable to the Lessor setting forth how the Lessee shall replace, or cause to be replaced, at the Lessee's own cost and expense, within 6 months (but (x) in no event later than the Scheduled Lease Termination Date for such Facility, and (y) if the Casualty Occurrence occurs during the Construction
Period, in no event later than the last day of the Construction
Period) after the date of such Casualty Occurrence, such portion of the Facility that is the subject of a Casualty Occurrence in accordance with this Section 14(d) and Section 7. If the Lessee chooses the option set forth in clause (ii) of the preceding sentence, within the later to occur of (x) 60 days after the date of the Casualty Occurrence and (y) satisfaction of all applicable
Governmental Requirements, and obtaining all authorizations of Governmental Authorities, required therefor (but in no event later than 90 days after the date of the Casualty Occurrence), the Lessee shall have commenced repairs or replacements as specified in the replacement plan. After completion of the repairs and replacements, the Lessee shall demonstrate to the reasonable satisfaction of the Lessor that operations, capacity and production of the Facility have been restored to the standards required for Completion.

               (e) All replacement Property of any Facility (other than temporary replacement parts and equipment installed pending installation of permanent replacement Property) installed pursuant to Section 14(d) shall be free and clear of all Liens except
Permitted Liens, and shall be in as good operating condition as, and shall have a value and utility at least equal to, the Property replaced immediately prior to the Casualty Occurrence to which such Property was subject. For purposes of this Lease (including without limitation Section 14(d) and Section 7), the Funded Amount and Book Value of the replacement Property shall be deemed to equal the Funded Amount and Book Value of the part(s) replaced thereby.
All Property for any Facility at any time removed from this Lease pursuant to Section 14(d) and Section 7 shall remain the property of the Lessor, no matter where located, until such time as insurance proceeds have been received by the Lessor at least equal to the Book Value of such portion of such Facility or such portion shall be replaced by suitable items that have been incorporated or installed on or attached to the Facility and that meet the requirements specified above. Immediately upon any permanent replacement Property becoming incorporated or installed on or attached to any Facility as provided above, without further act, such permanent replacements shall become subject to this Lease and be deemed part of the Facility for all purposes hereof to the same extent as any other parts of the Facility. All amounts of insurance proceeds for losses and all other proceeds (whether resulting from damage or destruction or from condemnation, confiscation or seizure) relating to any Facility shall be deposited into the Restoration Account for such Facility and held and released, together with accrued interest thereon, as hereinafter provided. So long as an Event of Default shall not have occurred and be continuing and no other Cancellation Event or Termination Event shall have occurred, and provided that the Lessor shall have received a written application of the Lessee accompanied by a certificate of an Authorized Officer of the Lessee showing in reasonable detail the nature of any necessary repair, rebuilding and restoration, the actual cash expenditures necessary for such repair, rebuilding and restoration, the expected total expenditures required to complete such work and evidence that sufficient funds are or will be available to complete such work on a timely basis
(such certificate to be acceptable to the Lessor in all respects), then the amounts available in the Restoration Account, together with accrued interest thereon, shall be released by the Lessor immediately upon receipt of such certification or, if applicable, from time to time on the last Business Day of each month during the period of repair, rebuilding and restoration in payment therefor against presentation to the Lessor of a certificate executed by an Authorized Officer of the Lessee to the effect that expenditures have been made, or costs incurred, by or for the account of the Lessee or are reasonably anticipated to be made during the immediately following one month period in a specified amount for the purposes of making repairs, rebuilding and restoration in the amounts specified, that no Event of Default, other Cancellation
Event or Termination Event exists and all conditions precedent herein provided relating to such withdrawal and payment have been satisfied. Upon the occurrence of any Event of Default, any other Cancellation Event or any Termination Event, the Lessor shall be entitled to retain all amounts in the Restoration Account for each Facility for application to the obligations of the Lessee hereunder.

               (f) If any Loss Event or Casualty Occurrence shall occur, the Lessee shall promptly notify the Lessor of such event in writing.

          Section 15.    Termination; Cancellation; Purchase Option.

               (a) (i) The termination of this Lease (A) in accordance with Section 2(b) (whether upon the scheduled expiration hereof or by the refusal of the Lessor to agree to extend the then current
Scheduled Lease Termination Date), or (B) as a result of a Non-
Completion Event, shall be a "Termination Event," the effect of which shall be to cause this Lease to terminate, and cause the Lease Termination Date to occur, as to all Facilities.

               (ii) If a Termination Event occurs, the Lessee, on the Lease Termination Date, shall, in accordance with the terms of
Section 2(b) or (c), as applicable, without further notice or demand to the Lessee, either

                              (A)  purchase all Facilities from the Lessor
          for the aggregae Purchase Price therefor; or

                              (B)  so long as no Cancellation Event has
          occurred:

                              (1) pay to the Lessor the Final Rent Payment for all Facilities or, if the Termination Event is a Non-Completion Event for any Facility, the Completion Costs Payment for such Facility, and provide to the Lessor a satisfactory update of the Environmental Assessment for each Facility; and

                              (2)  attempt to sell (until such time as the
               Lessor shall have terminated, in accordance with the Agency Agreement, the Lessee's obligation to so attempt to sell the Facilities) subject to the Lessor's prior written approval, all of the Facilities, as agent for the Lessor, without recourse or warranty by the Lessor, and upon any such sale, pay the net cash proceeds of each such sale to the Lessor; provided, that so long as Lessee has paid the Final Rent Payment or Completion Costs Payment, as applicable, for all Facilities pursuant to Section 15(a)(ii)(B)(1), then if the aggregate net cash proceeds of such sales of all Facilities are (x) less than the aggregate Non-Recourse Amount for all Facilities, the Lessee shall not be liable for any deficiency, or (y) greater than the aggregate Non-Recourse Amount for all Facilities, the Lessor shall remit the excess to the Lessee. The Lessor shall also have the right (but not the obligation) to sell any Facility and/or solicit bids, each in its sole and absolute discretion.

               (b) (i) Each of the following events shall be a "Cancellation Event", the effect of which shall be to cause this

Lease to be terminated in accordance with the following provisions on the "Cancellation Date" specified:

                              (A) for all Facilities, the occurrence of (1) an Event of Default (other than an Event of Default under Section 17(a)(vi)) and the delivery by the Lessor to the Lessee of a notice stating that the Lessor elects to terminate this Lease by reason of the existence of such Event of Default, in which case the Cancellation Date for all Facilities will be the 5th Business Day after the date of delivery of said notice to the Lessee, or
          (2) an Event of Default under Section 17(a)(vi), in which case the Cancellation Date for all Facilities shall occur immediately upon the occurrence of such Event of Default; or

                              (B)  for all Facilities, the occurrence of a
          Loss Event with respect to any Facility, in which case the Cancellation Date for all Facility shall be the 5th Business Day after such event occurs; or

                              (C)  for all Facilities, the occurrence of a
          Casualty Occurrence in respect of any Facility and the failure of the Lessee to purchase all Facilities or to replace or repair the relevant Facility or such portion thereof in accordance with, and within the time required by, Section 14 and the delivery by the Lessor to the Lessee of a notice after the expiration of such time stating that the Lessor elects to terminate this Lease for all Facilities by reason of the existence of such Casualty Occurrence, in which case the Cancellation Date for all Facilities shall be the 5th Business Day after the date of delivery of said notice.

               (ii) If a Cancellation Event occurs, the Lessee, on the Cancellation Date, shall, without further notice or demand to the Lessee, either (A) purchase all Facilities from the Lessor for the aggregate Purchase Price for all Facilities, or
     (B) pay to the Lessor the aggregate Termination Value for all Facilities.

               (c) The Lessee may, from time to time and at any time (regardless of whether an Event of Default has occurred, subject to the exercise by the Lessor of any remedies under Section 26 prior to the delivery to the Lessor of receipt of notice pursuant hereto) deliver to the Lessor notice of its intent to terminate this Lease as to all, but not less than all, Facilities, in which case the Lessee shall purchase all Facilities from the Lessor for the aggregate Termination Value for all Facilities on any Business Day that is not less than 30 nor more than 60 days after such notice
(the "Option Date"). Upon payment in full of the aggregate Termination Value for all Facilities, this Lease shall terminate.

               (d) This Lease as to all Facilities shall cease and terminate on the Lease Termination Date for any Facility, and payment of all amounts payable by the Lessee on such date, except with respect to
(i) obligations and liabilities of the Lessee, actual or contingent, which arose under this Lease, or by reason of events or circumstances occurring or existing, on or prior to its termination, and which have not been satisfied (which obligations shall continue until satisfied and which include, but are not limited to, obligations for Rent and the Termination Value, the Purchase Price and amounts owing pursuant to Section 16 for all Facilities), and (ii) obligations of the Lessee which by the terms of this Lease expressly survive termination. Promptly after either the Lessee or the Lessor shall learn of the happening of any Termination Event or Cancellation Event as to any Facility, such party shall give notice thereof to the other party hereto.

               (e) In the event the Lessee elects to purchase the Facilities upon the occurrence of a Termination Event (other than the expiration of this Lease on a Scheduled Lease Termination Date for such Facility) or a Cancellation Event for any Facility, Lessor in its sole discretion in order to ensure the orderly conveyance of any Facility may postpone the closing date for such conveyance (whether or not extended, the "Purchase Closing Date") to a reasonable date within 60 days following the Lease Termination Date or Cancellation Date, as applicable. Any further payment of Basic Rent shall be abated, and the Lessee shall be deemed to have been granted a temporary license by Lessor entitling the Lessee to retain possession of the relevant Facility through the Purchase Closing Date provided that the Lessee complies with all obligations of the Lessee under this Lease with respect thereto as though this Lease were still in full force and effect (including without limitation, compliance with permitted use, maintenance and insurance coverage requirements). In the event of an extension of the Purchase Closing Date as herein contemplated, the Purchase will be calculated as of such extended Purchase Closing Date. This
Section 15(e) shall survive the termination of this Lease as to any such Facility.

               (f) Upon (i) a Cancellation Event, or (ii) a Termination Event with respect to any Facility (and the Lessee elects to exercise its option to purchase all Facilities for the aggregate Purchase Price therefor), or (iii) the Lessee otherwise electing to acquire all Facilities for the aggregate Purchase Price therefor, all monies received by the Lessor in connection with this Lease or any other Operative Document will be applied in the following order with respect to all Facilities:

          (1) first, to pay or reimburse all costs, expenses and liabilities, including, without limitation, those in connection with Indemnified Risks, increased costs, Supplemental Rent, Withholding Taxes or

               Other Taxes and other Impositions, then due and owing to the Lessor under the Operative Documents (collectively, the "OTHER TRANSACTION EXPENSES");

          (2) second, to pay all accrued, unpaid Basic Rent for all Facilities; and

          (3)  third, to pay the outstanding Unrecovered Facility
               Cost and Completion Costs, if applicable, for all Facilities.

          Any monies remaining after payment in full of the foregoing amounts will be distributed to the Lessee.

               (g) If (i) a Termination Event or a Non-Completion Event has occurred with respect to any Facility, (ii) a Cancellation Event does not exist and (iii) the Lessee has not elected to exercise its option to purchase all Facilities for the aggregate Purchase Price and has paid the Final Rent Payment for all Facilities or Completion Costs Payment with respect to any Facility as to which a Non-Completion Event has occurred, and the Lessor has been furnished a satisfactory update of the Environmental Assessment initially furnished with respect to each Facility, then:

          (A) the aggregate Final Rent Payment and any Completion Costs Payment, as applicable, will be applied as follows:

               (1)  first, to pay or reimburse Other Transaction
                    Expenses;

               (2) second, to pay all accrued, unpaid Interim Rent and Basic Rent for all Facilities;

               (3) third, to pay the outstanding principal balance of the Unrecovered Facility Cost, up to the Recourse Amount, and all Completion Costs, if applicable, for all Facilities;

               (4) fourth, the balance, if any, to be applied as provided in clause (C) below; and

          (B) all other monies received by the Lessor in connection with the Lease or any other Operative
               Document or as proceeds of disposition of the Facility will be applied as follows:

               (1)  first, to pay the aggregate Unrecovered
                    Facility Cost for all Facilities;

               (2)  second, to reimburse the
                    Acquisition/Construction Agent for Support

                    Expenses incurred by it under the Agency
                    Agreement; and

          (C) any monies remaining after payment in full of the foregoing amounts and all other amounts owing by the Company under the Operative Documents will be distributed to the Lessee.

          Section 16. Transfer of Title on Removal of Facilities; Expenses of Transfer.

               (a)  Upon any sale or purchase of any Facility permitted by
Section 15, the Lessor will transfer to the Lessee or the appropriate Third Party all of its title to and legal and beneficial ownership interest in such Facility to be transferred
(i) free and clear of any Lien created by, through or under the Lessor other than Permitted Liens or Liens created at the request of or as a result of the actions of the Lessee or anyone acting by, through or under the Lessee, or a result of the failure of the Lessee to carry out any of its obligations under this Lease or the other Operative Documents, and (ii) without recourse, representation or warranty of any nature whatsoever (except as to the absence of such Liens as aforesaid).

               (b) Whenever the Lessee has the right to purchase or transfer to itself any Facility pursuant to any provision of this Lease, the Lessee may cause such purchase to be effected by, or such transfer to be effected to, any other Person specified by the Lessee, but in no event shall the Lessee be relieved from any of its obligations hereunder as a result thereof.

               (c) Upon any sale or transfer of any Facility pursuant to any provision of this Lease, the Lessee shall pay the reasonable expenses of the Lessor, including, without limitation, reasonable attorneys' fees and expenses, in connection with such sale or transfer.

               (d) If, with respect to any Facility (or all Facilities, if applicable) on the Lease Termination Date therefor, the Lessee or any of its Affiliates has not elected to acquire the relevant
Facility, the Lessee shall surrender the relevant Facility to the Lessor free from all Liens except Permitted Liens (other than those described in clause (ii)(b) of the definition of Permitted Liens), in the same operating condition (except for ordinary wear and tear) with the remaining original estimated useful life contemplated in the Facility Plan intact and having the same capacity and efficiency as such Facility had on the Lease Commencement Date with respect thereto, and in compliance in all material respects with all Governmental Requirements and Insurance Requirements. To evidence the foregoing and accomplish the surrender of such Facility, the Lessee shall provide the following items (x) in the event of a Termination Event under Section 15(a)(i)(A) within 3 months prior to the then current Lease Termination Date for such Facility, if the Lessee has not requested an extension of the Scheduled Lease Termination Date under Section 2(b), with final confirmation of the same at least 30 days but not more than 60 days prior thereto, and (y) in the event of a Termination Event under
Section 15(a)(i)(A) if an extension  of the Scheduled Lease
Termination Date has been refused by the Lessor under Section 2(b) or in the event of a Termination Event under Section 15(a)(i)(B), as soon as practicable but in any event at least 3 Business Days prior to the Lease Termination Date for such Facility:

                    (i) evidence satisfactory to the Lessor that all Applicable Permits, Related Contracts, patents, trademarks and copyrights, and all other rights and services reasonably required to operate the Facility have been, or on or prior to the Lease Termination Date therefor shall be, transferred to the Lessor (or the Lessor has been, or on or prior to such Lease Termination Date, given the right to use each such item) and can be transferred to (or used by) any successor or assignee of the Lessor without further consent or approval by any Person (subject only to normal Governmental Requirements);

                    (ii) conveyancing, assignment, transfer, termination and other documents that, in the sole discretion of the Lessor, are sufficient to (A) vest in the Lessor good and marketable title to the Facility, free and clear of all Liens except Permitted Liens (other than those described in clause (ii)(b) of the definition of Permitted Liens) and (B) terminate the rights of the Lessee and all other Persons in and to the Facility;

                    (iii) evidence satisfactory to the Lessor, in its sole discretion, that no default exists under the Agency Agreement, ;

                    (iv)      an Environmental Assessment; and

                    (v)       such other documents, instruments,
     assessments, investigations, legal opinions, surveys and other items as the Lessor may reasonably request to evidence to the satisfaction of the Lessor, in its sole discretion) that (A) the Lessor has all Property, services, Permits, assets and rights necessary to own, operate and maintain the Facility from and after the Lease Termination Date or Cancellation Date therefor, as applicable, and
     (B) no Default, Loss Event or Casualty Occurrence then exists.

     To the extent any Facility is not in the condition required by this Section 16(d), the Lessee will pay to the Lessor such additional amounts as are reasonably required to place it in compliance. The Lessee shall also pay all costs and expenses relating to the surrender and clean-up in connection with the surrender of the Facility as may be required by Governmental Requirements or Insurance Requirements or which are otherwise necessary to prevent or remedy any Environmental Damages or Environmental Liabilities or to consummate the delivery of possession of the Facility to the Lessor hereunder.

          Section 17.    Events of Default and Remedies.

               (a) Each of the following acts or occurrences shall constitute an "Event of Default" hereunder:

                    (i) default in the payment of the Purchase Price for any Facility on the relevant Option Date, or in the payment of the Termination Value or Purchase Price for any Facility on the relevant Cancellation Date or Purchase Closing Date, as applicable, or in the payment of the Purchase Price or the Final Rent Payment or the Completion Costs Payment, as applicable, for any Facility on the relevant Lease Termination Date or Purchase Closing Date, as applicable or in the payment when due of any Interim Rent or Basic Rent for any Facility; or the default in the payment when due of any Supplemental Rent for any Facility, or the amount of any Indemnified Risk or of any other amount due hereunder or under any other Operative Document and the continuance of such default for the earlier of (x) 5 days after the date due or (y) 2 Business Days after notice (which may be oral) by the Lessor to the Companies; or

                    (ii) subject to Section 17(i), if applicable, either of the Companies shall fail to observe or perform any covenant contained in Sections 30(a) through (l), inclusive, 30(h)(v) or
     (vi), 30(i)(ii), and 30(j); or

                    (iii) either of the Companies shall fail to observe or perform any covenant or agreement contained or incorporated by reference in this Lease (other than those covered by any other paragraph of this Section 17(a)) and such failure shall not have been cured within 30 days after the earlier to occur of (i) written notice thereof has been given to the Companies by the Lessor or
     (ii) any officer of either of the Companies otherwise obtains actual knowledge of any such failure; or

                    (iv) any representation or warranty made or deemed made by the Lessee herein, in any other Operative Document by the Lessee or otherwise in writing in connection with or pursuant to this Lease or any other Operative Document, shall be false or misleading in any material respect on the date made or deemed made; or

                    (v)       an Event of Default under the Agency Agreement; or

                    (vi) (A) either of the Companies shall (1) generally not pay its debts as such debts become due; or (2) admit in writing its inability to pay its debts generally; or (3) make a general assignment for the benefit of creditors; or (B) any case or proceeding shall be instituted or consented to by either of the Companies seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property; or (C) any such case or proceeding shall have been instituted against either of the Companies and either such case or proceeding shall not be stayed or dismissed for 60 consecutive days or any of the actions sought in such case or proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or any substantial part of its property) shall occur; or (D) either of the Companies shall take any corporate action to authorize any of the actions set forth above in this
     Section 17(a)(vi); or

                    (vii) a Company or any Subsidiary defaults (whether as primary obligor or as guarantor or other surety) in any payment of principal of or interest on any other obligation for money borrowed (or any Capitalized Lease Obligation, any obligation under a conditional sale or other title retention agreement, any obligation issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage or any obligation under notes payable or drafts accepted representing extensions of credit) beyond any period of grace provided with respect thereto, or a Company or any Subsidiary fails to perform or observe any other agreement, term or condition contained in any agreement under which any such obligation is created (or if any other event thereunder or under any such agreement shall occur and be continuing) and the effect of such failure or other event is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due (or to be repurchased by a Company or any Subsidiary) prior to any stated maturity, provided that the aggregate principal amount of all obligations as to which such a payment default shall occur and be continuing or such a failure or other event causing or permitting acceleration (or causing or permitting rescission to a Company or any Subsidiary) shall occur and be continuing exceeds $500,000; or

                    (viii) (a) a Company or any other Person who is a member of the Companies' "control group" (as such term is defined under ERISA) fails to make all or any portion of a required installment payment under 29 U.S.C. 1082(e) with respect to any Plan, (b) the aggregate unpaid balance of such installment together with the unpaid balance of all prior installments and other payments due under 20 U.S.C. 1082 (including any accrued interest on such amounts) exceeds $1,000,000, and (c) such amounts remain unpaid for more than 30 days after the due date of the installment referred to in clause (a); or

                    (ix) a Company or any of their Affiliates as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an annual amount exceeding $1,000,000; or

                    (x) any final judgment or order, or series of judgments or orders, for the payment of money in an aggregate amount in excess of $1,000,000 is rendered against a Company or any Subsidiary and either (a) enforcement proceedings have been commenced by any creditor upon such judgment or order, (b) within 60 days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or (c) within 60 days after the expiration of any such stay, such judgment is not discharged; or

                    (xi) any of the Operative Documents shall cease, for any reason, to be in full force and effect or either of the Companies shall so assert; or

                    (xii)     the Lessee shall abandon any Facility.

               (b) Subject to the provisions of Section 17(i), upon the occurrence and during the continuance of any Event of Default, in accordance with the determination of the Lessor, the Lessor may do any one or more of the following (without prejudice to the obligations of the Lessee under Section 15(b)(ii)):

                    (i) proceed by appropriate judicial proceedings, either at law, in equity or in bankruptcy, to enforce performance or observance by the Lessee of the applicable provisions of this Lease, or to recover damages for the breach of any such provisions, or any other equitable or legal remedy, all as the Lessor shall deem necessary or advisable; and/or

                    (ii) by notice to the Lessee, either (x) terminate this Lease for all Facilities in accordance with Section 15, whereupon the Lessee's interest and all rights of the Lessee to the use of any Facility shall forthwith terminate subject to the Lessee's rights under such Section 15 to acquire such

     Facility on the Purchase Closing Date as provided herein, but the Lessee shall remain liable with respect to its obligations and liabilities hereunder; or (y) terminate the Lessee's right to possession of the Facility or any portion thereof; and/or

                    (iii) exercise any and all other remedies available under applicable law or at equity.

               (c) Subject to the provisions of Section 17(i), after the occurrence and during the continuance of a Cancellation Event or Termination Event, in the event the Lessor elects not to terminate this Lease and the Lessee has not exercised its option under
Section 15(c), this Lease shall continue in effect and the Lessor may enforce all of the Lessor's rights and remedies under this Lease, including, without limitation, the right to recover the Interim Rent, the Basic Rent and the Supplemental Rent for each
Facility, and all other yield protection payments and other amounts with respect thereto, as it becomes due under this Lease. For the purposes hereof, the following do not constitute a cancellation or termination of this Lease as to any Facility: (i) acts of maintenance or preservation of such Facility or any portion thereof, (ii) efforts by the Lessor to relet such Facility or any portion thereof, including, without limitation, termination of any sublease of such Facility and removal of any tenant from the Applicable Site thereof, (iii) or the appointment of a receiver upon the initiative of the Lessor to protect the Lessor's interest under this Lease.

               (d) Subject to the provisions of Section 17(i), if (i) on the Lease Termination Date for any Facility, such Facility is not acquired by the Lessee or its designee by payment of the Purchase Price therefor or (ii) on the Cancellation Date or Option Date for any Facility, the Lessee or its designee has defaulted in its obligation to acquire the Facility and pay the Purchase Price for such Facility in accordance with the Lessee's election under
Section 15(b)(ii), then the Lessor shall have the immediate right of possession of all Facilities and the right to enter onto any Applicable Sites, and the Lessor may thenceforth hold, possess and enjoy such Facility, free from any rights of the Lessee and any Person claiming by, through or under the Lessee. The Lessor shall be under no liability by reason of any such repossession or entry onto the premises of the Lessee.

               (e) Subject to the provisions of Section 17(i), should the Lessor elect to repossess any Facility or any portion thereof upon cancellation or termination of this Lease as to such Facility or otherwise in the exercise of the Lessor's remedies, the Lessee shall peaceably quit and surrender the Facility or any such portion thereof to the Lessor and either (i) deliver possession of such Facility to the Lessor or (ii) allow Lessor or its agents or assigns to enter onto the Applicable Site thereof to remove any and all of such Facility at the expense of the Lessee, and neither the

Lessee nor any Person claiming through or under the Lessee shall thereafter be entitled to possession or to remain in possession of such Facility or any portion thereof but shall forthwith peaceably quit and surrender such Facility to the Lessor.

               (f) Subject to the provisions of Section 17(i), at any time after the repossession of any Facility or any portion thereof, whether or not this Lease shall have been canceled or terminated as to such Facility, the Lessor may (but shall be under no obligation to) relet such Facility or the applicable portion thereof without notice to the Lessee, for such term or terms and on such conditions and for such usage as the Lessor in its sole and absolute discretion may determine. The Lessor may collect and receive any rents payable by reason of such reletting, and the Lessor shall not be liable for any failure to relet the Facility or for any failure to collect any rent due upon any such reletting.

               (g) Subject to the provisions of Section 17(i), the remedies herein provided in case of an Event of Default are in addition to, and without prejudice to, the Lessee's continuing obligations under
Section 15(b)(ii), and shall not be deemed to be exclusive, but shall be cumulative and shall be in addition to all other remedies existing at law, in equity or in bankruptcy. The Lessor may exercise any remedy without waiving its right to exercise any other remedy hereunder or existing at law, in equity or in bankruptcy.

               (h) No waiver by the Lessor hereunder of any Default or Event of Default shall constitute a waiver of any other or subsequent
Default or Event of Default. To the extent permitted by applicable law, the Lessee waives any right it may have at any time to require the Lessor to mitigate the Lessor's damages upon the occurrence of a Default or Event of Default by taking any action or exercising any remedy that may be available to the Lessor, the exercise of remedies hereunder being at the discretion of the Lessor.

               (i) Certain covenants contained in the Revolving Credit Agreement as of the Closing Date, identified below, are the "Specified Revolver Covenants" (which term shall include any amendments thereto, regardless of whether the Lease Counterpart
Covenants referred to below are likewise amended). The Lease contains covenants identified below (such covenants are the "Lease Counterpart Covenants"), which are the counterparts of, and are intended as of the Closing Date to be the same as, the Specified
Revolver Covenants (except for references which are specific to this Lease). The Specified Revolver Covenants and the Lease
Counterpart Covenants to which they correspond are as set forth below (references to sections of the Revolving Credit Agreement and the Lease are to the Revolving Credit Agreement and the Lease as either may be amended or supplemented from time to time):

          Specified Revolver            Lease Counterpart
              Covenants                      Covenants
                 5.01                          30(a)
                 5.02                          30(b)
                 5.03                          30(c)
                 5.04                          30(d)
                 5.05                          30(e)
                 5.06                          30(f)
                 5.07                          30(g)

Notwithstanding any provision of Section 17 to the contrary, so long as:

          (i) the Revolving Credit Agreement is in effect and still contains a Specified Revolver Covenant which addresses the same subject as (but, as a result of amendments, may and need not be necessarily exactly the same as) the Lease Counterpart Covenant which gives rise to the Lease Counterpart Covenant Default; and

          (ii) an Event of Default arises solely by virtue of the occurrence of a breach of any of the Lease Counterpart Covenants (any such Event of Default being a "Lease Counterpart Covenant Default", and any event of default under the Revolving Credit Agreement arising solely by virtue of the occurrence of a breach of any of the Specified Revolver Covenants being a "Specified Revolver Covenant Default"); and

          (iii) no other Event of Default (other than such Lease
     Counterpart Covenant Default) is in existence at such time;

then, so long as each of the foregoing 3 conditions remains satisfied, the Lessor shall, without waiving any Lease Counterpart Covenant Default, forbear from the exercise of any rights or remedies under Sections 17(b) through (g), inclusive, of this Lease, until the date (the "Forbearance Termination Date") which is the earlier of (x) 90 days after the occurrence of such Lease Counterpart Covenant Default and (y) in the event of a Specified Revolver Covenant Default, the date on which lenders under the Revolving Credit Agreement have commenced the taking of any action under the Revolving Credit Agreement to accelerate the indebtedness thereunder, terminate the commitments thereunder, exercise any right of setoff with respect to the indebtedness thereunder, exercise any other right or remedy thereunder, or obtain collateral for the indebtedness thereunder; provided, however, that:

          (1) nothing in the foregoing shall limit or restrict the right of the Lessor to exercise any rights and remedies under Sections 17(b) through (g), inclusive, after the Forbearance Termination Date or upon either (A) the occurrence and during the existence of any Event of Default other than such Lease Counterpart Covenant Default, (B) the non-satisfaction of any of the foregoing 3 conditions, in either case during such 90 day period or otherwise; and

          (2) the provisions of this Section 17(i) shall not be invoked more than once in any period of 12 consecutive months.

          Section 18.    Reserved.

          Section 19. Inspection; Right to Enter Premises of the Lessee. The Lessee shall permit, and cause each of its Subsidiaries to permit, the Lessor or its authorized representatives (but without any obligation to do so) to (i) enter upon any Applicable Site or any premises of the Lessee at reasonable times upon reasonable advance notice in order to inspect the Property located thereon (subject to compliance with applicable safety requirements of the Lessee and applicable Governmental Requirements) and to inspect, audit and make copies of all documents and instruments in the possession of the Lessee (including without limitation records relating to Facility Cost and Book Value of any of the Facilities) relating to any Facility that are reasonably necessary or appropriate for the Lessor or such authorized representatives to determine the truth and accuracy of any schedule, annex, exhibit or representation delivered or made hereunder or under any other Operative Document, or compliance by the Lessee with any of the agreements contained herein or in any other Operative Document, and (ii) discuss the condition, compliance with Governmental Requirements, and performance of the Facility and the business of the Lessee and the respective affairs, finances and accounts of the Lessee and its Subsidiaries with their respective officers, employees and independent accountants. The Lessee agrees to coordinate and assist in such visits and inspections, in each case at such reasonable times and as often as may be reasonably be desired.

          Section 20. Right to Perform the Lessee's Covenants. Subject to Section 13, if the Lessee shall fail to make any payment or perform any act required to be made or performed by it hereunder, the Lessor, upon notice to or demand upon the Lessee but without waiving or releasing any obligation or Default or Event of Default, may (but shall be under no obligation to) at any time thereafter make such payment or perform such act for the account and at the expense of the Lessee as, at the Lessor's sole discretion, may be necessary or appropriate therefor and, upon the occurrence and during the continuance of a Cancellation Event or Termination Event with respect to any Facility, may enter upon the Applicable Site for such purpose and take all such action thereon as, at the Lessor's sole discretion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of the Lessee or a repossession by the Lessor. All sums so paid by the Lessor and all costs and expenses (including, without limitation, reasonable attorneys' fees and expenses so incurred) shall be paid by the Lessee to the Lessor on demand as Supplemental Rent.

          Section 21. Participation by Co-Lessees or Sublessees; Participations by Lessor.

               (a) Except as otherwise permitted in this Section 21, the Lessee may not assign its rights or obligations under this Lease without the prior consent of the Lessor.

               (b) The Lessee may, so long as no Default, Event of Default, other Cancellation Event or Termination Event shall have occurred and be continuing, enter into documentation assigning all or any part of this Lease and, as necessary, the other Operative
Documents, to another Person, so long as (i) such documentation evidences the undertaking of such Person (a "Co-Lessee") to be responsible for all or certain obligations of the Lessee, (ii) such documentation expressly states that such assignment is subject and subordinate to the terms of this Lease and the Liens created hereby and (iii) the Lessee shall remain primarily liable for all obligations of the tenant of all of the Facilities under this Lease. The Lessee will furnish promptly to the Lessor copies of all such documentation entered into by the Lessee from time to time. Any assignment made otherwise than as expressly permitted by this Section 21(b) shall be null and void and of no force and effect.

               (c) The Lessee may, from time to time, so long as no Default, Event of Default, other Cancellation Event or Termination Event shall have occurred and be continuing, enter into a sublease as to any Facility and such other documentation as may be necessary with one or more Persons (each a "Sublessee"). In any event, any documentation executed by the Lessee in connection with the subletting of any of the Facilities (i) shall expressly state that such sublease is subject and subordinate to the terms of this Lease and the Liens created hereby and (ii) shall not provide for a sublease term ending after the then current Scheduled Lease
Termination Date for such Facility. The Lessee will furnish promptly to the Lessor copies of all subleases and related documentation entered into by the Lessee from time to time. No sublease permitted by the terms hereof will reduce in any respect the obligations of the Lessee hereunder, it being the intent of the Lessee and the Lessor that the Lessee be and remain directly and primarily liable as a principal for its obligations hereunder. Any sublease made otherwise than as expressly permitted by this Section 21(c) shall be null and void and of no force or effect.

               (d) The Lessor may from time to time, without consent of or notice to the Lessee, sell participations in the interests of the Lessor in this Lease and the other Operative Documents to one or more banks or other financial institutions or affiliates thereof
(each a "Participant") upon such terms and conditions as it shall determine; provided, that: (i) no Participant shall be entitled to receive any greater payment under Section 3(g) or Section 27(c) than the Lessor would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Lessee's prior written consent or by reason of the provisions of
Section 27(b) or (c) requiring the Lessor to designate a different
Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist;
(ii) the Lessor shall include in the participation agreement with each Participant the covenant of each Participant (x) if it is not chartered or organized under the laws of the Unites States of America or a state thereof, to comply with the provisions of
Section 3(g) regarding Non-U.S. Domestic Participants, and (y) to take no position in conflict with the statements of the intent of the Lessor and the Lessee in Section 25 of this Lease or otherwise in conflict with the provisions thereof; and (iii) the Lessor shall not become obligated to the Participant to take or refrain from taking any action hereunder except that the Lessor may agree that it will not (except as provided below), without the consent of the Participant, agree to (i) the change of any date fixed for the payment of Interim Rent or Basic Rent, (ii) the change of the amount of any Interim Rent or Basic Rent or fees due on any date fixed for the payment thereof, (iii) the change of the amount of Unrecovered Facility Cost, (iv) any change in the rate at which either Interim Rent or Basic Rent is computed or (if the Participant is entitled to any part thereof) any fee is payable hereunder from the rate at which the Participant is entitled to receive Interim Rent, Basic Rent or fee (as the case may be) in respect of such participation, (v) the release or substitution of all or any substantial part of the Collateral, or (vi) the release of the Guaranty.

          Section 22. Notices. Except as otherwise provided herein, all notices, requests and other communications provided for hereunder shall be in writing (including telecopier and other readable communication) and mailed by certified mail, return receipt requested, telecopied or otherwise transmitted or delivered, if to the Lessee, at 2200 Forward Drive, Harrison, Arkansas 72601, Attention: Chief Financial Officer, Telecopier: 870-741-5240; if to the Lessor, at 191 Peachtree Street, N.E., Atlanta, Georgia 30303-1757, Attention: Kenneth Washington, Telecopier: 404-332-5016; or, as to either party, at such other address as shall be designated by such party in a written notice to the other party.
Each such notice, request or other communication shall be effective
(i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section and the confirmation is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Lessor under Sections 3 and 28 shall not be effective until received. A notice received by the

Lessor by telephone shall be effective if the Lessor believes in good faith that it was given by an authorized representative of the Lessee and acts pursuant thereto, notwithstanding the absence of written confirmation or any contradictory provision thereof.

          Section 23. Amendments and Waivers. The provisions of this Lease may from time to time be amended, modified or waived only if such amendment, modification or waiver is in writing and consented to by the Lessee and the Lessor and, if applicable, in accordance with Section 22.

          Section 24. Severability. Any provision of this Lease which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          Section 25. Federal Income Tax Considerations. It is the understanding of the parties that for income tax purposes this transaction will be treated as a financing and the Lessee will be treated as the owner of all of the Facilities and the Lessee and the Lessor agree not to take any action inconsistent with such treatment, subject to the following sentence. Notwithstanding anything in this Section to the contrary, the Lessor retains the right to assert that it is the owner of the Facilities subject to this Lease for income tax purposes in the event that there is a determination (within the meaning of Section 1313 of the Internal Revenue Code of 1986, as amended, or with respect to state or local income tax, a comparable determination under state or local law) that the Lessee is not to be treated as the owner of the Facilities.

          Section 26. Other Provisions. In order to protect the rights and remedies of the Lessor and the Lessee both during the term of this Lease and following a Default, an Event of Default, any other Cancellation Event or a Termination Event, and for the purposes of Federal, state and local income taxes and ad valorem taxes, state and local sales taxes, documentary stamp and intangible taxes and other taxes relating to or assessable as a result of the execution, delivery or recording of any of the Operative Documents and for purposes of Title 11 of the United
States Code (or any other applicable Federal, state or local insolvency, reorganization, moratorium, fraudulent conveyance or similar law now or hereafter in effect for the relief of debtors), the parties hereto intend that (A) this Lease be treated as the repayment and security provisions of a loan by the Lessor to the Lessee in the aggregate amount of the Facility Cost for all Facilities, (B) all payments of Rent and the Purchase Price or Termination Value for any Facility be treated as payments of principal, interest and other amounts owing with respect to such loan, respectively, (C) the Lessee should be treated as entitled to all benefits of ownership of the Facilities or any part thereof, and (D) this Lease be treated as (i) for each Facility, a mortgage, deed to secure debt or deed of trust, as applicable in the jurisdiction in which the Applicable Site for such Facility is located and as a security agreement or other similar instrument(this Lease, as so treated, is the "Mortgage") from the Lessee, as mortgagor or grantor, to the Lessor, as mortgagee or grantee, conveying a Lien on or passing title to (as applicable in the jurisdiction in which the Applicable Site for such Facility is located), that part of each Facility constituting real property and the memorandum of lease for such Facility shall include such granting, conveyancing, title warranty and other provisions as is customary for a mortgage, deed to secure debt, deed of trust or other similar instrument pertaining to real estate in the jurisdiction in which the Applicable Site for such Facility is located; and (ii) as a security agreement from the Lessee, as debtor, to the Lessor, as secured party, encumbering any Facility and all personal property comprising any Facility, and that the Lessee, as debtor, hereby grants to the Lessor, as secured party ( the "Secured Party") a first and prior Lien on and security interest in the equipment, fixtures, and any and all other personal property of any kind or character comprising any Facility and all proceeds therefrom, in each case being effective as of the date of this Lease. In such event, the Lessor shall have, and the memorandum of lease for such Facility shall provide, all of the rights, powers and remedies of a mortgagee or grantee and secured party available under applicable law, including, without limitation, judicial or nonjudicial foreclosure or power of sale, as and to the extent available under applicable law, and the amounts secured by the Liens and security interests shall be the collective amount of the aggregate unpaid Advances, together with unpaid interest thereon, plus any other amounts owing to the Lessor under the Operative Documents (including, without limitation, Supplemental Rent) (collectively, the "Secured Amount"). The filing of a memorandum of this Lease as to any Facility shall be deemed to constitute the filing of a mortgage, deed to secure debt or deed of trust, as applicable, in the jurisdiction in which such Facility is located and the filing of any financing statement in connection with this Lease shall be deemed to constitute the filing of a financing statement to perfect the mortgage lien, deed to secure debt security title or deed of trust security title, as applicable, and security interests in the Facility as aforesaid to secure the payment of all amounts due from time to time from the Lessee to the Lessor under this Lease and the other Operative Documents. If this transaction is treated as a financing, the obligation arising hereunder shall be with full recourse to the Lessee and shall not be treated as recourse only to the Facilities.
               This Mortgage secures and shall be security for any and all future advances made by Secured Party to the Lessee. Nothing contained herein shall be deemed an obligation on the part of the Secured Party to make any further advances.

          In order to preserve the security interest and lien and/or security title provided for herein, the Lessor and the Lessee agree to abide by the following provisions with regard to the Facility (for purposes of this Section 26, hereinafter referred to as "Collateral"):

               (a)  Change in Location of Collateral or the Lessee.    The
Lessee (i) will notify the Secured Party on or before the date of any change in (A) the location of the Collateral (B) the location of Lessee's chief executive office or address, (C) the name of the Lessee and (D) the corporate structure of the Lessee (but only if such change is such that any financing statement filed pursuant to
Section 26 or Section 28 hereof becomes seriously misleading), and
(ii) will, on or before the date of any such change, prepare and file new or amended financing statements as necessary so that the Secured Party shall continue to have a first and prior perfected
Lien (subject only to Permitted Liens) in the Collateral after any such change.

               (b) Sale, Disposition or Encumbrance of Collateral. Except for Permitted Liens, as permitted by any of the Operative Documents or with the Secured Party's prior written consent, the Lessee will not in any way encumber any of the Collateral (or permit or suffer any of the Collateral to be encumbered) or sell, assign, lend, rent, lease or otherwise dispose of or transfer any of the Collateral to or in favor of any Person other than the Secured
Party.

               (c) Proceeds of Collateral. Except as permitted by any of the Operative Documents, the Lessee will deliver to the Secured
Party promptly upon receipt all proceeds delivered to the Lessee from the sale or disposition of any Collateral. After the occurrence and during the continuance of a Cancellation Event or Termination Event, in the event the Lessee has not purchased the relevant Facility or Facilities pursuant to Section 15(a)(ii)(A) or paid the Final Rent Payment and made available to the Lessor a satisfactory update of the Environmental Assessment pursuant to
Section 15(a)(ii)(B), all such proceeds and all proceeds received by the Lessor from the sale or disposition of any Collateral pursuant to this Section 26 shall first be applied (i) first to the expenses of sale, (ii) secondly, to the portion of Unrecovered
Facility Cost constituting the Non-Recourse Amount, (ii) thirdly, to pay all accrued and unpaid Supplemental Rent, (iv) fourthly, to pay all accrued and unpaid Interim Rent and Basic Rent; (v) and fifthly, to pay the portion of Unrecovered Facility Cost constituting the Recourse Amount, and (vi) the balance to the Lessee. This Section shall not be construed to permit sales or dispositions of the Collateral except as may be elsewhere expressly permitted by this Lease or the other Operative Documents.

               (d) Further Assurances. Upon the request of the Secured Party, the Lessee shall (at the Lessee's expense) execute and deliver all such assignments, certificates, financing statements or other documents and give further assurances and do all other acts and things as the Secured Party may reasonably request to perfect the Secured Party's interest in the Collateral or to protect, enforce or otherwise effect the Secured Party's rights and remedies hereunder, all in form and substance reasonably satisfactory to the Secured Party.

               (e) Collateral Attached to Other Property. In the event that any of the Collateral is removed from any Facility and is to be attached or affixed to any Real Property, the Lessee hereby agrees that a financing statement which is a fixture filing may be filed for record in any appropriate real estate records. If the Lessee is not the record owner of such Real Property, it will provide the Lessor with any additional security documents or financing statements necessary for the perfection of the Secured Party's Lien in the Collateral, as reasonably requested by the Secured Party.

               (f) Secured Amount. Should the Secured Amount be paid according to the tenor and effect thereof when the same becomes due and payable hereunder, and should the Lessee perform all covenants contained in the Operative Documents in a timely manner, then the Mortgage shall be cancelled and surrendered.

               (g) Mortgage Remedies. With respect to each Facility, the memorandum of lease with respect thereto shall include mortgage remedies which are reasonable and customary in the jurisdiction in which the Applicable Site is located, which shall include, without limitation, the right of the Lessor to sell the part of the Facility constituting real property (the "Real Property") or any part of the Real Property, pursuant to a private power of sale, authorized in such jurisdiction, or in a judicial foreclosure.

          Section 27.    Yield Protection and Illegality

               (a)  Basis for Determining Rent Inadequate or Unfair.

If on or prior to the first day of any Rental Period or Interim
Rental Period with respect to any Basic Rent or Interim Rent which is determined on the basis of the Adjusted LIBO Rate:

                    (i) the Lessor determines that deposits in Dollars (in the applicable amounts), are not being offered in the relevant market for such Rental Period or Interim Rental Period, or

                    (ii) the Lessor determines and gives notice to the Lessee that, as a result of conditions in or generally affecting the London interbank eurodollar market, the rates or yield for Basic Rent or Interim Rent, as applicable, determined on the basis of the LIBO Rate for any Rental Period or Interim Rental Period will not adequately and fairly reflect the cost to the Lessor of making, funding or maintaining the Facility Cost giving rise to such Basic
     Rent or Interim Rent for any Facility for such Rental Period or Interim Rental Period, the Lessor shall forthwith so notify the Lessee, whereupon,

                    (A)  the Basic Rent or Interim Rent, as
          applicable, for such Facility for such Rental Period or Interim Rental Period shall be determined on the basis of the Base Rate,

                    (B) the obligation of the Lessor to fund any Facility Cost having Basic Rent or Interim Rent, as applicable, or to continue to accrue Basic Rent or Interim Rent, as applicable, based on the Adjusted LIBO Rate shall be suspended until the Lessor shall notify the Lessee that the circumstances causing such suspension no longer exist, and

                    (C) unless the Lessee notifies the Lessor at least 2 Business Days before the date of funding of any Facility Cost for which notice has previously been given that it elects not to cause the related Facility to be purchased on such date, Basic Rent or Interim Rent, as applicable, relating to such Facility Cost shall be determined at a rate of interest equal to the Base Rate. Upon the written request of the Lessee, the Lessor shall negotiate with the Lessee for a reasonable period of time, as determined in the Lessor's discretion, to develop a substitute interest rate basis hereunder; provided, however, (x) the Lessor and the Lessee make no representation, warranty or covenant that any such agreement will be made, and (y) any relevant Basic Rent or Interim Rent shall continue to be determined based on the Base Rate during the continuance of any such negotiations and thereafter should no alternate interest rate be agreed to by the necessary parties.

               (b) Illegality. If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof (any such agency being referred to as a "Banking Authority" and any such event being referred to as a "Change of Law"), or compliance by the Lessor (or its Applicable Funding Office) with any request or directive
(whether or not having the force of law) of any Banking Authority shall make it unlawful or impossible for the Lessor (or its Applicable Funding Office) to determine Basic Rent or Interim Rent for the making, maintaining or funding of the Facility Cost for any Facility based on the Adjusted LIBO Rate, the Lessor shall forthwith give notice thereof to the Lessee, whereupon until the Lessor notifies the Lessee that the circumstances giving rise to such suspension no longer exist, the obligation of the Lessor to determine Basic Rent or Interim Rent for the making, maintaining or funding of the Facility Cost for any Facility based on Adjusted
LIBO Rate shall be suspended. Before giving any notice to the Lessee pursuant to this Section, the Lessor shall designate a different Applicable Funding Office if such designation will avoid the need for giving such notice and will not, in the judgment of the Lessor, be otherwise disadvantageous to the Lessor. If the Lessor shall determine that it may not lawfully continue to determine Basic Rent or Interim Rent for the making, maintaining or funding of any Facility Cost for any Facility based on the Adjusted
LIBO Rate to the end of the Rental Period or Interim Rental Period and shall so specify in such notice, the Basic Rent or Interim Rent for such Rental Period or Interim Rental Period shall immediately be converted to and be determined based on the Base Rate, and the Lessee shall immediately pay to the Lessor any amounts payable pursuant to Section 27(c).

               (c)  Increased Cost and Reduced Return.

                    (i) If after the date hereof, a Change of Law or compliance by the Lessor (or its Applicable Funding Office) with any request or directive (whether or not having the force of law) of any Banking Authority:

                    (A)  shall impose, modify or deem applicable
          any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any such requirement included in an applicable Euro-Dollar Reserve Percentage, against assets of, deposits with or for the account of, or credit extended by, the Lessor (or its Applicable Funding Office); or

                    (B)  shall impose on the Lessor (or its
          Applicable Funding Office) or on the relevant interbank market any other condition affecting the Basic Rent or Interim Rent, to the extent it is determined based on the Adjusted LIBO Rate;

     and the result of any of the foregoing is to increase the cost to the Lessor (or its Applicable Funding Office) of determining Basic Rent or Interim Rent based on the Adjusted LIBO Rate, or to reduce the amount of any sum received or receivable by the Lessor (or its Applicable Funding Office) under this Lease or under any other Operative Document with respect thereto, by an amount deemed by the Lessor to be material, then, within 15 days after demand by the Lessor, the Lessee shall pay to the Lessor such additional amount or amounts as will compensate the Lessor for such increased cost or reduction; provided, however, that the Lessee shall not be responsible to the Lessor for any increased cost or reduced return, under either this Section 27(c)(i) or the immediately succeeding Section 27(c)(ii), which accrued at any time before that date which is 90 calendar days prior to the date upon which the Lessee is notified of same.

                    (ii) If the Lessor shall have determined that after the date hereof the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof, or compliance by the Lessor (or its Applicable Funding Office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any Banking Authority, has or would have the effect of reducing the rate of return on the Lessor's capital as a consequence of its obligations hereunder to a level below that which the Lessor could have achieved but for such adoption, change or compliance (taking into consideration the Lessor's policies with respect to capital adequacy) by an amount deemed by the Lessor to be material, then from time to time, within 15 days after demand by the Lessor, the Lessee shall pay to the Lessor such additional amount or amounts as will compensate the Lessor for such reduction, subject to the proviso at the end of Section 27(c)(i).

                    (iii) The Lessor will promptly notify the Lessee of any event of which it has knowledge, occurring after the date hereof, which will entitle the Lessor to compensation pursuant to and subject to the limitations contained in this Section 27(c) and will designate a different Applicable Funding Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of the Lessor be otherwise disadvantageous to the Lessor. A certificate of the Lessor claiming compensation under this Section 27(c) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error; provided, that upon request of the Lessee, the Lessor shall furnish to the Lessee the calculations with respect thereto in order for the Lessee to verify the accuracy thereof. In determining such amount, the Lessor may use any reasonable averaging and attribution methods. Nothing in this Section 27(c) shall require the Lessor to disclose any information about its tax affairs or interfere with, limit or abridge the right of the Lessor to arrange its tax affairs in any manner in which it desires.

                    (iv)      The provisions of this Section 27(c) shall
     (i) subject to the provisions of Section 21(d)(i), be applicable with respect to any Participant, assignee or other transferee, and any calculations required by such provisions shall be made based upon the circumstances of such Participant, assignee or other transferee and (ii) constitute a continuing agreement and shall survive for a period of one year after the termination of this Agreement and the payment in full all Rent.

               (d) Payments and Computations. Each determination by the Lessor of an interest rate or yield with respect to Basic Rent or Interim Rent, or an increased cost or increased capital or of illegality hereunder shall be conclusive and binding for all purposes (absent manifest error) if made reasonably and in good faith; provided, that upon request of the Lessee, the Lessor shall furnish to the Lessee the calculations with respect thereto in order for the Lessee to verify the accuracy thereof.

               (e) Compensation. Upon the request of the Lessor, delivered to the Lessee, the Lessee shall pay to the Lessor such amount or amounts as shall compensate the Lessor for any loss, cost or expense (but not loss of margin or profit) incurred by the Lessor as a result of:

                    (i) any payment or prepayment (whether due to a voluntary prepayment or the occurrence of the Lease Termination
     Date for any reason) of Facility Cost on which Rent accrued based on the Adjusted LIBO Rate is prepaid on a date other than the last day of the Rental Period or Interim Rental Period therefor, or any failure to prepay a Basic Rent or other Facility Cost on the date specified for such prepayment by the Lessee in a notice to the Lessor; or

                    (ii)      any failure by the Lessee to cause the
     funding of the purchase of any component of any Facility pursuant to the Agency Agreement to occur on the date for such funding as specified in the applicable notice delivered pursuant to the Agency Agreement (other than by reason of a default by the Lessor);

such compensation to be: an amount equal to the excess, if any, of
(x) the amount of Basic Rent or Interim Rent which would have accrued on the amount so paid or prepaid or not prepaid or with respect to which such funding did not occur for the period from the date of such payment, prepayment or failure to prepay or fund to the last day of the then current Rental Period or Interim Rental Period for such payment of Basic Rent or Interim Rent, in the case of a failure to prepay or cause such funding, the Rental Period or Interim Rental Period for such Basic Rent or Interim Rent which would have commenced on the date of such failure to prepay or cause such funding) determined based on the applicable rate for Basic

Rent or Interim Rent provided for herein over (y) the rate relating to such Basic Rent or Interim Rent (as reasonably determined by the Lessor), the Lessor would have paid on deposits in Dollars of comparable amounts having terms comparable to such period placed with it by leading banks in the London interbank market; provided, that (i) the Lessee shall be responsible to the Lessor only for its actual costs incurred in connection with same (i.e. not for any lost profits which were expected over the course of such Rental Period or Interim Rental Period), (ii) the Lessor shall take reasonable efforts to mitigate its damages in connection with same, and (iii) the Lessee shall not be responsible to the Lessor for such losses in excess of those amounts as the Lessor would have incurred had it funded or maintained the related Facility Cost in the London interbank market.

               (f) Base Rate Substituted for Adjusted LIBO Rate. If (i) the obligation of the Lessor to make an Advance of any Facility Cost having Interim Rent or Basic Rent, or to continue to accrue Interim
Rent or Basic Rent based on the Adjusted LIBO Rate has been suspended pursuant to Section 27(b) or (ii) the Lessor has demanded compensation under Section 27(c), and the Lessee shall, by at least
5 Business Days' prior notice to the Lessor, have elected that the provisions of this Section 27(f) shall apply to the Lessor, then, unless and until the Lessor notifies the Lessee that the circumstances giving rise to such suspension or demand for compensation no longer apply, after the Interim Rent or Basic Rent made or maintained based upon the Adjusted LIBO Rate has been repaid, all Advances of any Facility Cost, or accrual of Interim
Rent or Basic Rent, that would otherwise be made or maintained by the Lessor based upon the Adjusted LIBO Rate shall be made or, from the beginning of the next Interim Rental Period or Rental Period be maintained instead based upon the Base Rate, plus the Applicable
Margin.

          Section 28.    Conditions Precedent

               (a) Closing; Conditions Precedent to Effectiveness of this Lease. On the Closing Date, at such place as the parties hereto shall agree, this Lease, the Agency Agreement and each of the other Operative Documents to which the Lessee is a party shall be duly executed and delivered by the parties to such documents. This
Lease shall become effective when (i) it shall have been executed by the Lessor and the Lessee, and (ii) the Lessor shall, on or before December 31, 1998 have received the following, each being in form and substance reasonably satisfactory to the Lessor:

                    (i) Certificates of the Companies. A Certificate of the Secretary or Assistant Secretary of each the Lessee and the Guarantor setting forth (i) resolutions of its board of directors authorizing the execution, delivery and performance of the obligations contained in this Lease, the Agency Agreement or the Guaranty, as applicable, and the other

     Operative Documents to which it is a party, (ii) the officers of the Lessee and the Guarantor, respectively, specified in such Secretary's Certificates that are authorized to sign this Lease, the Agency Agreement or the Guaranty, as applicable, and the other Operative Documents to which it is a party, and, until replaced by another officer or officers duly authorized for that purpose, to act as its respective representative for the purposes of signing documents and giving notices and other communications in connection with this Lease, the Agency Agreement or the Guaranty, as applicable, and the other Operative Documents to which it is a party, and (iii) true and correct copies of all amendments since December 31, 1992 of the articles or certificate of incorporation and the bylaws of the Lessee and the Guarantor (such articles and bylaws and amendments as of December 31, 1992 having been furnished to the Lessee as a lender under the Revolving Credit Agreement). The Lessor may conclusively rely on such certificate until the Lessor receives notice in writing from the Lessee or the Guarantor to the contrary.

                    (ii) Opinion of the Companies' Counsel. A favorable opinion or opinions of counsel to the Lessee and the Guarantor, in substantially the form of Exhibit C-1, and as to such other matters as the Lessor may reasonably request.

                    (iii) Execution and Delivery of the Guaranty and the other Operative Documents. The Guaranty and each of the other Operative Documents.

                    (iv) Financial Statements. The Lessor shall have received the financial statements described in Section 29(d).

               (v) Structuring Fees. Payment of a structuring fee payable to Wachovia Capital Investments, Inc. in an amount equal to 0.50% of the amount of the Commitment in effect on the Closing Date.

               (vi) Other. Such other documents as the Lessor or special counsel to the Lessor may reasonably request.

               (b) Conditions to Commencement of Lease for each Facility. The commencement of this Lease as to each Facility (the "Facility
Commencement Date") is subject to the satisfaction of the conditions set forth in Section 28(c), the acquisition of the Applicable Site for such Facility, there being no more than 5
Facilities under the Lease after giving effect to such acquisition, and the satisfaction of each of the following conditions as to such
Facility:

                    (i) Lease Supplement and Ground Lease, if Applicable. The Lessor shall have received a duly completed Lease Supplement for such Facility describing the Applicable

     Site (which shall be true and correct), and, if the Lessee is the owner of the Applicable Site, a ground lease for the Applicable Site in favor of the Lessor and satisfactory to it in all respects, in each case which shall be duly and properly executed and completed by the Lessee.

                    (ii) Recordation of Memorandum of Lease and Financing Statements. A memorandum of this Lease (which shall include the appropriate mortgage remedies pursuant to Section 26(g)), and all related financing statements and other requisite filing documents, shall have been duly filed in the appropriate offices and, to the fullest extent allowed by applicable law, all costs and taxes associated with such filing shall have been paid or provided for by the Lessee.

                    (iii) Insurance Certification. The Lessor shall have received a report by a firm of independent insurance brokers or consultants chosen by the Lessee setting forth the insurance obtained, and to be obtained pursuant to this Lease, with respect to such Facility and the Lessee's operations with respect thereto.

                    (iv) Receipt of Facility Plan. The Lessor shall have received a copy of the Facility Plan for such Facility.

                    (v) Environmental Matters. The Lessor shall have received the Environmental Assessment of the Applicable Site for such Facility.

                    (vi) Soil Tests. The Lessor shall have received the Soil Test Reports for such Facility.

                    (vii) Survey. The Lessor shall have received the Survey of the Applicable Site for such Facility.

                    (viii) Appraisal. The Lessor shall have received an Approved Appraisal of such Facility.

                    (ix) Title Insurance. A title insurance company acceptable to the Lessor in its reasonable discretion shall have issued, or provided the Lessor with evidence satisfactory to the Lessor that such title insurance company is irrevocably obligated to issue immediately after closing of the acquisition of the Applicable Site by the Lessor, an owner's title policy issued to the Lessor insuring the Lessor as fee simple owner or holder of a ground lease of the Applicable Site and, in the event that the Lease is ever deemed to be a mortgage, as mortgagee of such Facility under this Lease.

                    (x) Opinion of the Local Counsel for Lessee. A favorable opinion or opinions of counsel to the Lessee located in the state in which the Applicable Site is located, in substantially the form of Exhibit C-2, and as to such other matters as the Lessor may reasonably request.

               (c) Conditions to Initial and Subsequent Advances. The obligation of the Lessor to make the initial Advance and each subsequent Advance pursuant to this Lease is subject to the following further conditions precedent; provided, however, that with respect to any Advance on the Closing Date for structuring fees payable to Wachovia Bank, N.A. and for payment of Lessor's estimated attorneys fees and expenses, (1) the conditions set forth below in clauses (iii) through (vi), inclusive, and (viii) shall not be applicable, (2) the 3 Business Day notice requirement of
Section 4(b)(i) shall not be applicable, and (3) the minimum amount for Advances set forth in Section 4(b)(ii) shall not be applicable:

                    (i) Receipt of Advance Notice. The Lessor shall have received an Advance Notice with regard to each Advance, containing the information required by Section 4(b)(i), which shall be true and correct and shall be duly and properly executed and completed by the Lessee as Acquisition/Construction Agent for the Lessor.

                    (ii) No Default. The fact that immediately before and after the acquisition of the Applicable Site, no Default or Event of Default shall have occurred and be continuing.

                    (iii) Accuracy of Representations, etc. The representations and warranties of the Lessee contained in this Lease and the other Operative Documents to which it is a party, are true and correct in all material respects on and as of the acquisition of the Applicable Site for such Facility (except for any representations which were correct on the date of this Lease but are not correct on such date because of a change permitted by the terms of this Lease or the Operative Documents).

                    (iv) Title. The Lessor shall have good and marketable title to the Facility; and the Lessor shall have received executed copies of all Related Contracts requested by it.

                    (v) Receipt of Applicable Permits. All Permits that are or will become Applicable Permits shall have been obtained, except Applicable Permits customarily obtained or which are permitted by Governmental Requirements to be obtained after the date of the requested Advance (in which case the Lessee, having completed all appropriate due diligence in connection therewith, shall have no reason to believe that such Permits will not be granted in the usual course of business prior to the date that such Permits are required by Governmental Requirements). All such obtained Permits shall be in proper form, in full force and effect and not subject to any appeal or other unsatisfied contest that may allow modification or revocation thereof.

                    (vi) Casualties. Neither such Facility nor the Applicable Site thereof shall have suffered (A) a Loss Event or (B) a Casualty Occurrence other than a Casualty Occurrence for which a plan acceptable to the Lessor for replacing, or causing to be replaced, the portions of Equipment that are the subject of such Casualty Occurrence has been provided to the Lessor.

                    (vii) No Material Adverse Change or Effect. No material adverse change shall have occurred in the financial condition of the Lessee and its Subsidiaries on a consolidated basis since the date of the most recent Fiscal Quarter for which a financial statement of the Lessee was delivered to the Lessor and no event, act, condition or occurrence shall exist or have occurred that has had, or would reasonably be expected to have, a Material Adverse Effect.

                    (viii) Taxes, Filings, Recordings. All filings or recordings considered necessary or desirable by the Lessor have been completed and all taxes and fees in connection therewith, and all Impositions with respect to the Facility that are then due and payable, shall have been paid by the Lessee.

Each presentation of a Lease Supplement hereunder shall be deemed to be a representation and warranty by the Lessee on the Facility
Completion Date relating thereto as to the facts specified in paragraphs (ii), (iii), (iv), (v), (vi) and (vii) of this
Section 28(b).

          Section 29.    The Lessee's Representations and Warranties

The Lessee represents and warrants to the Lessor, and, by execution and delivery of the Guaranty, the Guarantor represents and warrants to the Lessor, as set forth below for each of them:

               (a) Corporate Existence and Power. The Lessee and the Guarantor are each corporations duly incorporated, validly existing and in good standing under the laws of the State of Arkansas. The Lessee is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, except for any failure to comply with the foregoing which does not have a Material Adverse Effect, and has all corporate powers and all government authorizations, licenses, consents and approvals required to engage in its business and operations as now conducted, except for any failure to comply with the foregoing which does not have a Material Adverse Effect.

               (b) Corporate and Governmental Authorization. The execution, delivery and performance by the Lessee of this Lease and the other Operative Documents to which it is a party, and by the Guarantor of the Guaranty (i) are within its corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) require no action by or respect of or filing with, any governmental body, agency or official, (iv) do not contravene or constitute a default under, any material provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Lessee or, to the best of the Lessee's knowledge, any material agreement relating to Debt, judgment, injunction, order, decree or other instrument relating to Debt binding upon the Companies or any of their Subsidiaries of either of them and (v) do not result in the creation or imposition of any Lien on any asset of the Companies or either of them or on any of the Facilities, except in favor of the Lessor pursuant to the Operative Documents.

               (c) Binding Effect. This Lease and the Operative Documents to which it is a party constitutes a valid and binding agreement of the Lessee, and the Guaranty constitutes a valid and binding agreement of the Guarantor, in each case enforceable in accordance with their respective terms, provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditor's rights generally.

               (d) Financial Information. (i) The consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries as of December 31, 1997, and the related consolidated statements of income, stockholders' equity and cash flows for the Fiscal Year then ended, reported on by Ernst & Young LLP, and the unaudited consolidated financial statements of the Guarantor for the interim period ended June 30, 1998, copies of which have been delivered to the Lessor, fairly present, in conformity with GAAP, the consolidated financial position of the Guarantor and its Consolidated Subsidiaries as of such dates and their consolidated results of operations and cash flows for such periods stated.

               (ii) Since December 31, 1997, there has been no event, act, condition or occurrence having a Material Adverse Effect.

               (e) No Litigation. There is no action, suit or proceeding pending, or to the knowledge of the Lessee and the Guarantor, threatened, against or affecting the Companies or any Subsidiary of the Lessee before any court or arbitrator or any governmental body, agency or official which could have a Material Adverse Effect or which in any manner draws into question the validity of or could impair in any material respect the ability of the Lessee or the Guarantor to perform its obligations under this

Agreement or any of the Operative Documents executed by the Lessee or the Guarantor.

               (f) ERISA. No accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan (other than a Multiemployer
Plan). No liability to the Pension Benefit Guaranty Corporation has been or is expected by the Companies to be incurred with respect to any Plan by the Companies or any of their Subsidiaries which would have a Material Adverse Effect. Neither Company nor any of their Subsidiaries has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan which would have a Material Adverse
Effect. No Plan providing welfare benefits to retired former employees of the Companies or any of their Subsidiaries has been established or is maintained for which the present value of future benefits payable, in excess of irrevocably designated funds for such purpose, would have a Material Adverse Effect.

               (g) Compliance with Laws; Payment of Taxes. The Companies and each Subsidiary is in compliance with all applicable laws, regulations and similar requirements of Governmental Authorities
(including, as to Properties owned by the Companies and their Subsidiaries, all Environmental Requirements), except where such compliance is being contested in good faith through appropriate proceedings or does not have a Material Adverse Effect. There have been filed on behalf of Lessee, the Guarantor and each Subsidiary, all Federal, state and material local income, excise, property and other tax returns which are required to be filed by them and all taxes due pursuant to such returns or pursuant to any assessment received by or on behalf of the Companies, or any Subsidiary, have been paid or are being contested in good faith or, if unpaid and uncontested, are in immaterial amounts. The charges, accruals and reserves on the books of the Companies and each Subsidiary, in respect of taxes or other governmental charges are, in the opinion of the Lessee, adequate. United States income tax returns of the Companies and each Subsidiary which is a U.S. Person have been examined and closed through the Fiscal Year ended 19 .

               (h) Investment Company Act. Neither the Companies nor any of their Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

               (i) Public Utility Holding Company Act. Neither the Companies nor any of their Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

               (j) Ownership of Property. Each of the Lessee and the Guarantor has title to or leasehold or other interests in its material properties sufficient for the conduct of its business.

               (k) No Default. Neither the Companies nor any of their Subsidiaries is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound which could have or cause a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

               (l) Full Disclosure. To the best of the Lessee's knowledge, all written information heretofore furnished by the Lessee, for itself and as agent for the Lessor, to the Lessor for purposes of or in connection with this Lease, any of the Operative Documents, or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by the Lessee, for itself and as agent for the Lessor, to the Lessor will be, true, accurate and complete in every material respect or based on reasonable estimates on the date as of which such information is stated or certified.

               (m)  Environmental Matters.

                    (i) Neither the Companies nor any Subsidiary is subject to any Environmental Liability which could have or cause a Material Adverse Effect and neither the Companies nor any Subsidiary has been designated as a potentially responsible party under CERCLA or under any state statute similar to CERCLA. None of the Applicable Sites has been identified on any current or proposed (i) National Priorities List under 40 C.F.R. 300, (ii) CERCLIS list or (iii) any list arising from a state statute similar to CERCLA.

                    (ii) No Hazardous Materials have been or are being used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed or otherwise handled at, or shipped or transported to or from any Facility or any Applicable Site or are otherwise present at, on, in or under any Applicable Site, or at or from any adjacent site or facility, except for Hazardous Materials, such as cleaning solvents, pesticides and other materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed, or otherwise handled in the ordinary course of business in material compliance with all applicable Environmental Requirements.

                    (iii) The Companies and each of their Subsidiaries is in compliance in all material respects with all Environmental Requirements in connection with the operation of the Facilities and each Applicable Site.

                    (iv) Except to the extent specified on Schedule 29(m), to the best knowledge of the Companies (1) there are no Hazardous Materials on any of the Facilities or any Applicable Site, other than cleaning solvents, pesticides and other similar materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed, managed, or otherwise handled in the ordinary course of business or in management or maintenance of the Facilities and the Applicable Sites in material compliance with Environmental Requirements, (2) no Hazardous Material has migrated from any of the Facilities or any Applicable Site to, upon, about or beneath other properties, (3) no Hazardous Material has migrated or threatened to migrate from other properties to, upon, about or beneath any of the Facilities or any Applicable Site, and (4) all Hazardous Materials or solid wastes generated by the Facilities or at any Applicable Site have at all times been transported, treated and disposed of in material compliance with Environmental Requirements.

                    (v) Except to the extent specified on Schedule 29(m), to the best knowledge of the Companies, (1) there is not, nor has there been, constructed, placed, deposited, stored, disposed of or located on any of the Facilities or any Applicable Site any asbestos in any form, (2) no underground improvements, including treatment or storage tanks, pumps, or water wells, are or have been located on any Applicable Site, (3) there are no polychlorinated biphenyls (PCBs) or transformers, capacitors, ballasts, machinery, fixtures or other equipment which contain PCBs constructed, placed, deposited, stored, disposed of or located on any of the Facilities or any Applicable Site, (4) the uses and activities of, on or relating to the Facilities and each Applicable Site have at all times complied in all material respects with all Environmental Requirements, and the use which the Companies and their Affiliates, Subsidiaries and/or Sublessees make of the Facilities and the Applicable Sites will not result in the disposal or other Environmental Release of any Hazardous Material, (5) the Lessee has obtained all permits necessary under applicable Environmental Requirements, and (6) no Applicable Site has been, and is not now, listed on CERCLIS, the Environmental Protection Agency's list of violating facilities established pursuant to the Clean Water Act or the National Priorities List established pursuant to CERCLA.

                    (vi) Except to the extent specified on Schedule 29(m), to the best knowledge of the Companies (1) there exists no judgment, decree, order, writ or injunction outstanding, or litigation, action, suit, claim (including citation or directive) or proceeding pending or, to the knowledge of the Lessee or any of its Affiliates, Subsidiaries and/or Sublessees, threatened, relating to the ownership, use, maintenance or operation of the Facilities and the Applicable

     Sites by any person or entity, or arising from any alleged violation of Environmental Requirements, or any alleged liability for Environmental Damages, (2) there are no existing facts or conditions that could give rise to any such violation or liabilities, (3) there have been no written or, to the knowledge of the Lessee or any of its Affiliates, Subsidiaries and/or Sublessees, oral reports of environmental investigations, audits, studies, tests, reviews or other analyses conducted by or which have been presented to or are in the possession of the Lessee or any of its Affiliates, Subsidiaries and/or Sublessees, relating to any of the Facilities or any Applicable Site which have not been delivered to the Lessor and (4) neither the Companies nor, to the knowledge of the Lessee or any of its Affiliates, Subsidiaries and/or Sublessees, any other person or entity has received any notice or other communication concerning any alleged violation of Environmental Requirements, whether or not corrected to the satisfaction of the appropriate authority, or any notice or other communication concerning alleged liability for Environmental
     Damages in connection with any of the Facilities or any Applicable
     Site.

                    (vii) to the best knowledge of the Companies, there has been no actual or threatened Environmental Release of a Hazardous Material on or from any Facilities or any Applicable Site caused by the Companies or any of their Affiliates, Subsidiaries and/or Sublessees.

                    (viii) Except to the extent specified on Schedule 29(m), to the best knowledge of the Companies, the Lessee (a) has obtained all permits, licenses, and other authorizations which are required under Environmental Requirements in association with the Facilities and the Applicable Sites; and (b) will in full compliance with all terms and conditions of such required permits, licenses, and other authorizations associated with the Facilities and the Applicable
     Sites.

                    (ix) No permits or licenses are required to be obtained or maintained in connection with the use, operation, or ownership of any of the Facilities or any Applicable Site arising from any portion of any Applicable Site which constitute (i) "wetlands" under any Environmental Requirement, or (ii) habitat for species which is deemed to be endangered under any Environmental
     Requirement, nor are there any ongoing or continuing obligations regarding any portion of any Applicable Site which constitute wetlands. To the best knowledge of the Companies, there are no species of plants or animals located on any portion of any Applicable Site which are classified as threatened or endangered under any Environmental Requirement. There have been no written or, to the best knowledge of the Lessee or any of its Affiliates, Subsidiaries and/or Sublessees, oral wetlands delineations conducted by or which have been presented to or are in the possession of the Lessee or any of it Affiliates, Subsidiaries and/or Sublessees relating to the Facilities for any Facility or any Applicable Site which have not been delivered to the Lessor.

               (n) Use of Proceeds; Margin Stock. The proceeds of fundings of the Facility Cost by the Lessor are being used to finance the acquisition of the Facilities by the Lessor pursuant to the Agency Agreement, including the Improvements to be made thereto and the design, renovation, construction and installation thereof. The
Lessee is not engaged principally, or as one of its important activities, in the business of purchasing or carrying any Margin
Stock, and no part of the proceeds of fundings of the Facility Cost will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or be used for any purpose which violates, or which is inconsistent with, the provisions of Regulations T, U or X.

               (o) Insolvency. After giving effect to the execution and delivery of this Lease, the Lessee will not be "insolvent," within the meaning of such term as defined in 101 of Title 11 of the United States Code, as amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

               (p) Subsidiaries. Each of the Lessee's and Guarantor's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Neither the Lessee nor the Guarantor has any Subsidiaries except for those Subsidiaries listed on Schedule 29(q), which accurately sets forth each such Subsidiary's complete name and jurisdiction of incorporation.

               (q) Year 2000 Compliance. The Guarantor has (i) initiated areview and assessment of all areas within its and each of its Subsidiaries' business and operations (including those affected by suppliers and vendors) that could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by the Guarantor or any of its Subsidiaries (or its suppliers and vendors) may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999), (ii) developed a plan and timeline for addressing the Year 2000 Problem on a timely basis, and (iii) to date, implemented that plan in accordance with that timetable. The Guarantor reasonably believes that all computer applications of the
Companies and their Subsidiaries that are material to its or any of its Subsidiaries' business and operations will on a timely basis be able to perform properly date-sensitive functions for all dates before and after January 1, 2000 (that is, be "Year 2000 compliant"), except to the extent that a failure to do so could not reasonably be expected to have Material Adverse Effect. The
Guarantor is not actually aware that any computer applications of its vendors and suppliers will not Year 2000 compliant, except to the extent that a failure to do so could not reasonably be expected to have Material Adverse Effect.

               (r)  Facility Plan.  The representations contained in this
Section 29(r) are made as of the time of presentation of each Facility Plan to the Lessor pursuant hereto, with respect to each such Facility Plan. The Facility Plan has been prepared in good faith on the basis of assumptions deemed reasonable by the Lessee and accurately reflects in all respects all material costs currently anticipated to be incurred in connection with achieving
Completion. The Facility Plan sets forth the Lessee's good faith estimation of the schedule for achieving Completion. All material agreements and instruments comprising the Facility Plan are in full force and effect and the Lessee is not in default of its obligations thereunder in any respect that would reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Lessee, there are no agreements, instruments, licenses or other rights necessary to own, operate, lease or use the Facility the failure to obtain which would reasonably be expected to result in a Material Adverse Effect, other than the Applicable Permits, the documents and instruments comprising the Facility Plan, and the Operative Documents; and renovation, construction, ownership, operation, leasing or use of the Facility by the Lessee (and after the expiration or termination of the Lease, the renovation, construction, ownership, operation, leasing or use of the Facility by the Lessor or its successors or assigns) does not and will not infringe on, or otherwise violate, any patents, patent applications, trademarks (whether registered or not), trademark applications, trade names, proprietary computer software, or copyrights of any Person in any manner that would reasonably be expected to have a Material Adverse Effect.

          Section 30.    Covenants

     The Lessee and, by execution and delivery of the Guaranty, the Guarantor, each covenant and agree with the Lessor to comply with the following covenants until either (i) all Facilities have been purchased by the Lessee (or one of its Affiliates) for the Purchase Price therefor, or (ii) this Lease has been terminated, all Facilities have been returned to the Lessor and the Termination Value, the Purchase Price, the Final Rent Payment or the Completion Costs Payment, as the case may be, and all other amounts payable under this Lease and the other Operative Documents upon such occurrence have been paid in full:

               (a) Company Debt. The Companies will not permit at any time the Leverage Ratio to be greater than (a) 0. 65 to 1. 00, during the period from the date of this Agreement to and including December 31, 1997, and (b) 0.60 to 1.00, thereafter.

               (b) Subsidiary Debt. The Companies will not permit any Subsidiary to directly or indirectly create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to any Debt other than (a) the existing Debt of their Subsidiaries outstanding on the date hereof and set forth on
Schedule 30(b), which debt may be extended or renewed beyond its existing maturity provided that there is no increase in the outstanding principal amount of such Debt and (b) Debt of Subsidiaries which, together with the aggregate principal amount of Debt secured by Liens permitted by clauses (iii), (iv), (v) and
(vi) of the Revolving Credit Agreement(Debt of Subsidiaries and such Debt secured by such Liens, collectively, "Priority Debt"), does not exceed an amount equal to 10% of Net Worth; provided, further, that the aggregate outstanding principal amount of the Arkansas Development Finance Authority Economic Development Revenue Bonds (Arkansas Freightways Corporation Project) Series 1989 issued in the original, aggregate principal amount of $8,670,000 shall not be deemed to be Priority Debt.

               (c) Fixed Charge Ratio. The Companies will not permit at any time the ratio of Income Available for Fixed Charges (based on the four fiscal quarters immediately prior to the date of determination) to Fixed Charges (based on the four fiscal quarters immediately prior to the date of determination) to be less than
2.00 to 1.00.

               (d) Current Ratio. The Companies will not permit at any time the ratio of Current Assets to Current Liabilities to be less than
1.00 to 1.00.

               (e) Dividend Limitation. The Companies covenant that they will not (a) pay or declare any dividend on any class of their stock; (b) make any other distribution on account of any class of their stock, or redeem, purchase or otherwise acquire, directly or indirectly, any shares of their stock; (c) make or permit to remain outstanding any loan or advance to, or guarantee, endorse or otherwise be or become contingently liable, directly or indirectly, for any obligation of any Affiliate or stockholder (excluding the Guarantor as a stockholder of The Lessee); or (d) make any unscheduled payments of principal of, or retire, redeem, defease, purchase or otherwise acquire, any Subordinate Debt (all of the foregoing being herein called "Restricted Payments") unless (i) the sum of such Restricted Payment and all other Restricted Payments made in the current fiscal year does not exceed Net Earnings
Available For Restricted Payments for such year, and (ii) no Default or Event of Default has occurred and is continuing or would exist after giving effect to such Restricted Payment. There shall not be included in Restricted Payments (w) any payments under clause (d) above which are made solely out of the net proceeds of a concurrent sale of capital stock of the Guarantor or which are paid solely in shares of capital stock of the Guarantor; (x) dividends paid, or distributions made, in capital stock of the Guarantor; (y) exchange of capital stock of one or more classes of the Guarantor for capital stock of the Guarantor or for capital stock of the Guarantor of the same class, except to the extent that cash or other value is involved in such exchange; or (z) the payment of dividends or distributions by the Lessee to the Guarantor. The term "capital stock" as used in this Section 30(e) shall include warrants, options or rights to purchase or subscribe for capital stock.

               (f) Merger and Sales of Assets. The Companies will not, and will not permit any Subsidiary to, merge or consolidate with or into any other Person or convey, lease, transfer or otherwise dispose of all or a substantial part (i.e. assets which constitute more than 10% of the Total Tangible Assets of the Companies and their Subsidiaries) of its assets to any Person, or acquire all or substantially all of the assets of any Person except that

                    (i) any Subsidiary may merge with a Company (provided that a Company shall be the continuing or surviving corporation) or with any one or more other Wholly-Owned Subsidiaries (provided that a Wholly-Owned Subsidiary shall be the continuing or surviving corporation);

                    (ii) any Subsidiary may sell, lease, transfer or other-wise dispose of any of its assets to a Company or a Wholly-Owned Subsidiary;

                    (iii) the Guarantor may merge with any other corporation, provided that the Guarantor shall be the continuing or surviving corporation;

                    (iv) the Companies and any Subsidiary may sell or otherwise dispose of inventory in the ordinary course of business; and

                    (v) the Companies and any Subsidiary may sell a substantial part of their assets (as herein defined) if the proceeds of such sale are either (i) reinvested within 12 months of the date of such sale in either (A) Rolling, Stock of the Companies or (B) assets similar to those assets sold and, prior to reinvestment, such proceeds shall be reinvested in instruments that satisfy the requirements of Section 45.07(iv) of the Revolving Credit Agreement), or (ii) used at the time of such sale to repay Senior Debt of the Companies pro rata based on the amount of Senior Debt that is owed to each payee thereof at such time bears to the aggregate amount of Senior Debt outstanding at such time.

               (g) Capital Expenditures. The Companies will not, and will not permit any Subsidiary to, make or commit to make any capital expenditure (as determined in accordance with GAAP) unless, immediately after the making of any such expenditure, the Companies will be in compliance with Sections 30(a) through 30(c).

               (h) Financial Statements. The Companies will deliver to each Lender:

                    (i) as soon as practicable and in any event no later than 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, comparative consolidated statements of income and statements of cash flows of the Guarantor and its Subsidiaries for the period from the beginning of the current fiscal year to the end of such quarterly period, and comparative consolidated balance sheets of the Guarantor and its Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and satisfactory in form to the Lessor and certified by an authorized financial officer of each Company, subject to changes resulting from year-end adjustments; provided, however, that delivery pursuant to clause (iii) below of copies of the Quarterly Report on Form 10-Q of the Guarantor for such quarterly period as filed with the Securities and Exchange
     Commission shall be deemed to satisfy the requirements of this clause (i);

                    (ii) as soon as practicable and in any event no later than 90 days after the end of each fiscal year, consolidated statements of income and statements of cash flows of the Guarantor and its Subsidiaries for such year, and consolidated balance sheets of the Guarantor and its Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in reasonable detail and satisfactory in form to the Lessor (it being understood that no special audit procedures or form of report, other than those required by generally accepted auditing standards, shall be required) and reported on by independent public accountants of recognized national standing selected by the Guarantor whose report shall be without Limitation as to the scope of the audit and satisfactory in substance to the Lessor; provided, however, that delivery pursuant to clause (iii) below of copies of the Annual Report on Form 10-K of the Guarantor for such fiscal year filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (ii);

                    (iii) promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as they shall send to their public stockholders and copies of all registration statements (without exhibits) and all reports which they file with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission);

                    (iv) promptly upon receipt thereof, a copy of any report or notice received by a Company or any Subsidiary from independent accountants that describes any event or condition which could reasonably be expected to cast doubt on the scope of any audit or materially impair the ability of such accountants to deliver an unqualified opinion or report with respect to any audit;

                    (v) as soon as practicable and in any event within five days after any officer of any Company obtaining knowledge (a) of any Default or Event of Default hereunder; (b) of any condition or event which, in the opinion of management of such Company, would have a material adverse effect on the business, condition
     (financial or other), assets, properties, operations or prospects of the Companies and their Subsidiaries; (c) that any Person has given any notice to the Companies or any of their Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 17(a)(iv); (d) of the institution of any Litigation involving, claims against the Companies or any of their Subsidiaries equal to or greater than $1,500,000 with respect to any single cause of action or of any adverse determination in any court proceeding in any Litigation involving a potential liability to the Companies or any of their Subsidiaries equal to or greater than $1,500,000 with respect to any single cause of action, which determination makes the likelihood of a final adverse determination in such litigation against such Company or such Subsidiary substantially more probable; or (e) of any regulatory proceeding which could reasonably be expected to have a material adverse effect on the Companies or any of their Subsidiaries; an Officer's Certificate of such Company specifying the nature and period of existence of any such Default or Event of Default, condition or event, or specifying the notice given or action taken by such Person and the nature of any such claimed default, event or condition, or specifying the details of such proceeding, litigation or dispute and what action the Companies or any of their Subsidiaries has taken, is taking or proposes to take with respect thereto;

                    (vi) promptly upon becoming aware of the occurrence of either a Loss Event or a Casualty Occurrence, or any other event or condition requiring notice under either Section 7 or Section 8 of this Lease, the Lessee shall give the Lessor written notice thereof, which notice shall specify the damage or loss to any Facility or any part thereof in reasonable detail;

                    (vii) from time to time such additional information regarding the financial position or business of the Guarantor and its Subsidiaries as the Lessor may reasonably request.

     Together with each delivery of financial statements required by clauses (i) and (ii) above, each Company will deliver to each Lender an Officer's Certificate-Financial (in substantially the form of Exhibit D attached hereto demonstrating (with computations in reasonable detail) compliance by the Companies and their Subsidiaries with the provisions of Sections 30(a) through 30(e) and stating that there exists no Event of Default or Default, or, if any Event of Default or Default exists, specifying the nature and period of existence thereof and what action the Companies propose to take with respect thereto. Together with each delivery of financial statements required by clause (ii) above, the Companies will deliver to each Lender a certificate of such accountants stating that, in making the audit necessary for their report on such financial statements, they have obtained no knowledge of any Event of Default or Default, or, if they have obtained knowledge of any Event of Default or Default, specifying the nature and period of existence thereof. Such accountants, however, shall not be liable to anyone by reason of their failure to obtain knowledge of any Event of Default or Default which would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards. The Companies also covenant that forthwith upon the chief executive officer, chief operating officer, principal financial officer or principal accounting officer of either Company obtaining knowledge of an Event of Default or Default, it will deliver to each Lender an Officer's Certificate specifying the nature and period of existence thereof and what action such Company proposes to take with respect thereto.

               (i) Maintenance and Inspection of Property, Books and Records. The Lessee will keep books of record and account regarding this Lease and shall maintain, on a current basis, books of proper record and account in conformity with GAAP, consistently applied (to the extent applicable), which books shall include copies of all Related Contracts and any amendments thereto and the Facility Cost of each Facility and of each material item of Property comprising or included in each Facility, and shall provide copies of the foregoing to the Lessor from time to time on request at the Lessee's expense. The Lessee will (i) keep proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities; and (ii) permit representatives of the Lessor (x) at the Lessor's expense and upon reasonable notice prior to the occurrence of a Default and (y) at the Lessee's expense after the occurrence of a Default, to visit and inspect the Facilities for any Facility and any Applicable Site and any of its properties, to examine and make abstracts from any of its books and records and to discuss its affairs, finances and accounts with its officers, employees and independent public accountants. The Lessee agrees to cooperate and assist in such visits and inspections, in each case at such reasonable times and as often as may reasonably be desired.

               (j) Use of Proceeds. The proceeds of fundings of the Facility Cost by the Lessor will be used to finance the acquisition of the Facilities by the Lessor pursuant to the Agency Agreement, including the enhancements and improvements to be made thereto and the design, renovation, construction and installation thereof.

               (k) Compliance with Laws, Etc.. The Companies will comply, and cause each of their Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders the noncompliance with which could result in a material adverse effect on the Companies or any of their Subsidiaries, such compliance to include, without limitation, complying with all applicable Environmental Requirements and paying before the same become delinquent all Taxes imposed upon it or upon its property, except to the extent such taxes, charges or assessments contested in good faith.

               (l) Maintenance of Property. The Lessee shall maintain and preserve the Facilities in accordance with the requirements of this Lease and in accordance with prudent industry practices its rights in and to the Applicable Permits used in the ordinary course of business that are necessary for and material to the operation and maintenance of the Facilities.

               (m) Environmental Notices. The Lessee shall furnish to the Lessor written notice, promptly upon its becoming actually aware thereof, of all Environmental Liabilities, pending or threatened
Environmental Proceedings, Environmental Notices, Environmental
Judgments and Orders, and Environmental Releases at, on, in, under or in any way affecting any of the Facilities or Applicable Sites, or any adjacent property, and all facts, events, or conditions actually known to the Lessee that could reasonably be expected to lead to any of the foregoing.

               (n) Environmental Matters. The Lessee shall, and shall not knowingly permit any Third Party to, use, produce, manufacture, process, treat, recycle, generate, store, dispose of, manage at, or otherwise handle, or ship or transport to or from any of the Facilities or Applicable Sites any Hazardous Materials in material compliance with all applicable Environmental Requirements.

               (o) Environmental Release. The Lessor agrees that upon the occurrence of an Environmental Release at or on any Facility or any Applicable Site, it will act immediately to determine the extent of, and to take appropriate remedial action to eliminate, any such Environmental Release, whether or not ordered or otherwise directed to do so by any Environmental Authority.

               (p) Further Assurances. The Lessee will cure promptly any defects in the due execution and delivery by it of the Operative
Documents, including this Lease. The Lessee at its expense will promptly execute and deliver to the Lessor upon request all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements of the Lessee in the Operative Documents, including this Lease, or to further evidence and more fully describe the Facilities or any part thereof, or to correct any item that the Lessee and the Lessor agree constitutes an omission or error in the Operative Documents, or more fully to state the existing security obligations set out herein or in any of the Operative Documents, or to perfect, protect or preserve any Liens created pursuant to any of the Operative
Documents, or to make any recordings, to file any notices, or obtain any consents, required by the terms of the Operative
Documents, all as may be necessary or appropriate in connection therewith.

               (q) Encroachments. Except as otherwise approved in writing by the Lessor, each Facility, when completed, shall be situated wholly within the boundary lines of the Applicable Site therefor and shall not encroach upon any contiguous or adjoining Property
(other than those portions of such Applicable Site for which the Lessee has the right to locate and operate such portions pursuant to use or operating agreements) and each Facility shall not violate any other easements, rights-of-way, licenses or other agreements affecting the Applicable Site therefor.

               (r) Liens, Etc. on the Facilities. The Lessee covenants and agrees that it shall not create, assume or suffer to exist, any Liens upon any Facility, other than Permitted Liens.

               (s) Hart-Scott-Rodino Act Compliance. The Companies shall make all necessary filings and notifications under the HSR Act, if any, and fully comply with the terms of the HSR Act (including any applicable interpretations thereunder) in connection with any purchase or sale of any of the Facilities.

          (t) Year 2000 Compliance. The Guarantor will promptly notify the Agent in the event the Guarantor discovers or determines that any computer application (including those of its suppliers and vendors) that is material to its or any of its Subsidiaries' business and operations will not be Year 2000 compliant on a timely basis, except to the extent that such failure could not reasonable be expected to have a Material Adverse Effect.

          Section 31.    Miscellaneous.

               (a) Entire Agreement. This Lease and the other Operative Documents embody the entire agreement and understanding between the Lessee and the Lessor and supersede all other agreements and understandings between such parties relating to the subject matter hereof. This Lease and the other Operative Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

               (b) Interpretation. Captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

               (c) Governing Law; Submission to Jurisdiction. (i) THIS LEASE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO RELATING
TO THE FACILITIES SHALL BE GOVERNED BY AND INTERPRETED IN
ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA, BUT EXCLUDING ALL CONFLICT-OF-LAWS RULES; EXCEPT THAT, AS TO ANY FACILITY, TO THE
EXTENT REQUIRED BY THE LAWS OF THE STATE IN WHICH THE APPLICABLE
SITE FOR SUCH FACILITY IS LOCATED, THE LAWS OF THE STATE OF IN
WHICH SUCH APPLICABLE SITE IS LOCATED SHALL GOVERN (i) THE CREATION
AND EXISTENCE OF THIS LEASE IN RESPECT OF SUCH FACILITY, (II)
SECTION 26 OF THIS LEASE IN RESPECT OF SUCH FACILITY, AND (III) THE ENFORCEMENT OF THE RIGHTS OF LESSOR TO REPOSSESS SUCH FACILITY FROM
THE LESSEE AFTER THE EARLIER OF THE TERMINATION OF THIS LEASE AS TO
SUCH FACILITY OR THE TERMINATION OF THE LESSEE'S RIGHT TO
POSSESSION OF SUCH FACILITY.

               (d) No Third Party Beneficiaries. Nothing in this Lease, express or implied, shall give to any Person, other than the parties hereto and the Participants and their respective successors and permitted assigns, any benefit or any legal or equitable right, remedy or claim under this Lease including, without limitation, under any provision of this Lease regarding the priority or application of any amounts payable hereunder.

               (e) Counterparts. This Lease may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

               (f) Waiver of Jury Trial. EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A
TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR TO DEFEND
ANY RIGHTS UNDER THIS LEASE OR UNDER ANY AMENDMENT, INSTRUMENT,
DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE
DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY
RELATIONSHIP EXISTING IN CONNECTION WITH THIS LEASE, AND AGREES
THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT
AND NOT BEFORE A JURY.

               (g) Invalidity. In the event that any one or more of the provisions contained in this Lease shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Lease.

               (h) Usury. Notwithstanding anything to the contrary contained in this Lease or any of the Operative Documents, the amounts which the Lessee is obliged to pay pursuant to this Lease and the other Operative Documents, and the amounts which the Lessor is entitled to receive pursuant to this Lease and the other Operative Documents, are subject to the following limitations. It is the intention of the parties hereto that the Lessor shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to the Lessor under laws applicable to it (including the laws of the United States of America and the state where its main office is located or any other jurisdiction whose laws may be mandatorily applicable to the Lessor notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Lease or in any other Operative Document, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to the Lessor that is contracted for, taken, reserved, charged or received by the Lessor under this Lease or under any of the other aforesaid Operative Documents or other agreements or otherwise in connection with this Lease shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by the Lessor on the amounts paid by the Lessee, to the extent that the obligations with respect thereto shall have been or would thereby be paid in full, refunded by the Lessor to the Lessee and (ii) in the event that any amounts hereunder become due and payable prior to the regularly scheduled maturity, whether by reason of the occurrence of a Cancellation Event or a Termination Event or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to the Lessor may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Lease or otherwise shall be canceled auto matically by the Lessor as of the date of such prepayment and, if theretofore paid, shall be credited by the Lessor on the amounts payable hereunder (or, to the extent that the amounts payable hereunder shall have been or would thereby be paid in full, refunded by the Lessor to the Lessee). All sums paid or agreed to be paid to the Lessor for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to the Lessor, be amortized, prorated, allocated and spread in equal parts throughout the full term of this Lease until payment in full so that the rate or amount of interest on account of any amounts payable hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of Rent, interest or yield payable to the Lessor on any date shall be computed at the Highest Lawful Rate applicable to the Lessor pursuant to this Section 31(i) and (ii) in respect of any subsequent Rent, interest or yield computation period the amount of interest or yield otherwise payable to the Lessor would be less than the amount of Rent, interest or yield payable to the Lessor computed at the Highest Lawful Rate applicable to the Lessor, then the amount of Rent, interest or yield payable to the Lessor in respect of such subsequent Rent, interest or yield computation period shall continue to be computed at the Highest Lawful Rate applicable to the Lessor until the total amount of Rent, interest or yield payable to Lessor shall equal the total amount of Rent, interest or yield which would have been payable to the Lessor if the total amount of Rent, interest or yield had been computed without giving effect to this Section.

               (i) Time of the Essence. Time is of the essence in connection with the payment of Rent and all other amounts payable hereunder and the performance of the Lessee's other obligations hereunder.

               (j)  Indemnification.  The Lessee agrees:

                    in addition to any other indemnity obligations set forth in any Operative Document, to indemnify and save harmless, the Lessor, each Participant, each of their respective successors and assigns, and their respective officers, directors, incorporators, shareholders, employees, agents, partners, attorneys, affiliates and servants (individually an "Indemnified Party" and collectively the "Indemnified Parties") from and against all liabilities, Liens, Withholding Taxes, Other Taxes, losses, obligations, claims, damages (including, without limitation, penalties, fines, court costs and administrative service fees), penalties, demands, causes of action, suits, proceedings (including any investigations, litigation or inquiries), judgments, orders, sums paid in settlement of claims, and costs and expenses of any kind or nature whatsoever, including, without limitation, reasonable attorneys' fees and expenses and all other expenses incurred in connection with investigating, defending or preparing to defend any cause of action, suit or proceeding (including any investigations, litigation or inquiries) or claim which may be incurred by or asserted against or involve any of them (whether or not any of them is named as a party thereto) as a result of, arising directly or indirectly out of or in any way related to (A) any actual or proposed use by the Lessee of the amounts funded as Facility Cost,
     (B) any other aspect of this Lease and the other Operative
     Documents, (C) the operations of the business of the Lessee, (D) the failure of the Lessee to comply with any Governmental
     Requirement in connection with the purchase, design, construction, manufacture, engineering, assembly, installation, use, operation or ownership of the Facilities or any portion thereof,
     (E) the breach of any representation or warranty set forth herein regarding Environmental Laws, (F) the failure of the Lessee as agent for the Lessor under the Agency Agreement to pay any amount required to be paid hereunder, (G) the failure of the Lessee to perform any obligation herein required to be performed pursuant to Environmental Laws, or any act or omission which occurred or will occur at any prior or subsequent time, or any condition or state of facts in existence at any prior or subsequent time relating in any way to any of the Facilities or any Applicable Site the failure of which gives rise to any liability or obligation under any Environmental Requirement or gives rise to any Environmental
     Damages, (H) the Lessee's ownership and leasing of the Facilities pursuant to this Lease, (I) the sale of any portion of the Facilities either to the Lessee or any other Person pursuant to the provisions of this Lease, (J) all acts or omissions of the Lessee or any Sublessee, (K) any Imposition, Lien, judgment, order, tax, or other payment owing in respect of any of the Facilities or which the Lessee is obligated to discharge or pay to any Person, (L) any action or omission of the Lessee pursuant to the Agency Agreement,
     (M) any injury to, or death of, any Person, or damage to or loss of Property to the extent not reimbursed by insurance prior to the Indemnified Party having to make any payment in respect thereof, or any other thing occurring on or resulting from activities involving any of the Facilities or on any Applicable Site or any portion thereof, (N) the renovation, construction, leasing, subleasing, operation, occupancy, possession, use or non-use by the Lessee
     (whether in its individual capacity or as agent for the Lessor) of any of the Facilities or any Applicable Site or any portion thereof, or the condition of the Facilities or any portion thereof,
     (O) any Default or Event of Default under this Lease, (P) any act or omission of the Lessee or its agents, contractors, licensees, Sublessees, invitees, representatives or any other Person on or relating to, or in connection with, the ownership, renovation, construction, leasing, subleasing, operation, management, maintenance, occupancy, possession, use, non-use or condition of any of the Facilities or any Applicable Site or any portion thereof, (Q) performance of any labor or services or furnishing of any materials or other Property in respect of any of the Facilities or any Applicable Site or any portion thereof, (R) any permitted contest referred to in Section 13 hereof, (S) any claims for patent, trademark, trade name or copyright infringement or (T) any violation by the Lessee of any Operative Document or any Related Contracts or any other contract or agreement to which the Lessee is a party, or of any Insurance Requirement, in each case affecting any Indemnified Party, any of the Facilities or any Applicable Site or any portion thereof or the ownership, operation, occupancy, possession, use, non-use or condition thereof, in each case regardless of the acts, omissions or negligence of any Indemnified Party, it being the intent of the Lessee to indemnify the Indemnified Parties for their own negligent acts or omissions (other than gross negligence or wilful misconduct) in connection with any of the foregoing (collectively, the "Indemnified Risks"); provided, however, that no Indemnified Party shall be entitled to indemnity (or any other payment or reimbursement) for any Indemnified Risks to the extent such Indemnified Risks result from or arise out of one or more of the following: (1) any representation or warranty by such Indemnified Party in the Operative Documents being incorrect; (2) the willful misconduct or gross negligence of such Indemnified Party; (3) any claim for economic losses based upon the rate of return under this Lease; and
     (4) caused solely by the breach by the Indemnified Party of its obligations under the Operative Documents.

                    (ii) If any cause of action, suit, proceeding or claim arising from any of the foregoing is brought against any Indemnified Party, whether such action, proceeding, suit or claim shall be actual or threatened, or in preparation therefor, the Lessee will have the right, at its expense, to assume the resistance and defense of such cause of action, suit, proceeding or claim or cause the same to be resisted and defended; provided that such Indemnified Party shall be entitled (but not obligated) to participate jointly in such defense, in which case such Indemnified Party will be responsible for its own legal fees or other expenses, if any, related to such defense incurred subsequent to the joint participation by such party in such defense. Notwithstanding the foregoing, if any Indemnified Party shall have been advised by counsel chosen by it that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Lessee, the Indemnified Party may assume the defense of such action and the Lessee agrees to reimburse such Indemnified Party for the reasonable fees and expenses of any counsel retained by the Indemnified Party. the Lessee may settle any action which it defends hereunder on such terms as it may deem advisable in its sole discretion, subject to its ability promptly to perform in full the terms of such settlement. No Indemnified Party may seek indemnification or other reimbursement or payment, including attorneys' fees or expenses, from the Lessee for any cause of action, suit, proceeding or claim settled, compromised or in any way disposed of by the Indemnified Party without the Lessor's prior written consent, which will not be unreasonably withheld.

                    (iii)     The obligations of the Lessee under this
     Section 31(j) shall survive the expiration or any termination of this Lease (whether by operation of law or otherwise) and the payment of amounts owed by the Lessee under this Lease and the other Operative Documents.

                    (iv) Upon demand for payment by any Indemnified Party of any Indemnified Risks incurred by it for which indemnification is sought, the Lessee shall pay when due and payable the full amount of such Indemnified Risks to the appropriate party, unless and only so long as: (A) the Lessee shall have assumed the defense of such action and is diligently prosecuting the same; (B) the Lessee is financially able to pay all its obligations outstanding and asserted against the Lessee at that time, including the full amount of the Indemnified Risks; and (C) the Lessee has taken all action as may be reasonably necessary to prevent (1) the collection of such Indemnified Risks from the Indemnified Party; (2) the sale, forfeiture or loss of the Facilities or any portion thereof during such defense of such action; and (3) the imposition of any civil or criminal liability for failure to pay such Indemnified Risks when due and payable.

                    (v) The Lessee acknowledges and agrees that its obligations under this Section 31(j) are intended to include and extend to any and all liabilities, Liens, Withholding Taxes, Other Taxes, losses, obligations, claims, damages (including, without limitation, penalties, fines, court costs and administrative service fees), penalties, demands, causes of action, suits, proceedings (including any investigations, litigation or inquiries), judgments, orders, sums paid in settlement of claims, costs and expenses (including, without limitation, response and remediation costs, stabilization costs, encapsulation costs, and treatment, storage or disposal costs), imposed upon or incurred by or asserted at any time against any Indemnified Party (whether or not indemnified against by any other party) as a result of, arising directly or indirectly out of or in any way related to (1) the treatment, storage, disposal, generation, use, transport, movement, presence, release, threatened release, spill, installation, sale, emission, injection, leaching, dumping, escaping or seeping of any hazardous substance or material containing or alleged to contain hazardous substance at or from any of the Facilities or any Applicable Site or any part thereof; (2) the violation or alleged violation of any Environmental Laws relating to or in connection with any of the Facilities or any Applicable Site or any part thereof or any acts or omissions thereon or relating thereto;
     (3) all other federal, state and local laws designed to protect the environment or persons or property therein, whether now existing or hereinafter enacted, promulgated or issued by any Governmental Authority relating to or in connection with any of the Facilities or any Applicable Site or any part thereof or any acts or omissions thereon or relating thereto; (4) the

     Lessee's failure to comply
     with its obligations under Section 7; and (5) any abandonment of any of the Facilities or any Applicable Sites by the Lessee; provided, however that no Indemnified Party shall be entitled to indemnity or any other payment or reimbursement for any of the types of claims enumerated in this Section 31(j) to the extent such claims result from or arise out of the willful misconduct or gross negligence of such Indemnified Party; and (ii) the indemnification provided for under this Section 31(j)(v) shall be governed by the procedures set forth in Sections 31(j)(ii)-(iv) above.

                    (vi) Without limiting the generality of the foregoing provisions of this Section 31(j), the Lessee agrees to pay or reimburse, promptly upon demand, and protect, indemnify and save harmless, the Lessor, following the occurrence of a Termination
     Event or Cancellation Event, from any action by any Sublessee or other owner of an interest in the Facilities (other than a Co-
     Lessee) which causes the Lessor any delay in exercising its remedies, or results in the reduction of the Lessor's remedies hereunder.

                    (vii) In case any action shall be brought against any Indemnified Party in respect of which indemnity may be sought against the Lessee, such Indemnified Party shall promptly notify the Lessee in writing, but the failure to give such prompt notice shall not relieve the Lessee from liability hereunder.

               (k) Confidentiality. The Lessor agrees to exercise commercially reasonable efforts to keep any information delivered or made available by the Lessee to it which is clearly indicated or stated to be confidential information (or when the circumstances under which such information is delivered or when the content thereof would cause a reasonable person to believe that such information is confidential), confidential from anyone other than Persons employed or retained by such Party who are or are expected to become engaged in evaluating, approving, structuring or administering the Advances or the Operative Documents (such Persons to likewise be under similar obligations of confidentiality with respect to such information); provided, however, that nothing herein shall prevent the Lessor from disclosing such information
(i) upon the order of any court or administrative agency, (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over the Lessor, (iii) which has been publicly disclosed, (iv) to the extent reasonably required in connection with any litigation to which the Lessor or its affiliates may be a party, (v) to the extent reasonably required in connection with the exercise of any remedy hereunder, (vi) to the Lessor's legal counsel and independent auditors, (vii) to any actual or proposed assignee or participant in all or part of its rights hereunder which has agreed in writing to be bound by the provisions of this

Section 31(k); provided that should disclosure of any such confidential information be required by virtue of clause (i), (iii) or (v), the Lessor shall, to the extent permitted by law, promptly notify the Lessee of same so as to allow the Lessee to seek a protective order or to take any other appropriate action; provided, further, that the Lessor shall not be required to delay compliance with any directive to disclose beyond the last date such delay is legally permissible any such information so as to allow the Lessee to effect any such action.

               (l) No Waiver; Remedies. No failure on the part of the Lessor to exercise, and no delay in exercising, any right hereunder or under any other Operative Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder or under any other Operative Document preclude any other or further exercise thereof or the exercise of any other right.
The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

               (m) Right of Set-Off. After the occurrence and during the continuance of a Cancellation Event or Termination Event, in the event the Lessee has not purchased the Facility pursuant to Section 15(a)(ii)(A) or paid the Final Rent Payment or Completion Costs
Payment, as applicable, pursuant to Section 15(a)(ii)(B), the Lessor is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lessor to or for the credit or the account of the Lessee against any and all of the obligations of the Lessee now or hereafter existing under this Lease or any other Operative
Document, irrespective of whether or not the Lessor shall have made any demand under this Lease or any other Operative Document and although such obligations may be unmatured. The Lessor agrees promptly to notify the Lessee after any such set-off and application made by the Lessor; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lessor under this Section 31(m) are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Lessor may have.

               (n) References. The words "herein," "hereof," "hereunder" and other words of similar import when used in this Lease refer to this Lease as a whole, and not to any particular article, section or subsection. Any reference herein to an Article or Section shall be deemed to refer to the applicable Article or Section of this Lease unless otherwise stated herein. Any reference herein to an exhibit or schedule shall be deemed to refer to the applicable exhibit or schedule attached hereto unless otherwise stated herein.

               (o) Successors; Survivals. This Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The obligations of the Lessee under Section 4(g), Section 27, and Section 31(j) shall survive the repayment of the Rent and all other obligations of the Lessee to the Lessor under this Lease and the other Operative Documents and the termination of the Commitments.

               (p) Captions. Captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Lease.

               (q)  Characterization.

                    (i) In order to protect the rights and remedies of the Lessor following a Default, an Event of Default, any other Cancellation Event or a Termination Event, and for the purposes of Federal, state and local income and ad valorem taxes, Title 15,
     Section 18A of the United States Code (Hart-Scott-Rodino Act) and Title 11 of the United States Code (or any other applicable
     Federal, state or local insolvency, reorganization, moratorium, fraudulent conveyance or similar law now or hereafter in effect for the relief of debtors), the parties hereto intend that (i) this Lease be treated as the repayment and security provisions of a loan by the Lessor to the Lessee in the amount of the Facility Cost,
     (ii) all payments of Interim Rent, Basic Rent, Supplemental Rent, the Final Rent Payment, the Completion Costs Payment, the Termination Value and the Purchase Price be treated as payments of principal, interest and other amounts owing with respect to such loan and (iii) the Lessee be treated as entitled to all benefits of ownership of the Facilities or any part thereof. In addition, the parties acknowledge that after payment in full of the Rent and all other obligations of the Lessee to the Lessor under this Lease and the Operative Documents, any remaining proceeds of the Facilities shall be distributed to the Lessee.

                    (ii) The Lessee agrees that neither it nor any of its Affiliates (whether or not consolidated or combined returns are filed for any such Affiliate and the Lessee for federal, state or local income tax purposes) will at any time take any action, directly or indirectly, or file any return or other document inconsistent with the intended income tax treatment set forth in the preceding sentence, and the Lessee agrees that the Lessee and any such Affiliates will file such returns, maintain such records, take such action and execute such documents (as reasonably requested by the Lessor from time to time) as may be appropriate to facilitate the realization of such intended income tax treatment.
     The Lessor agrees that neither it nor any affiliate (whether or not consolidated or combined returns are filed for such affiliate and the Lessor for federal, state or local income tax purposes) will at any time take any action, directly or indirectly, or file any return or other document claiming, or asserting that it is entitled to, the income tax benefits, deductions and/or credits which, pursuant to the intended income tax treatment set forth herein, would otherwise be claimed or claimable by the Lessee or the Guarantor, and that it and any such affiliates will file such returns, maintain such records, take such actions, and execute such documents (as reasonably requested by the Lessee or the Guarantor from time to time) as may be appropriate to facilitate the realization of, and as shall be consistent with, such intended income tax treatment, and if any such filing, maintenance, action or execution requested by the Lessee or the Guarantor would result in any additional income tax liability payable by it or any affiliate, or could reasonably be expected to result in liability payable by it or any affiliate, unrelated to the intended income tax treatment set forth herein, then the Lessee and the Guarantor will provide an indemnity against such unrelated income tax liability satisfactory to the Lessor, in its sole opinion.

          IN WITNESS WHEREOF, the parties have caused this Lease to be executed by their respective officers thereunto duly authorized as of the date first above written.


                                   LESSOR:

                                   WACHOVIA CAPITAL INVESTMENTS, INC.



                                   By:/s/Joseph J. Thomas
                                      ----------------------------
                                      Title: Senior Vice President
                                      ----------------------------


                                   LESSEE:

                                   AMERICAN FREIGHTWAYS, INC.



                                   By:/s/Frank Conner
                                      ---------------------------
                                      Title: Exec Vice President
                                      And Chief Financial Officer
                                      ---------------------------

                         Schedule 1(a)


                         Defined Terms

The following terms shall have the following meanings when used in the Lease, the Agency Agreement and all other Operative Documents
(all terms defined in the singular to have the same meanings when used in the plural and vice versa):

          "Acquisition/Construction Agent": Lessee, in its capacity as Acquisition/Construction Agent for the Lessor under the Agency Agreement.

          "Adjusted LIBO Rate": with respect to any Interim Rental Period or Rental Period, a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the next higher 1/16th of 1%) by dividing (i) the applicable LIBO Rate for such Interim Rental Period or Rental Period by (ii) 1.00 minus the Eurodollar Reserve Percentage.

          "Advance Notice": as defined in Section 4(b) of the Lease.

          "Advances": collectively, all Advances of Facility Cost made by the Lessor pursuant to Section 4(a) of the Lease in an aggregate principal amount not to exceed the Commitment; and individually, any such Advance made by any of them, as the context shall require.

          "Affiliate": with respect to the Lessor or the Guarantor, as the case may be, (i) any Person that, directly or indirectly, through one or more intermediaries, controls the Lessor (a "Controlling Person"), (ii) any Person (other than the Lessor or a Subsidiary) which is controlled by or is under common control with a Controlling Person, or (iii) any Person (other than a Subsidiary) of which the Lessor or the Guarantor owns, directly or indirectly, 20% or more of the common stock or equivalent equity interests. As used herein, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          "Agency Agreement": the Acquisition, Agency, Indemnity and Support Agreement, of even date with the Lease, between the Lessor and the Lessee, as Acquisition/Construction Agent, substantially in the form of Exhibit A to the Lease, as amended, supplemented or otherwise modified from time to time.

          "Aggregate Construction Costs": the aggregate amount of all Facility Costs for any Facility, including all acquisition costs for such Facility and Capitalized Expenses, excluding, however, the cost of the acquisition of the Applicable Site (or a ground lease thereof) for such Facility; provided, however, that only for purposes of this definition and the calculation of the Completion Costs Payment Limitation, "Aggregate Construction Costs" shall include individual items included in Capitalized Expenses only to the extent such items are required to be capitalized in accordance with GAAP.

          "Applicable Funding Office": (i) for the Lessor, 191 Peachtree Street, N.E., Atlanta, Georgia 30303, and (ii) for any Participant, the funding office of such Participant (or an affiliate of such Participant) designated for any interest of Lessor or such Participant in Interim Rent or Basic Rent in the participation agreement with the Lessor or such other offices of such Participant (or of an affiliate of such Participant) as such Participant may from time to time specify to the Lessor as the office by which its interest in Interim Rent and Basic Rent, as applicable, are to be made and maintained.

          "Applicable Margin": the applicable rate per annum determined in accordance with the Pricing Schedule.

          "Applicable Permit": for each Facility, any Permit that is or may be necessary to own, renovate, construct, install, start-up, test, maintain, modify, expand, remove, operate, lease or use all or any part of the Facility or any portion thereof in accordance with the Operative Documents, and the failure to obtain or maintain which would have a Material Adverse Effect.

          "Applicable Site": with respect to any Facility, the Real Property on which the Facility subject to this Lease is to be located, as identified in the Lease Supplements pertaining to such Facility.

          "Approved Appraisal":   as to each Facility, any
appraisal, ordered by the Lessor, but at the Lessee's cost, from an appraiser or appraisers selected by the Lessee but reasonably acceptable to the Lessor, which: (i) complies with Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, 12 U.S.C. 3331, et seq., and The Regulations and Statements of General Policy on Appraisals promulgated by the Federal Deposit Insurance Corporation, 12 C.F.R. Part 32, as amended, (ii) is performed by a state-certified real estate appraiser certified under the laws of any State, (iii) reflects the Market Value of the Facility on an "as completed" basis, and (iv) forecasts the Estimated Residual of each Facility as of the end of each Rental Period for such Facility and (iv) has been approved in all material respects by the Lessor.

          "Authorized Officers": relative to the Lessee or the Guarantor, the officers whose signatures and incumbency shall have been certified to the Lessor in a certificate certified by its Secretary or an Assistant Secretary of the Lessee or the Guarantor, as applicable, in form and substance satisfactory to the Lessor that are authorized to sign the Lease and the other Operative Documents to which the Lessee or the Guarantor, as applicable is a party and, until replaced by another Authorized Officer duly authorized for that purpose, to act as its respective representative for the purposes of signing documents and giving notices and other communications in connection with the Lease and the Operative Documents to which it is a party.

          "Banking Authority": as defined in Section 27(b) of the Lease.

          "Base Rate": for any day, the rate per annum equal to the higher as of such day of (i) the Prime Rate, and (ii) one-half of one percent above the Federal Funds Rate. For purposes of determining the Base Rate for any day, changes in the Prime Rate shall be effective on the date of each such change.

          "Basic Rent": for each Facility, with respect to any Rental Period, the amounts payable for such Facility as Basic Rent for such Rental Period pursuant to Section 3(b) of the Lease, consisting of the sum of the Scheduled Payment and either the Floating Rate Payment or, if the Election has been made, the Fixed Rate Payment.

          "Book Value": for each Facility, as at any date of determination with respect to such Facility or any Property comprising or included in such Facility, the aggregate Funded
Amount through such date of determination to purchase, manufacture, construct, assemble or install such Facility or any portion thereof.

          "Business Day": (a) for all purposes other than as covered by clause (b) below, any day except Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia are authorized or required by law or other government action to close, and (b) with respect to all notices and determinations in connection with Interim Rental Periods and Rental Periods, and payments of Interim Rent or Basic Rent, any day that is a Business Day described in clause (a) above and that is also a day for trading by and between banks in the London interbank eurodollar market.

          "Cancellation Date": as defined in Section 15(b) of the Lease.

          "Cancellation Event": as defined in Section 15(b) of the Lease, and shall include a Loss Event.

          "Capitalized Expenses": with respect to any Facility, all acquisition, design and construction costs and all legal, architectural, engineering and other professional fees and expenses, brokerage fees, appraisal fees, environmental assessment fees, title insurance, survey expenses, mortgage and financing statement recording fees and taxes, intangibles taxes, and other Soft Costs and all Interim Rent, commitment and other fees accrued prior to the Facility Completion Date for such Facility.

          "Capitalized Lease Obligation": any rental of property which, under GAAP, is or will be required to be capitalized on the books of the Companies or any Subsidiary, taken at the amount thereof accounted as indebtedness (net of interest expense) in accordance with "Cash Equivalents" means investments (directly or through a money market fund) in (a) certificates of deposit, repurchase agreements, and other interest bearing deposits or accounts with United States commercial banks having a combined capital and surplus of at least $100,000,000, or with insurance companies whose debt obligations have one of the three highest ratings obtainable from Standard & Poor's Corporation or Moody's Investors Services, Inc. which certificates, repurchase agreements, deposits, and accounts mature within one year from the date of investment, (b) obligations issued or unconditionally guaranteed by the United States government, or issued by an agency thereof and backed by the full faith and credit of the United States government, which obligations mature within one year from the date of investment, (c) direct obligations issued by any state or political subdivision of the United States, which mature within one year from the date of investment and have the highest rating obtainable from Standard & Poor's Corporation or Moody's Investors Services, Inc. on the date of investment, and (d) commercial paper which has one of the three highest ratings obtainable from Standard & Poor's Corporation or Moody's Investors Services, Inc.

          "Capital Stock": any nonredeemable capital stock of the Lessee, the Guarantor or any Consolidated Subsidiary (to the extent issued to a Person other than the Lessee) whether common or preferred.

          "Casualty Occurrence": for each Facility, any of the following events in respect of such Facility (i) any material loss of such Facility or material loss of use thereof which does not constitute a Loss Event, or (ii) the condemnation, confiscation, condemnation or seizure of, or requisition of title to or use of, any material part of such Facility which action does not constitute a Loss Event.

          "CERCLA":  the Comprehensive Environmental Response
Compensation and Liability Act, 42 U.S.C. 9601 et. seq. and its implementing regulations and amendments.

          "CERCLIS":  the Comprehensive Environmental Response
Compensation and Liability Inventory System established pursuant to CERCLA.

          "Change of Law": as defined in Section 27(b) of the Lease.

          "Closing Date": December 29, 1998.

          "Code": the Internal Revenue Code of 1986, as amended, and any successor Federal tax code.

          "Collateral":  as defined in Section 26 of the Lease.

          "Co-Lessee":  as defined in Section 21(b) of the Lease.

          "Commitment": an amount for all Facilities equal to $17,500,000 (or set forth in an assignment executed by the Lessor pursuant to Section 21(d) of the Lease), as it may be (i) reduced at the request of the Lessee in accordance with Section 4(c) of the Lease or (ii) increased by the Lessor, in its sole and absolute discretion, at the request of the Lessee, in order to permit the addition of one or more Facilities the Facility Cost of which, together with the Facility Cost of existing Facilities, would exceed the then existing Commitment.

          "Commitment Fee": as defined in Section 3(a) of the Lease.

          "Companies":   the Lessee and the Guarantor, individually
or collectively, as the context shall require.

          "Commitment Fee Rate":  as defined in the Pricing
Schedule.

          "Completion": for each Facility, the occurrence and satisfaction of all of the events and conditions described in the Completion Certificate on a single date to the reasonable satisfaction of the Lessor.

          "Completion Costs": at any time the sum of (x) the Aggregate Construction Costs (including acquisition costs, except with respect to the Applicable Site, and soft costs) expended or incurred as of the time of a Non-Completion Event and which it will be necessary thereafter to expend in order to achieve Completion, plus (y) all Impositions thereon.

          "Completion Costs Payment": an amount, which is payable upon the occurrence of a Non-Completion Event, equal to the sum of
(i) the aggregate amount of the Completion Costs, up to but not in excess of the Completion Costs Payment Limitation, and (iii) all Supplemental Rent and other amounts owing by the Company under the

Operative Documents (other than any Completion Costs in excess of the Completion Costs Payment Limitation).

          "Completion Costs Payment Limitation" means an amount equal to 89% of the Aggregate Construction Costs as of the date of the Non-Completion Event.

          "Completion Certificate": for each Facility, a certificate of the Acquisition/Construction Agent in substantially the form of Exhibit A to the Agency Agreement, certifying that Completion of such Facility has occurred.

          "Consolidated Subsidiary": a Subsidiary, the accounts of which are customarily consolidated with those of the Guarantor for the purpose of reporting to stockholders of the Guarantor or, in the case of a recently acquired Subsidiary, the accounts of which would, in accordance with the Guarantor's regular practice, be so consolidated for that purpose.

          "Construction Period": a period commencing on the Closing Date and ending 24 months after the Closing Date.

          "Controlled Group": all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Companies, are treated as a single employer under Section 414 of the Code.

          "Current Debt": any obligation for borrowed money (and any notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money) payable on demand or within a period o one year from the date of the creation thereof and any guaranty with respect thereto; provided that any obligation shall be treated as Funded Debt, regardless of its term, if such obligation is renewable pursuant to the terms thereof or of a revolving credit or similar agreement effective for more than one year after the date of the creation of such obligation, or may be payable out of the proceeds of a similar obligation pursuant to the terms of such obligation or of any such agreement.

          "Current Liabilities": with respect to the Companies and their Subsidiaries on a consolidated basis as at any date of determination the total Liabilities which may properly be classified as current Liabilities in accordance with GAAP, after eliminating all intercompany transactions but excluding as current liabilities any portion of the Funded Debt of the Companies and their Subsidiaries outstanding-at the date of determination which by its terms or the terms of any instrument or agreement relating thereto matures within one year from such date of determination.

          "Debt": Funded Debt and/or Current Debt, as the case may be. Any obligation secured by a Lien on, or payable out of the proceeds of production from, property of the Companies or any Subsidiary shall be deemed to be Funded or Current Debt, as the case may be, of such Company or such Subsidiary even though such obligation shall not be assumed by such Company or such Subsidiary.

          "Default": any condition or event that constitutes an Event of Default or that with the giving of notice or the lapse of time or both would, unless cured or waived, become an Event of Default.

          "Default Rate": with respect to any amount payable under the Lease or under any of the other Operative Documents on any day, the sum of 2% plus the greater of (i) the then highest rate (for determining Interim Rent, or the Floating Rate or the Fixed Rate, as applicable) that may be applicable to the amount payable or (ii) if no such rate exists, the Prime Rate in effect from time to time.

          "Dollars" and "$": dollars in lawful currency of the United States of America.

          "EBDITA": means with respect to the Companies and their Subsidiaries on a consolidated basis the sum of (a) Net Earnings for the applicable period and (b) to the extent the following were deducted in determining such Net Earnings, the sum of (i) depreciation, depletion, obsolescence and amortization of property as well as any other noncash charges to Net Earnings (excluding ordinary expense accruals), (ii) interest expense, (iii) the interest portion of capitalized lease expense and (M tax expense, each for the applicable period and determined in accordance with GAAP.

          "Election":  for each Facility, as defined in Section
3(b)(i) of the Lease.

          "Election Period":  for each Facility, as defined in
Section 3(b)(i) of the Lease.

          "Environmental Assessment": collectively, a Phase 1 investigation conducted by an independent engineering firm reasonably acceptable to the Lessor in scope and substance satisfactory to the Lessor and in any event satisfying the minimum standards set forth in ASTME 1527-94, and, if recommended in or indicated by the Phase I environmental report, a Phase 2, environmental soil test or other environmental report or reports, reflecting compliance of the subject Facility in all material respects with all applicable Environmental Requirements.

          "Environmental Authority": any foreign, federal, state, local or regional Governmental Authority that exercises any form of jurisdiction or authority under any Environmental Requirement.

          "Environmental Authorizations": all licenses, permits, orders, approvals, notices, registrations or other legal prerequisites for conducting the business of the Lessee or any Subsidiary, or for the uses and activities of, on or relating to any Facility, required by any Environmental Requirement.

          "Environmental Damages": any and all claims, losses, costs, damages, penalties and expenses which are incurred at any prior or subsequent time as a result of the existence or release of Hazardous Materials upon, about or beneath any Facility or any Applicable Site or migrating or threatening to migrate to or from any Facility or any Applicable Site or the existence of a violation of Environmental Requirements pertaining to any Facility or any Applicable Site, regardless of whether the existence of such Hazardous Materials or the violation of Environmental Requirements arose prior to the present ownership or operation of any Facility or any Applicable Site.

          "Environmental Judgments and Orders": all Judgments, arising from or in any way associated with any Environmental Requirements, whether or not entered upon consent or written agreements with an Environmental Authority or other entity arising from or in any way associated with any Environmental Requirement, whether or not incorporated in a Judgment.

          "Environmental Liabilities": any liabilities or Liens, whether accrued, contingent or otherwise, arising from and in any way associated with any Environmental Requirements.

          "Environmental Notices": notice from any Environmental Authority or by any other Person, of possible or alleged noncompliance with or liability under any Environmental Requirement, including without limitation any complaints, citations, demands or requests from any Environmental Authority or from any other person or entity for correction of any violation of any Environmental Requirement or any investigations concerning any violation of any Environmental Requirement.

          "Environmental Proceedings": any judicial or administrative proceedings arising from or in any way associated with any Environmental Requirement.

          "Environmental Release": any actual or threatened release defined in CERCLA or under any state or local environmental law or regulation.

          "Environmental Requirements": any statue, rule, regulation, ordinance, permit, license administration or judicial decision or order (whether by consent or otherwise) or the requirement of law with respect to: (i) the protection of human health and/or the environment; (ii) the existence, handling, use, generation, treatment, storage, packaging, labeling, removal or

Environmental Release of Hazardous Materials on, under, about and/or from any Real Property, including any Applicable Site; and
(iii) the effects on the environment of any activity now, previously, or hereinafter conducted on any Real Property, including any Applicable Site. The Environmental Requirements shall include, but not be limited to, the following: CERCLA; the Superfund Amendments and Reauthorization Act, Public Law 99-499, 100 Stat. 1613; the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq.; the Toxic Substances Control Act, 15
U.S.C.  2601, et seq.; the Federal Water Pollution Control Act,
33 U.S.C. 1251, et seq.; the Clean Air Act, 42 U.S.C. 7401, et seq.; the Occupational Safety and Health Act, 29 U.S.C. 651, et seq.; the Emergency Planning and Community Right-To-Know Act of 1986, 42 U.S.C. 11001, et seq.; the state and local analogies thereto, all as amended or superseded from time to time; and any common-law doctrine, including but not limited to, negligence, nuisance, strict liability, trespass, personal injury, or property damage related to or arising out of the presence, Environmental Release or exposure to a Hazardous Material; and all federal, state and local ordinances, regulations, orders, writs and decrees.

          "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law and the regulations promulgated and rulings issued from time to time thereunder. Any reference to any provision of ERISA shall also be deemed to be a reference to any successor provision or provisions thereof.

          "Estimated Residual": the estimated fair market value of each Facility as of the end of each Rental Period for such Facility, as set forth on Annex "C" to the Lease Supplement for such Facility, as it may be modified pursuant to Section 3(b) of the Lease as a result of an Approved Appraisal.

          "Eurocurrency Liabilities": as defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          "Eurodollar Reserve Percentage": for any day the percentage (expressed as a decimal) that is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on loans made at the LIBO Rate is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Participant to United States residents). The Adjusted LIBO Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

          "Event of Default": as defined in Section 17 of the Lease.

          "Facility": the collective reference to (i) the Lessor's fee simple estate in or ground lease of the Applicable Site described in a particular Lease Supplement referring to a specific Facility by location of the Applicable Site, (ii) the Improvements, and (iii) all plans, specifications, warranties and related rights and operating, maintenance and repair manuals related thereto and all replacements of any of the above, and/or any and all equipment or other Property that is to be acquired and installed pursuant and subject to this Lease and located at such Applicable Site. The term "Facility" includes all Lease Supplements relating thereto.

          "Facility Commencement Date": as defined in Section 28(b) of the Lease.

          "Facility Completion Date": with respect to each Facility, the earlier to occur of (i) Completion of such Facility,
(ii) the date which is 12 months after the Facility Commencement
Date for such Facility, and (iii) the last day of the Construction
Period.

          "Facility Cost": with respect to each Facility, an aggregate amount equal to the sum of (i) all costs associated with the Lessor's acquisition of title to such Facility, (ii) all of the Soft Costs incurred in connection with such Facility and (iii) all Interim Rent accrued prior to the Facility Completion Date for such Facility.

          "Facility Plan": with respect to each Facility, the architectural plans and specifications for such Facility and list of Facility Plan documents designated as Annex "D" to the Lease Supplement in the form furnished to the Lessor, as the same may be amended, supplemented or otherwise modified from time to time with the consent of the Lessor.

          "Federal Funds Rate": for any day, the rate per annum (rounded upward, if necessary, to the next higher 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to the Lessor on such day on such transactions, as determined by the Lessor.

          "Final Rent Payment": for each Facility, an amount determined as of the date payment thereof is required equal to the sum of (i) the Recourse Amount for such Facility, plus or less, as the case may be, (ii) any Make Whole Adjustment, plus (iii) all other amounts owing by the Lessee under the Transaction Documents (including in any event all unpaid Impositions accrued, arising or payable in connection with such Facility or otherwise pursuant to the Lease through or as at the end of the Lease Term, and all unpaid Supplemental Rent (other than any Make Whole Adjustment included in clause (ii)), but excluding in any event the Non-Recourse Amount).

          "Fiscal Quarter":  any fiscal quarter of the Companies.

          "Fiscal Year":  any fiscal year of the Companies.

          "Fixed Charges": with respect to the Companies and their Subsidiaries on a consolidated basis the sum of (i) interest expense, (ii) scheduled principal payments (including mandatory reduction in any fully-funded revolving credit facility), (iii) operating lease expense, (iv) rental expense and (v) capital lease payments (including both interest and principal components), each for the applicable period and determined in accordance with GAAP.

          "Fixed Rate": with respect to Basic Rent for each Schedule, if the Election has been made for such Schedule, for each Rental Period, a rate per annum equal to the fixed rate offered by the Lessor as the Fixed Rate within 1 Business Day of the Lessor's receipt of the Lessee's request for a quote of the Fixed Rate, provided, that the Lessee has made the Election with respect to such quoted fixed rate within 1 hour of its receipt of such quote (but if the Lessee declines to make the Election within such period as to such quoted fixed rate, it shall be entitled to request and make an Election with respect to a different quoted fixed rate, so long as such Election is made within the Election Period).

          "Fixed Rate Payment":  for each Facility, as defined in
Section 3(b)(ii) of the Lease.

          "Floating Rate": with respect to Basic Rent for each Facility, if the Election has not been made or become effective for such Facility, for each Rental Period, a rate per annum equal to the sum of (i) the Adjusted LIBO Rate prevailing on the first day of such Rental Period, plus (ii) the Applicable Margin; provided, that (i) if the Lessee notifies the Lessor at least 3 Business Days prior to the commencement of any Rental Period that it desires for Basic Rent during such Rental Period to accrue based on the Base Rate, then for such Rental Period, Basic Rent shall instead be determined on the basis of the Base Rate plus the Applicable Margin..

          "Floating Rate Payment": for each Facility, as defined in Section 3(b)(i) of the Lease.

          "Forbearance Termination Date:  as defined in Section
17(i) of the Lease.


          "Funded Amount": for each Facility, the aggregate amount of Facility Cost for such Facility, accrued and unpaid Rent for such Facility and all other amounts owed by the Lessee to the Lessor with respect to such Facility pursuant to this Lease or any other Operative Document.

          "Funded Debt":

          (i) any obligation payable more than one year from the date of creation thereof, which under GAAP is shown on the balance sheet as a liability (including Capitalized Lease Obligations but excluding reserves for deferred income taxes and other reserves to the extent that such reserves do not constitute an obligation),

          (ii) indebtedness payable more than one year from the date of creation thereof which is secured by any Lien on property owned by either Company or any Subsidiary, whether or not the indebtedness secured thereby shall have been assumed by such Company or such Subsidiary,

          (iii) guarantees, endorsements (other than endorsements of negotiable instruments for collection in the ordinary course of business) and other contingent Liabilities (whether direct or indirect) in connection with the obligations, stock or dividends of any Person,

          (iv) obligations under any contract providing for the making of loans, advances or capital contributions to any Person, or for the purchase of any property from any Person, in each case in order to enable such Person primarily to maintain working capital, net worth or any other balance sheet condition or to pay debts, dividends or expenses,

          (v) obligations under any contract for the purchase of materials, supplies or other property or services if such contract (or any related document) requires that payment for such materials, supplies or other property or services shall be made regardless of whether or not delivery of such materials, supplies or other property or services is ever made or tendered,

          (vi) obligations under any contract to rent or lease (as lessee) any real or personal property if such contract (or any related document) provides that the obligation to make payments thereunder is absolute and unconditional under conditions not customarily found in commercial leases then in general use or requires that the lessee purchase or otherwise acquire securities or obligations of the lessor,

          (vii) obligations under any contract for the sale or use of materials, supplies or other property or services if such contract (or any related document) requires that payment for such materials, supplies or other property or services, or the use thereof, shall be subordinated to any indebtedness (of the purchaser or user of such materials, supplies or other property or the Person entitled to the benefit of such services) owed or to be owed to any Person,

          (viii) obligations under any other contract which, in economic effect, is substantially equivalent to a guarantee, and

          (ix) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA,

all as determined in accordance with GAAP.

          "GAAP": generally accepted accounting principles in the United States of America; provided that for purposes of determining compliance with the terms of the Lease, the Lessee, and the Lessor agree that in the event of any change in GAAP from that in effect on the date of the financial statements referred to in Section 30(a) of the Lease which has the effect of weakening the protection afforded the Lessor by the Lessee's and Guarantor's covenants in the Lease, the Lessee and the Lessor shall amend the Lease and such covenants in order to provide the Lessor an equivalent level of protection, in a manner satisfactory to the Lessor.

          "Governmental Authority": to include the country, state, county, city and political subdivisions in which any Person or any such Person's property is located or that exercises valid jurisdiction over any such Person or any such Person's property, and any court, agency, department, commission, board, bureau or instrumentality of any of them including monetary authorities that exercise valid jurisdiction over any such Person or any such Person's property. Unless otherwise specified, all references to Governmental Authority herein shall mean a Governmental Authority having jurisdiction over, where applicable, the Lessee, any Applicable Site, any Facility, the Lessee, any Participant, any Applicable Funding Office or any Operative Document.

          "Governmental Requirement": any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, writ, order, injunction, franchise, permit, certificate, license, authorization or other direction or requirement (whether or not having the force of law), including, without limitation, Environmental Requirements, and occupational, safety and health standards or controls, of any Governmental Authority.

          "Guarantor":  American Freightways Corporation, an
Arkansas corporation, and its successors.

          "Guaranty": the Guaranty, of even date with the Lease, substantially in the form of Exhibit E to the Lease, from the Guarantor to the Lessor for the benefit of the Lessor, pursuant to which the Guarantor, as primary obligor, guarantees and is liable for all of the Lessee's obligations under the Lease and all other Operative Documents, as amended, supplemented or otherwise modified from time to time.

          "Hazardous Materials":  to include, without limitation,
(i) solid or hazardous waste, as defined in the Resource Conservation and Recovery Act of 1980, 42 U.S.C. 6901 et seq. and its implementing regulations and amendments, or in any applicable state or local law or regulation, (ii) "hazardous substance", "pollutant", or "contaminant" as defined in CERCLA, or in any applicable federal, state or local law or regulation, (iii) gasoline, or any other petroleum product or by-product, including, crude oil or any fraction thereof, (iv) toxic substances, as defined in the Toxic Substances Control Act of 1976, or in any applicable state or local law or regulation, (e) insecticides, fungicides, or rodenticides, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975, or in any applicable federal, state or local law or regulation, as each such Act, statute or regulation may be amended from time to time, or (v) any toxic or hazardous materials, wastes, polychlorinated biphenyls ("PCBs"), lead-containing materials, asbestos or asbestos-containing materials, urea formaldehyde, radioactive materials, pesticides, the discharge of sewage or effluent, or any other materials or substances defined as or included in the definition of "hazardous materials," "hazardous waste," "contaminants" or similar terms under any Environmental Requirement.

          "Highest Lawful Rate": with respect to the Lessor, the maximum non-usurious Rent, interest rate or yield, as applicable, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received with respect to any amounts owing hereunder under laws applicable to the Lessor which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious Rent or interest rate than applicable laws now allow.

          "Impositions":  without duplication, as to any Person,
(i) all Withholding Taxes, Other Taxes, assessments, levies, fees, inspection fees and other authorization fees and all other governmental charges, general and special, ordinary and extraordinary, foreseen and unforeseen, of every character (including all penalties and interest thereon) that, at any time prior or subsequent to the Closing Date, are imposed or levied upon or assessed against or may be or constitute a Lien upon such Person or such Person's Property, or that arise in respect of the ownership, operation, possession, use, non-use, condition, leasing or subleasing of such Person's Property; (ii) all charges, levies, fees, rents or assessments for or in respect of utilities, communications and other services rendered or used on or about such Person's Property; (iii) payments required in lieu of any of the foregoing; but excluding any penalties or fines imposed on the Lessor for violation by it of any banking laws or securities law; and (iv) any and all taxes, recording fees and other charges (including penalties and interest) relating to or arising out of the execution, delivery or recording of any of the Operative Documents for the amounts evidenced, secured or referred to be paid thereby, including without limitation, documentary stamp taxes, intangible taxes, recording fees and sales and rent taxes.

          "Improvements": collectively, the building to be constructed on an Applicable Site and certain improvements and enhancements to the foregoing in according with the relevant Facility Plan, together with all accessions thereto and replacements thereof, and together with all accessories, equipment, parts and devices necessary to achieve Completion, and all fixtures now or hereafter included in or attached to such Applicable Site, the building and such enhancements and improvements and modifications; excluding; however: (i) such Applicable Site and
(ii) any office equipment or other equipment which may be located on such Applicable Site but which (x) is not necessary to achieve Completion and (y) does not constitute fixtures.

          "Income Available for Fixed Charges": with respect to the Companies and their Subsidiaries on a consolidated basis the sum of (a) EBDITA for the applicable period and (b) to the extent the following were deducted in determining the Net Earnings component of such EBDITA, the sum of (i) operating lease expense and (ii) rental expense, each for the applicable period and deter-mined in accordance with GAAP.

          "Indemnified Party": as defined in Section 31(k)(i) of the Lease.

          "Indemnified Risks": as defined in Section 31(k)(i) of the Lease.

          "Insurance Requirements": all terms of any insurance policy (including, without limitation, casualty and general liability) covering or applicable to any Facility or any portion thereof maintained in accordance with Section 14 of the Lease, and all requirements of the issuer of any such policy.

          "Interim Rent": for each Facility, with respect to any Interim Rental Period, the amounts payable for such Facility as Interim Rent for such Interim Rental Period pursuant to Section
3(a) of the Lease.

          "Interim Rental Period": with respect to Interim Rent pertaining to any Facility, the period beginning on the Facility Commencement Date for such Facility and ending on the numerically corresponding date (or, if applicable, last calendar date) which is either 1, 2 or 3 months thereafter, as selected by the Lessee upon at least 3 Business Days notice and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interim Rental Period and ending on the numerically corresponding date (or, if applicable, last calendar date) which is either 1, 2 or 3 months thereafter, as selected by the Lessee upon at least 3 Business Days notice; provided, however, that:

          (i) no Interim Rental Period may be selected which commences before the Facility Completion Date and would otherwise end after the Facility Completion Date;

          (ii) if the last day of such Interim Rental Period would otherwise occur on a day which is not a Business Day, such last day shall be extended to the next succeeding Business Day, except if such extension would cause such last day to occur in a new calendar month, then such last day shall occur on the next preceding Business Day.

          "Investment": any investment in any Person, whether by means of purchase or acquisition of obligations or securities of such Person, capital contribution to such Person, loan or advance to such Person, making of a time deposit with such Person, Guarantee or assumption of any obligation of such Person or otherwise.

          "Judgment": any judgement, decree, writ, order, determination, injunction, rule or other direction or requirement of any arbitrator or any court, tribunal or other Governmental
Authority.

          "Law": any statute, law, ordinance, regulation, rule, order, writ, injunction, or decree of any Tribunal.

          "Lease":  the Master Lease Agreement to which this
Schedule 1(a) is attached (as the same may be amended, modified or supplemented from time to time, between the Lessee and the Lessor.

          "Lease Commencement Date":  the Closing Date.

          "Lease Counterpart Covenants:  as defined in Section
17(i) of the Lease.

          "Lease Counterpart Covenant Default:  as defined in
Section 17(i) of the Lease.

          "Lease Supplement" with respect to each Facility, a Lease Supplement in substantially the form of Exhibit B to the Lease, and containing the information required thereby, including the identification of the Applicable Site for the Facility to which it relates and stating whether fee simple title to or a ground lease of such Applicable Site is to be acquired by the Lessor.

          "Lease Term": for each Facility, the period of time commencing on the Facility Commencement Date for such Facility and ending on the Lease Termination Date for such Facility.

          "Lease Termination Date": for each Facility, the earlier to occur of (i) the Option Date for such Facility, (ii) the Cancellation Date for such Facility, (iii) the date of termination for such Facility as a result of a Termination Event and (iv) the Scheduled Lease Termination Date for such Facility.

          "Lessee": American Freightways, Inc., an Arkansas corporation, together with its successors and permitted assigns.

          "Lessor": Wachovia Capital Investments, Inc., a Georgia corporation, together with its successors and permitted assigns.

          "Leverage Ratio": the ratio of the aggregate amount of Debt of the Companies and their Subsidiaries on a consolidated basis to Total Capitalization.

          "LIBO Rate": with respect to any Interim Rent or Basic Rent for the applicable Interim Rental Period or Rental Period therefor, the rate per annum determined on the basis of the offered rate for deposits in Dollars of amounts equal or comparable to the amount of such Interim Rent or Basic Rent offered for a term comparable to such Interim Rental Period or Rental Period, which rates appear on the Telerate Screen Page 3750 as of 11:00 A.M., London time, 2 Business Days prior to the first day of such Interim Rental Period or Rental Period, provided that (i) if more than one such offered rate appears on the Telerate Screen Page 3750, the "LIBO Rate" will be the arithmetic average of such offered rates;
(ii) if no such offered rates appear on such page, the "LIBO Rate" for such Interim Rental Period or Rental Period will be the arithmetic average (rounded upward, if necessary, to the next higher 1/100th of 1%) of rates quoted by not less than 2 major banks in New York City, selected by the Lessee, at approximately

10:00 A.M., New York City time, 2 Business Days prior to the first day of such Interim Rental Period or Rental Period, for deposits in Dollars offered to leading European banks for a period comparable to such Interim Rental Period or Rental Period in an amount comparable to the amount of such Interim Rent or Basic Rent.

          "Lien": any mortgage, pledge, security interest, encumbrance, deposit arrangement, lien (statutory or otherwise) or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction) or any other type of preferential arrangement for the purpose of, or having the effect of, protecting a creditor against loss or securing with assets the payment or performance of an obligation; provided that this term does not include any agreement or obligation to refrain from placing any encumbrance on any asset.

          "Litigation": any proceeding, claim, lawsuit, arbitration, and/or investigation conducted or threatened by or before any Tribunal, including without limitation proceedings, claims, lawsuits, and/or investigations under or pursuant to any environmental, occupational, safety and health, antitrust, unfair competition, securities, Tax, or other Law, or under or pursuant to any contract, agreement, or other instrument.

          "Loss" or "Gain": with respect to the Unrecovered Facility Cost included in the amount of the voluntary prepayment, Final Rent Payment, or Termination Value payment (including the amount accelerated following a Cancellation Event), the amount that the Lessor reasonably determines in good faith to be (i) in the case of a "Loss", its total losses and costs and (ii) in the case of a "Gain", its gain, in connection with such voluntary prepayment, Final Rent Payment or Termination Value payment, including any loss of bargain, cost of funding or, at the election of the Lessor but without duplication, loss or costs incurred as a result of its terminating, liquidating, obtaining or re-establishing any hedge or related trading position entered into by the Lessor in respect of this Lease. The Lessor may (but need not) determine Loss by reference to quotations of relevant rates or prices from one or more leading dealers in the relevant markets.

          "Loss Event": for each Facility, any of the following events in respect of such Facility: (i) the total loss of such Facility or the total loss of use thereof due to theft, disappearance, destruction, damage beyond repair or rendition of such Facility permanently unfit for normal use for any reason whatsoever; (ii) any damage to such Facility which results in an insurance settlement with respect to such Facility on the basis of a total loss; (iii) the permanent condemnation, confiscation or seizure of, or requisition of title to or use of, all or substantially all of such Facility including, but not limited to, a permanent taking by eminent domain of such scope that the untaken portion of such Facility is insufficient to permit the restoration of such Facility for such Facility for continued use in the Lessee's business or that causes the remaining portion of such Facility to be incapable of being restored to a condition that would permit the remaining portion of such Facility (without the portion of such Facility taken by eminent domain) to continue to have the capacity and functional ability to perform on a continuing basis (subject to normal interruptions in the ordinary course of business for maintenance, inspection, service, repair and testing) and in commercial operation, the function for which such Facility (as a whole) was designed or a temporary taking of such nature for a period exceeding 180 consecutive days; or (iv) the occurrence of any event or the discovery of any condition in, on, beneath or involving such Facility or any portion thereof (including, but not limited to the presence of hazardous substances or the violation of any applicable Environmental Requirement) that would have a material adverse effect on the use, occupancy, possession, condition, value or operation of such Facility or any portion thereof, which event or condition requires remediation (A) the cost of which is anticipated, in the opinion of the Lessor, in consultation with an independent environmental engineering firm, to exceed [15%] of the Termination Value, and (B) that could not reasonably be expected to be completed substantially in its entirety prior to the Scheduled Lease Termination Date for such Facility or is not actually completed substantially in its entirety on or before the Scheduled Lease Termination Date for such Facility.

          "Make Whole Adjustment": for each Facility as to which Basic Rent is payable based on a Fixed Rate, an amount, determined by the Lessor in respect of the Unrecovered Facility Cost for such Facility included in the amount so payable, equal to the "Loss" or "Gain" (with any Make-Whole Adjustment which is a Loss being added to the amount otherwise payable to the Lessor, and any Gain being deducted from the amount otherwise payable to the Lessor), if any, incurred in connection with (i) any voluntary payment of all or part of the Basic Rent for such Facility, (ii) the payment of the Termination Value upon acceleration following a Cancellation Event for such Facility or on the Option Date for such Facility.

          "Margin Stock": "margin stock" as defined in Regulations U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          "Material Adverse Effect": with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, operations, business, or properties which are central to the business at such time, of the Companies and their Consolidated Subsidiaries taken as a whole, (b) the rights and remedies of the Lessor under the Operative Documents, or the ability of the Lessee (in its capacity as such or in its capacity as Acquisition/Construction Agent) to perform its obligations under the Operative Documents to which it is a party,
(c) the legality, validity or enforceability of any Operative Document, or (d) the use, possession, condition, value or operation of the Facilities.

          "Multiemployer Plan": any Plan which is a "multiemployer plan" (as such term is defined in section 4001(a)(3) of ERISA).

          "Net Earnings Available For Restricted Payments": with respect to the Companies and their Subsidiaries on a consolidated basis (a) for the Fiscal Year ending December 31, 1998, an amount equal to the lesser of (i) 125% of Net Earnings and (ii) $25,000,000 and (b) for each other Fiscal Year, an amount equal to 75% of Net Earnings. If the preceding calculation results in a number less than zero, such amount shall be considered to be zero.

          "Net Earnings": with respect to the Companies and their Subsidiaries on a consolidated basis an amount equal to gross revenues and other proper income credits of the Companies and their Subsidiaries less all operating and non-operating expenses of the Companies and their Subsidiaries including all charges of a proper character (including current and deferred taxes on income, provision for taxes on unremitted foreign earnings which are included in gross revenues, and current additions to reserves), but not including in gross revenues any gains (net of expenses and taxes applicable thereto) in excess of losses resulting from the sale, conversion or other disposition of capital assets (i.e., assets other than current assets), any gains resulting from the write-up of assets any equity of the Companies or any Subsidiary in the unremitted earnings of any corporation which is not a Subsidiary, any earnings of any Person acquired by the Companies or any Subsidiary through purchase, merger or consolidation or otherwise for any year prior to the year of acquisition, or any deferred credit representing the excess of equity in any Subsidiary at the date of acquisition over the cost of the investment in such Subsidiary; each for the applicable period and determined in accordance with GAAP.

          "Net Worth": with respect to the Companies and their Subsidiaries on a consolidated basis as of any date of determination the excess of (a) the par value (or value stated on the books of the Companies) of the capital stock (but excluding treasury stock and capital stock subscribed and unissued) plus (or minus in the case of a surplus deficit) the amount of the consolidated surplus (capital surplus and retained earnings) of the

Companies and the Subsidiaries which would appear on a consolidated balance sheet of the Guarantor and its Subsidiaries over (b) the sum, without duplication, of treasury stock, unamortized debt discount and expense, goodwill, trademarks, trade names, patents. deferred charges and other intangible assets and any write-up of the value of assets after December 31, 1993; all determined in accordance with GAAP, including the making of appropriate deductions for minority interest (if any) in Subsidiaries.

          "Non-Completion Event": as to any Facility, the failure of Completion to occur on or before the earlier of (i) the date which is 12 months after the Facility Commencement Date for such Facility and (ii) the last day of the Construction Period.

          "Non-Recourse Amount": for each Facility, means at any time an amount equal to the percentage of the aggregate original Facility Cost for such Facility set forth in Annex "C" to the Lease Supplement for such Facility (which shall be determined separately for each Faclitity as the minimum percentage permitted under applicable accounting rules with respect there, but not less than 12% or more than 15%, as such amount may be modified pursuant to
Section 3(b) of the Lease as a result of an Approved Appraisal.

          "Non-U.S. Domestic Participant":  as defined in Section
3(g) of the Lease.

          "Officer's Certificate": a certificate signed in the name of a Company by its President, one of its Vice Presidents or its Treasurer.

          "Operative Documents": collectively, the Lease, the Agency Agreement, each Lease Supplement, the Guaranty and any and all other agreements or instruments now or hereafter executed and delivered, or required to be executed and delivered, by the Lessor or the Lessee or the Guarantor in connection with the Lease or the Agency Agreement or by the Guarantor in connection with the Guaranty, as such agreements or instruments may be amended, supplemented, renewed, extended, increased or otherwise modified from time to time.

          "Option Date":  as defined in Section 15(c) of the Lease.

          "Other Taxes": all taxes (other than Withholding Taxes), assessments, levies, fees, water and sewer rents and charges, inspection fees and other authorization fees and all other governmental charges, general and special, ordinary and extraordinary, foreseen and unforeseen, of every character (including all penalties and interest thereon) and all recording fees and other charges (including penalties and interest) relating to or arising out of (i) the execution, delivery, recording or enforcement of any of the Operative Documents, whether for the amounts evidenced, secured or referred to be paid thereby, or otherwise, or (ii) to the ownership, use, operation or transfer of any of the Facilities or any other Property or (iii) any other event or circumstance, including without limitation, transfer taxes, documentary stamp taxes, intangible taxes, recording fees and sales, use and rent taxes.


          "Other Transaction Expenses":  as defined in Section
15(f)(i)(1) of the Lease.

          "Participant": as defined in Section 21(d) of the Lease, collectively, as the context shall require, "Participants".

          "PBGC": the Pension Benefit Guaranty Corporation or any successor thereto.

          "Permit": any approval, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from any Governmental Authority or other Person.

          "Permitted Insurers": insurers with ratings of A or better and Class VIII or better according to Best's Insurance
Reports, or other insurers acceptable to the Lessor.

          "Permitted Liens": with respect to any of the Facilities or any Property included in or comprising any of the Facilities or any portion thereof, any of the following:

          (a) rights reserved to or vested in any Governmental Authority by the terms of any right, power, franchise, grant, license, permit or provision of law affecting the Facilities to (1) terminate, or take any other action which has the effect of modifying, such right, power, franchise, grant, license, permit or provision of law, provided that such termination or other action, when taken, shall not have resulted in a Loss Event and shall not have had a material adverse effect on the usefulness or value of the Facility, or
     (2) purchase, condemn, appropriate or recapture, or designate a purchaser of, the Facilities;

          (b) any Liens thereon for Impositions and any Liens of mechanics, materialmen and laborers for work or services performed or materials furnished which (1) are not overdue, or
     (2) are being contested in good faith in the manner described in Section 13 of the Lease;

          (c) other statutory Liens which do not have a material adverse effect on the usefulness or value of the Facility;

          (d) the rights of Sublessees, subject to the provisions of Section 21(c);

          (e) Liens arising from judgments, provided that they are discharged of record within 30 days;

          (f) Liens set forth as exceptions in any title insurance policy or binder therefor which have been expressly approved by the Lessor;

          (g)  rights reserved to or vested in any Governmental
     Authority to control or regulate the use of such Property or to use the Facilities in any manner;

          (h) encumbrances, easements, and other similar rights existing on the Closing Date the exercise of which shall not have had a material adverse effect on the usefulness or value of the Facility; and

          (i) any Liens created under the Operative Documents and any financing statements filed in connection therewith.

          "Permitted Use": with respect to any Facility, the use of such Facility in connection with its operations on the Applicable Site for such Facility as a truck terminal, a salvaged goods retail sales facility, or other use approved by the Lessor, in compliance with all applicable Governmental Requirements and Insurance Requirements.

          "Person": an individual, a corporation, a limited liability company, a partnership, an unincorporated association, a trust or any other entity or organization, including, but not limited to, a government or political subdivision or other
Governmental Authority.

          "Plan": an "employee pension benefit plan" (as defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by a Company or by any trade or business, whether or not incorporated, which, together with a Company, is under common control, as described in section 414(b) or (c) of the Code.

          "Pricing Schedule":  the Pricing Schedule attached as
Schedule 1(b) to the Lease.

          "Prime Rate": that rate of interest so denominated and set by Wachovia Bank from time to time as an interest rate basis for borrowings. The Prime Rate is but one of several interest rate bases used by Wachovia Bank, and is set by Wachovia as a general reference rate of interest, taking into account such factors as Wachovia Bank may deem appropriate, it being understood that many of Wachovia Bank's commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that Wachovia may make various commercial or other loans at rates of interest having no relationship to such rate.

          "Priority Debt": as defined in Section 30(b) of the Lease.

          "Property": all types of real, personal, tangible, intangible, or mixed property, whether owned in fee simple or leased.

          "Prudential Debt": the obligations of the Companies under (a) that certain Note Agreement dated November 30, 1991, and
(b) that certain Master Shelf Agreement dated September 3, 1993, both of which are among the Companies and The Prudential Insurance Company of America, together with the promissory notes, mortgages and security agreements executed in connection therewith, all as they may be amended from time to time.

          "Purchase Closing Date": as defined in Section 15(e) of the Lease.

          "Purchase Price": as to any Facility, at any time of determination, an amount equal to the Termination Value for such Facility.

          "Real Property":  as defined in Section 26 of the Lease.

          "Recourse Amount": for each Facility, means at any time the excess of (i) the Unrecovered Facility Cost for such Facility over (ii) the Non-Recourse Amount for such Facility.

          "Redeemable Preferred Stock": of any Person means any preferred stock issued by such Person which is required (by the terms of the governing instruments, by sinking fund or similar payments or otherwise, or at the option of the holder thereof) to be mandatorily redeemed for cash at any time prior to the Scheduled Lease Termination Date for the Facility having the latest Facility Completion Date during the Construction Period.

          "Regulation D": Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

          "Regulation T": Regulation T of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

          "Regulation U": Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

          "Regulation X": Regulation X of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

          "Related Contract": for each Facility, any agreement, contract, bill of sale, receipt or Vendor's warranty relating to or for the purchase, acquisition design, engineering, testing, manufacture, renovation, assembly, construction or installation of such Facility or any portion thereof or the provision of enhancements and improvements to such Facility or any portion thereof or otherwise in connection with the acquisition, ownership, use, operation or sale or other disposition of such Facility or any portion thereof made pursuant to the Agency Agreement by the Lessee as Acquisition/Construction Agent on behalf of the Lessor, with one or more Vendors.

          "Rent":  Basic Rent, Interim Special Rent, Supplemental
Rent and the Final Rent Payment, collectively.

          "Rental Period": with respect to Basic Rent pertaining to any Facility, the period beginning on the Facility Completion Date for such Facility and ending on the first Rent Payment Date occurring after the Facility Completion Date and, thereafter, each subsequent period commencing on each Rent Payment Date and ending on the next Rent Payment Date or on the Lease Termination Date for such Facility.

          "Rent Payment Date": with respect to Basic Rent pertaining to any Facility, each March 31st, June 30th, September 30th and December 31st of each year, commencing on the first such date occurring after the Facility Commencement Date for such Facility, and the Lease Termination Date for such Facility.

          "Restoration Account": for any Facility, the interest bearing account maintained with the Lessor pursuant to Section
14(e) of the Lease and styled the "Restoration Account" for such Facility.

          "Restricted Payment": as defined in Section 30(e) of the Lease.

          "Revolving Credit Agreement":   the Amended and Restated
Credit Agreement dated as of October 20, 1994, as amended or supplemented from time to time, among the Guarantor, the Lessee, NationsBank, N.A. (successor by merger to NationsBank of Texas, N.A.), as Agent, and the Lenders party thereto from time to time.

          "Revolving Credit Notes":   the "Notes", as that term is
defined in the Revolving Credit Agreement.

          "Rolling Stock": road tractors, city tractors and trailers and freight handling equipment used in the ordinary course of business.
          "Scheduled Lease Termination Date": with respect to each Facility, the date that is 5 years after the Closing Date, or any later date to which it may be extended subject and pursuant to
Section 2(b).

          "Scheduled Payment": with respect to each Facility, as defined in Section 3(b)(i) of the Lease.

          "Secured Amount":  as defined in Section 26 of the Lease.

          "Secured Party":  as defined in Section 26 of the Lease.

          "Senior Debt":  means the Revolving Credit Notes, the
Prudential Debt, and Funded Debt (which is not Subordinate Debt) of the Companies which is secured by a Lien permitted by the provisions of Section 5.07 of the Revolving Credit Facility.

          "Soft Costs": with respect to each Facility, all of the capitalized costs and expenses of any kind or character incurred to design, install, complete and implement such Facility, including, without limitation, all professional fees and expenses, and other "soft costs" of a nature ordinarily and reasonably incurred in connection with the installation, completion and implementation of such Facility.

          "Soil Test Reports": soil test reports as to soil borings on the subject Applicable Site by a soil testing firm satisfactory to the Lessor and including (a) the number and location of such borings shall be in accordance with the recommendations of the soil testing firm and also satisfactory to the Lessor and (b) the recommendations of the soil testing firm as to the preparation of the soil needed to adequately support the subject Facility.

          "Specified Revolver Covenants:  as defined in Section
17(i) of the Lease.

          "Specified Revolver Covenant Default:  as defined in
Section 17(i) of the Lease.

          "Sublessee":  as defined in Section 21(c) of the Lease.

          "Subordinate Debt": Funded Debt of the Companies which is expressly and validly subordinated to the Revolving Credit Notes under conditions and pursuant to terms and provisions approved by the "Majority Lenders" under the Revolving Credit Agreement in writing and which is payable as to principal and interest only out of Net Earnings Available For Restricted Payments pursuant to
Section 30(e).

          "Subsidiary": any corporation or other entity organized under the Laws of any state of the United States of America, Canada or any province of Canada, which conducts the major portion of its business in and makes the major portion of its sales to Persons located in the United States of America or Canada, and at least 50% of the total combined voting power of all classes of Voting Stock of which shall, at the time as of which any determination is being made, be owned by a Company either directly or through Subsidiaries.

          "Supplemental Rent": as defined in Section 3(d) of the Lease.

          "Support Expenses": as defined in Section 3.2(h)(v) of the Agency Agreement.

          "Survey": a current ALTA-ACSM boundary survey of the subject Applicable Site and any existing improvements from a registered surveyor in form and substance reasonably satisfactory to the Lessor, and containing such certifications as the Lessor may reasonably request.

          "Taxes": all, taxes, assessments, imposts, fees, or other charges at any time imposed by any Laws or Tribunal.

          "Termination Event": as defined in Section 15(a) of the Lease.

          "Termination Value": as to any Facility, at any time of determination, the sum of (i) the Unrecovered Facility Cost for such Facility plus or less, as the case may be, (ii) any Make Whole Adjustment, plus (iii) all accrued, unpaid Interim Rent Payments, Floating Rate Payments and, if applicable, Fixed Rate Payments for such Facility, all accrued and unpaid Supplemental Rent (other than any Make Whole Adjustment included in clause (ii)) through the date of payment of the Termination Value, plus (iv) all unpaid Impositions through the date of payment of the Termination Value, plus (v) as to any Facility as to which Completion has not occurred, the sum of (a) the aggregate amount of costs (including acquisition costs and Soft Costs) which it will be necessary to expend in order to achieve Completion for such Facility plus (b) all Impositions thereon.

          "Third Party":  any Person other than (i) the Lessor,
(ii) the Lessee or (iii) any Affiliate of either of them.

          "Total Capitalization": as of any date of determination, an amount equal to the sum of (a) aggregate Debt of the Companies and their Subsidiaries on a consolidated basis plus (b) Net Worth.

          "Total Tangible Assets": with respect to the Companies and their Subsidiaries on a consolidated basis as of any date of determination their assets less, without duplication, good will, trademarks, brand names, patents and other intangible assets and any write-up of the value of any assets after December 31, 1993; all as determined in accordance with GAAP, including the making of appropriate deductions for minority interest (if any) in Subsidiaries.

          "Tribunal": means any state, commonwealth, federal, foreign, territorial, or other court or government body, subdivision, agency, department, commission, board, bureau, or instrumentality of a governmental body.

          "Unrecovered Facility Cost": for each Facility, means at any time the sum of (i) the aggregate original Facility Cost for such Facility, less (ii) the aggregate amount of any voluntary prepayments of Facility Cost and, if applicable, of all Scheduled Payments, for such Facility received by the Lessor.

          "UCC": the Uniform Commercial Code as enacted in the State of Georgia and any other jurisdiction whose laws may be mandatorily applicable.

          "U.S. Withholding Taxes": as defined in Section 3(g) of the Lease.

          "Vendor": any designer, supplier, manufacturer or installer of, or provider of Property or services with respect to, any Facility or any Property included therein or any part thereof.

          "Voting Stock": with respect to any corporation, any shares of stock of such corporation whose holders are entitled under ordinary circumstances to vote for the election of directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

          "Wachovia Bank": Wachovia Bank, N.A., a national banking association, in its individual capacity, and its successors.

          "Wholly-Owned Subsidiary": any corporation organized under the laws of any state of the United States of America, Canada, or any province of Canada, which conducts the major portion of its business in and makes the major portion of its sales to Persons located in the United States of America or Canada and all of the stock of every class of which (except directors' qualifying shares, if any) shall, at the time of determination, be owned by a Company either directly or through Wholly-Owned Subsidiaries.

          "Year 2000 compliant": as defined in Section 29(q) of the Lease.

          "Year 2000 Problem": as defined in Section 29(q) of the Lease.